Exhibit 2.1

BARRICK GOLD CORPORATION

— and —

NEWMONT MINING CORPORATION

IMPLEMENTATION AGREEMENT

March 10, 2019

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Rules of Construction	12
1.3	Currency	13
1.4	Time of Essence	13
1.5	Schedules	14

Article 2 PRE-CLOSING TRANSACTIONS		14

2.1	Barrick Pre-Closing Transactions	14
2.2	Newmont Pre-Closing Transactions	15
2.3	Information Regarding Pre-Closing Transactions	15
2.4	Alternative Reorganization Steps	15

Article 3 JOINT VENTURE FORMATION		16

3.1	Transfer of Barrick Contributed Assets to the JV Company	16
3.2	Assumption of Barrick Assumed Liabilities by the JV Company	18
3.3	Transfer of Newmont Contributed Assets to the JV Company	18
3.4	Assumption of Newmont Assumed Liabilities by the JV Company	20
3.5	Purchase Price	20
3.6	Contribution of Barrick and Newmont Interests	20
3.7	Transfer Taxes	20
3.8	JV Agreement	21

Article 4 CLOSING ARRANGEMENTS		21

4.1	Closing Date	21
4.2	Place of Closing	21
4.3	Delivery of Closing Documentation to Barrick	22
4.4	Delivery of Closing Documentation to Newmont	22
4.5	Closing Cash Call	23

Article 5 COVENANTS OF THE PARTIES		24

5.1	Notice of Certain Events	24
5.2	Access to Information	24
5.3	Parties to Work Constructively to Facilitate Closing	25

5.4	Efforts to Close	25
5.5	Formation of JV Company	27
5.6	Required Regulatory Approvals	27
5.7	Confidentiality	29
5.8	Public Announcements	30
5.9	Conduct of Operations	31
5.10	“As-Is, Where-Is” Condition of Assets; Non-Reliance	34
5.11	Branding	35
5.12	Non-Assignable Assets	35
5.13	Improper or Unintended Transfers	35
5.14	JV Company Employees	36
5.15	Replacement of Surety Instruments	38
5.16	Performance of Obligations by Affiliates	39

Article 6 REPRESENTATIONS AND WARRANTIES OF BARRICK		39

6.1	Existence	39
6.2	Existence and Capitalization of the JV Company	39
6.3	Execution, Delivery and Enforceability	40
6.4	No Conflict	40
6.5	No Other Agreements to Purchase; No Options	40
6.6	Ownership of the Barrick Contributed Assets	41
6.7	Undisclosed Liabilities	41

Article 7 REPRESENTATIONS AND WARRANTIES OF NEWMONT		41

7.1	Existence	41
7.2	Execution, Delivery and Enforceability	41
7.3	No Conflict	42
7.4	No Other Agreements to Purchase; No Options	42
7.5	Ownership of the Newmont Contributed Assets	42
7.6	Undisclosed Liabilities	42

Article 8 CLOSING CONDITIONS		43

8.1	Mutual Conditions of Closing	43
8.2	Closing Conditions in Favour of Barrick	43
8.3	Closing Conditions in Favour of Newmont	44

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Article 9 SURVIVAL AND INDEMNIFICATION		45

9.1	Survival of Representations, Warranties and Covenants	45
9.2	Indemnification by Barrick	46
9.3	Indemnification by Newmont	46
9.4	Limitation of Liability	46
9.5	Notice of Claim	48
9.6	Direct Claims	49
9.7	Third Party Claims	49
9.8	One Recovery	52
9.9	Duty to Mitigate	52
9.10	Adjustments	52
9.11	Exclusivity	53

Article 10 TERMINATION		53

10.1	Termination	53
10.2	Effect of Termination	54
10.3	Surviving Provisions on Termination	55
10.4	Remedies	55

Article 11 GENERAL PROVISIONS		55

11.1	Notices	55
11.2	Governing Law	57
11.3	Waiver of Jury Trial	57
11.4	Entire Agreement	58
11.5	Severability	58
11.6	No Waiver	58
11.7	Further Assurances	58
11.8	Amendments	59
11.9	Assignment	59
11.10	Enurement	59
11.11	Fees and Commissions	59
11.12	Counterparts	59

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IMPLEMENTATION AGREEMENT

THIS AGREEMENT made the 10th day of March, 2019,

B E T W E E N:

BARRICK GOLD CORPORATION, a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as “Barrick”),

— and —

NEWMONT MINING CORPORATION, a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “Newmont”).

WHEREAS Barrick and Newmont desire to form a joint venture to own, manage and operate the Barrick Properties and the Newmont Properties as a single complex;

AND WHEREAS in furtherance of the foregoing, Barrick wishes to contribute the Barrick Contributed Assets, and Newmont wishes to contribute the Newmont Contributed Assets, to the JV Company on the terms and conditions set forth herein; and

AND WHEREAS concurrently with the transfer of the Barrick Contributed Assets and the Newmont Contributed Assets to the JV Company, Barrick and Newmont (together with certain of their respective Affiliates) shall enter into the JV Agreement to govern their respective rights, interests and obligations with respect to the JV Company and the Properties.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the Parties hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

In this Agreement (including the recitals and the Schedules hereto), the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

(a)                                 “Affiliate” means, with respect to any Person, any Person which directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

(b)                                 “Agreement” means this Implementation Agreement (including the Schedules hereto, the Barrick Disclosure Letter and the Newmont Disclosure Letter), as the same may be amended from time to time in accordance herewith;

(c)                                  “Alternative Reorganization Steps” has the meaning set out in Section 2.4(a);

(d)                                 “Antitrust and Trade Laws” means all Laws, including any antitrust, competition, foreign investment or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening or preventing competition through merger, joint venture or acquisition;

(e)                                  “Area of Interest” means all lands that lie within the area depicted as the “Area of Interest” on the map attached in Schedule 1.1(e);

(f)                                   “Arrangement Agreement” means that certain Arrangement Agreement, dated as of January 14, 2019, between Newmont and Goldcorp Inc., as amended from time to time;

(g)                                  “Barrick” has the meaning set out in the preamble;

(h)                                 “Barrick Assumed Liabilities” means all Liabilities of the Barrick Parties relating to or associated with the Barrick Contributed Assets, including Environmental Liabilities but excluding third party debt (other than short term ordinary course liabilities) and shareholder loans for borrowed money;

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(i)                                     “Barrick Contributed Assets” has the meaning set out in Section 3.1;

(j)                                    “Barrick Disclosure Letter” means the disclosure letter provided by Barrick to Newmont on or prior to the date hereof;

(k)                                 “Barrick Excluded Assets” means: all (i) Excluded Inventory; (ii) cash and cash equivalents; (iii) insurance claims or proceeds; (iv) indebtedness owing by Barrick or an Affiliate of Barrick to a Barrick Party; and (v) Tax refunds and rights to Tax refunds of the Barrick Parties;

(l)                                     “Barrick Fundamental Representations” has the meaning set out in Section 9.1(a);

(m)                             “Barrick Holdco” means an indirect wholly-owned subsidiary of Barrick determined by Barrick in its discretion;

(n)                                 “Barrick Indemnified Parties” has the meaning set out in Section 9.3;

(o)                                 “Barrick Material Contract” means any Contract included in the Barrick Contributed Assets that has a payment obligation in excess of $100 million per annum for purposes of Section 6.4 and otherwise $25 million per annum;

(p)                                 “Barrick Parties” means, collectively, Barrick, Barrick Holdco, Barrick Gold Exploration Inc., Barrick Turquoise Ridge, Barrick Cortez Inc., Barrick Gold Finance Inc., Barrick Gold U.S. Inc., Barrick Goldstrike Mines Inc. and each other Affiliate of Barrick that holds properties located in the Area of Interest;

(q)                                 “Barrick Pre-Closing Transactions” has the meaning set out in Section 2.1;

(r)                                    “Barrick Properties” means all of the properties of the Barrick Parties located in the Area of Interest other than the Fourmile Project and the Bullfrog, McDermitt, Buckhorn, Wood Gulch and Preble closure properties;

(s)                                   “Barrick Public Record” means all forms, reports, schedules, statements and other documents which are publicly filed by Barrick pursuant to Canadian securities Laws;

(t)                                    “Barrick Transferred Employees” has the meaning set out in Section 5.14(a);

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(u)                                 “Business Day” means any day, other than a Saturday, Sunday or statutory holiday in Toronto, Ontario or Denver, Colorado, on which commercial banks in Toronto and Denver are open for business;

(v)                                 “Claim” has the meaning set out in Section 9.5(a);

(w)                               “Closing” means the closing of the transactions contemplated hereby;

(x)                                 “Closing Date” has the meaning set out in Section 4.1;

(y)                                 “Confidential Information” has the meaning set out in Section 5.7(a);

(z)                                  “Constating Documents” means articles and notice of articles, certificates of formation, articles of incorporation, amalgamation, arrangement or continuation, as applicable, by- laws, partnership agreements, limited liability company agreements, and all amendments to such articles, by-laws or agreements;

(aa)                          “Contract” means any legally binding agreement, indenture, contract, lease, deed of trust, royalty, licence, option, instrument, arrangement, understanding or other commitment, whether written or oral;

(bb)                          “Control” means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting shares, interests or securities, or by contract, voting trust or otherwise; and “Controlled” and “Controlling” shall have corresponding meanings;

(cc)                            “Customary Post-Closing Consents” has the meaning set out in Section 5.12(a);

(dd)                          “Deed” means any and all deeds required to convey the Barrick Contributed Assets and the Newmont Contributed Assets, as applicable, which deeds shall be in a form agreed by the Parties, acting reasonably, provided however, that (a) any deed for the conveyance of ranch property shall be substantially in the form of the Ranch Deed attached in Schedule 1.1(dd)(i); (b) any deed for the conveyance of mining property shall be substantially in the form of the Mining Deed attached in Schedule 1.1(dd)(ii); (c) any deed for the conveyance of water rights shall be substantially in the form of the Water Rights Deed in the form attached as Schedule 1.1(dd)(iii); and (d) any fee properties deed shall be in

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substantially the form of the Fee Properties Deed in the form attached as Schedule 1.1(dd)(iv);

(ee)                            “Direct Claim” has the meaning set out in Section 9.5(a);

(ff)                              “Employment Expenses” has the meaning set out in Section 5.14(e);

(gg)                            “Encumbrance” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

(hh)                          “Environmental Liabilities” means any and all Liabilities and Proceedings of any nature or kind whatsoever (whether known or unknown, fixed or contingent), whether initiated by or owing to Governmental Authorities or any other Persons, to the extent relating to, arising from or connected with the Barrick Properties (in the case of Barrick) and the Newmont Properties (in the case of Newmont), and instituted, required, made, imposed, rendered, issued or in any way arising out of or under or pursuant to environmental Laws;

(ii)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(jj)                                “Excluded Employees” has the meaning set out in Section 5.14(a);

(kk)                          “Excluded Inventory” means (i) doré, bullion, unrefined gold and refined gold on site or in transit to a smelter or refiner or held by a smelter or refiner for the account of a Barrick Party or a Newmont Party, as the case may be, or (ii) any finished inventory or inventory available for sale (including Phoenix concentrate and cathode finished goods inventory);

(ll)                                  “Fiberline Project” has the meaning given to that term in the JV Agreement;

(mm)                  “Fourmile Project” has the meaning given to that term in the JV Agreement;

(nn)                          “Good Mining Practice” means the application of those methods and practices customarily used in good and prudent International mining practice with that degree of diligence and prudence reasonably and ordinarily exercised by

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capable, experienced mining operators engaged in similar activity under similar circumstances and conditions;

(oo)                          “Governmental Authority” means any: (i) multinational, national, federal, provincial, state, territorial, municipal, local or other government (whether domestic or foreign), (ii) governmental or quasi-governmental authority of any nature, including any stock exchange or any governmental ministry, regulator, agency, branch, department, commission, commissioner, board, tribunal, bureau or instrumentality (whether domestic or foreign), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power under or for the account of any of the foregoing, including any court, judicial authority, arbitrator or arbitration tribunal;

(pp)                          “Indemnified Party” has the meaning set out in Section 9.5(a);

(qq)                          “Indemnifying Party” has the meaning set out in Section 9.5(a);

(rr)                                “Indemnity Cap” means $500,000,000;

(ss)                              “Inventory” means inventories, ore stockpiles, ore on leach pads or in leach circuits, loaded carbon, doré or other minerals in process, but shall not include Excluded Inventory;

(tt)                                “Intellectual Property” means all trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how (whether owned or leased), together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing;

(uu)                          “Interim Period” means the period from and after the date hereof until the earlier of (i) the Closing, and (ii) the date on which this Agreement is terminated in accordance with its terms;

(vv)                          “JV Agreement” means the operating agreement, substantially in the form attached hereto as Schedule 1.1(vv), to be entered into between the JV

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Company, Barrick, Barrick Holdco, Newmont, and Newmont Holdco at the Time of Closing to govern their respective rights, interests and obligations with respect to the JV Company and the operation of the Properties;

(ww)                      “JV Company” means the limited liability company to be formed under the laws of the State of Delaware pursuant to this Agreement that will own, directly or indirectly, the Barrick Contributed Assets and the Newmont Contributed Assets at the Time of Closing as a result of the transactions contemplated by this Agreement;

(xx)                          “Laws” means international, national, provincial, state, municipal and local laws (including common and civil law), treaties, statutes, acts, codes, ordinances, judgements, decrees, directives, resolutions (ministerial or other), injunctions, writs, certificates and Orders, by-laws, rules, regulations, implementing rules or regulations, ordinances, or other requirements enacted, adopted, promulgated, applied or interpreted by any Governmental Authority in each case having the force of law, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities in the circumstances;

(yy)                          “Liabilities” means, as to any Person, adverse claims, Proceedings, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records;

(zz)                            “Loss” or “Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgments and amounts paid in settlement) and diminution of value of interests in the JV Company arising directly or indirectly as a consequence of the matter giving rise to such Loss or Losses; provided that “Loss” and “Losses” shall not include consequential, punitive or indirect damages (other than consequential, punitive or indirect damages paid to a third party in respect of a Third Party Claim);

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(aaa)                   “Management Employee” means, in respect of Newmont and its Affiliates, an employee who is in pay grade 109 or above;

(bbb)                   “Members” means, collectively, Barrick Holdco and Newmont Holdco;

(ccc)                      “Mike Project” has the meaning given to that term in the JV Agreement;

(ddd)                   “Mining Rights” means mining rights, claims, concessions, leases, surface leases and similar rights owned or leased by any of the Barrick Parties or the Newmont Parties, as the context may require;

(eee)                      “Newmont” has the meaning set out in the preamble;

(fff)                         “Newmont Assumed Liabilities” means all Liabilities of the Newmont Parties relating to or associated with the Newmont Contributed Assets, including Environmental Liabilities but excluding third party debt (other than short term ordinary course liabilities) and shareholder loans for borrowed money;

(ggg)       “Newmont Contributed Assets” has the meaning set out in Section 3.3;

(hhh)                   “Newmont Disclosure Letter” means the disclosure letter provided by Newmont to Barrick on or prior to the date hereof;

(iii)          “Newmont Excluded Assets” means all (i) Excluded Inventory, (ii) cash and cash equivalents; (iii) insurance claims or proceeds, (iv) indebtedness owing by Newmont or an Affiliate of Newmont to a Newmont Party; and (v) Tax refunds and rights to Tax refunds of the Newmont Parties;

(jjj)                            “Newmont Fundamental Representations” has the meaning set out in Section 9.1(a);

(kkk)                   “Newmont Holdco” means a direct or indirect wholly-owned subsidiary of Newmont determined by Newmont in its discretion;

(lll)                               “Newmont Indemnified Parties” has the meaning given to it in Section 9.2;

(mmm)       “Newmont Interests” has the meaning given to it in Section 3.5;

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(nnn)                   “Newmont Material Contract” means any Contract included in the Newmont Contributed Assets that has a payment obligation in excess of $100 million per annum for purposes of Section 7.3 and otherwise $25 million per annum;

(ooo)                   “Newmont Parties” means, collectively, Newmont, Newmont Holdco, Pittston Nevada Gold Company, West Pequop LLC, Newmont USA Limited, Newmont Nevada Energy Investment LLC, Newmont GTR LLC, Elko Land & Livestock Company, ELLC Grazing Membership LLC and each other Affiliate of Newmont that holds properties located in the Area of Interest;

(ppp)                   “Newmont Pre-Closing Transactions” has the meaning set out in Section 2.2;

(qqq)                   “Newmont Properties” means all of the properties of the Newmont Parties located in the Area of Interest other than the Fiberline Project and the Mike Project, and Sandman, Mule Canyon, Buffalo Valley, Copper Basin, Golden Eagle, Ivanhoe-Hollister, Northumberland and Trenton Canyon closure properties;

(rrr)                            “Newmont Public Record” means all forms, reports, schedules, statements and other documents which are publicly filed by Newmont pursuant the Exchange Act;

(sss)                         “Newmont Transferred Employees” has the meaning set out in Section 5.14(b);

(ttt)           “Notice of Claim” has the meaning set out in Section 9.5(a);

(uuu)        “Order” means orders, injunctions, judgments, decisions, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator;

(vvv)                   “Ordinary Course” means, with respect to an action taken by a Party or its Affiliates, that such action is consistent with the past practices of such Party or such Affiliate over the preceding 12-month period, and is taken in the ordinary course of the normal day-to-day operations of the business of such Party or such Affiliate;

(www)             “Outside Date” means 12 months after the date hereof, provided that either Party may extend such date by successive 30 day periods if Closing has not

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occurred solely as a result of the condition in Section 8.1(b) not being satisfied, or such other date that Barrick and Newmont may agree in writing; provided that, notwithstanding the foregoing, a Party shall not be able to postpone the Outside Date if the failure to satisfy such condition is the result of such Party’s deliberate breach of its obligations hereunder with respect to the obtaining of Required Regulatory Approvals;

(xxx)                   “Parties” means, collectively, Barrick and Newmont, and “Party” means any one of them;

(yyy)        “Permits” means permits, licences, approvals, registrations, consents, certificates, clearances and other similar authorizations issued by any Governmental Authority;

(zzz)                      “Permitted Encumbrances” means the following Encumbrances: (i) any inchoate right, lien or interest of a Governmental Authority; (ii) liens for Taxes not yet due and payable; (iii) zoning laws and ordinances and similar Laws; (iv) rights reserved to any Governmental Authority to regulate the affected assets or properties; (v) servitudes, easements, rights-of-way, restrictions, surface rights, permits, conditions, covenants, exceptions, reservations and other similar Encumbrances, as well as encroachments and other imperfections of title, which do not impair, detract from the value of or impair the use of the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable, in any material respect; (vi) in the case of any leased assets or properties forming part of the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable, the rights, titles and interests of the lessor thereof; (vii) obligations arising under and pursuant to Contracts (other than Contracts relating exclusively to debt for borrowed money) to which any of the Barrick Parties or the Newmont Parties is a party or by which the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable, are bound or affected; (viii) the paramount title of the United States of America or any other Governmental Authority; (ix) any matter that is of record, or that would be apparent from a visual inspection of the subject property, or that would be revealed by a boundary and improvement survey of the subject property; (x) the royalties or similar rights existing on the date of this Agreement affecting the Barrick Properties (which are listed on Section 1.1(zzz) of the Barrick Disclosure Letter) or the Newmont Properties (which are listed on Section 1.1(zzz) of the Newmont Disclosure Letter); (xi) present or future obligations arising under applicable Law or any permit; and (xii) the terms and conditions of any instrument of title in respect of the assets and

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properties forming part of the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable;

(aaaa)                  “Person” includes any individual, corporation or other body corporate, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, other form of business enterprise, executor, administrator or other legal representatives, regulatory body or agency or Governmental Authority, however designated or constituted;

(bbbb)                  “Pre-Closing Transactions” means, collectively, the Barrick Pre-Closing Transactions and the Newmont Pre-Closing Transactions;

(cccc)                “Proceeding” means any action, investigation, claim, demand, lawsuit, administrative proceeding, assessment, hearing, arbitration, judgment, award, decree, Order, injunction and prosecution, or other similar proceeding;

(dddd)            “Properties” means, collectively, the Barrick Properties and the Newmont Properties;

(eeee)                “Proportionate Interest” has the meaning given to that term in the JV Agreement;

(ffff)                    “Proposed Transferred Employees” has the meaning set out in Section 5.14(b);

(gggg)                “Receiving Party” has the meaning set out in Section 5.7(a);

(hhhh)            “Required Regulatory Approvals” means any approval, clearance, filing or expiration or termination of a waiting period in relation to the transactions contemplated hereby under any Antitrust and Trade Law of any country or jurisdiction that the Parties agree, acting reasonably, is required;

(iiii)                            “Surety Instrument” means any letter of credit, indemnity agreement, surety bond or other similar agreement of any Barrick Party or of any Newmont Party in respect of the ownership, operation, maintenance, reclamation, restoration or closure of the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable;

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(jjjj)                        “Tax” or “Taxes” means all foreign, federal, national, provincial, state, city or municipal taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, including income tax, franchise tax, profits tax, capital gains tax, gross receipts tax, corporation tax, mining tax, royalties, sales and use tax, wage tax, payroll tax, workers’ compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, goods and services tax, withholding tax, social security, and any interest, penalties or other additions to tax;

(kkkk)            “Threshold Amount” has the meaning set out in Section 9.4;

(llll)       “Third Party” has the meaning set out in Section 9.7(e);

(mmmm)        “Third Party Claim” has the meaning set out in Section 9.5(a);

(nnnn)                        “Time of Closing” means 10:00 am (Toronto time) on the Closing Date or such other time on the Closing Date as agreed in writing by Barrick and Newmont;

(oooo)            “Transaction Documents” means this Agreement and the JV Agreement, together with all other agreements, documents and instruments required to be delivered by any Barrick Party or Newmont Party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby; and

(pppp)            “Water Rights” means water rights owned or leased by any of the Barrick Parties or any of the Newmont Parties, as the context may require.

1.2                                                                               Rules of Construction

In this Agreement:

(a)                                 the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)                                 references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

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(c)                                  the division of this Agreement into articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)                                 words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(e)                                  unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(f)                                   the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(g)                                  reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(h)                                 unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i)                                     whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3                                                                               Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

1.4                                                                               Time of Essence

Time shall be of the essence of this Agreement.

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1.5                                                                               Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(e)	—	Area of Interest
Schedule 1.1(dd)(i)	—	Form of Ranch Deed
Schedule 1.1(dd)(ii)	—	Form of Mining Deed
Schedule 1.1(dd)(iii)	—	Form of Water Rights Deed
Schedule 1.1(dd)(iv)	—	Form of Fee Properties Deed
Schedule 1.1(vv)	—	JV Agreement
Schedule 2.1	—	Barrick Pre-Closing Transactions
Schedule 2.2	—	Newmont Pre-Closing Transactions
Schedule 3.1	—	Certain Barrick Contributed Assets
Schedule 3.3	—	Certain Newmont Contributed Assets

ARTICLE 2
PRE-CLOSING TRANSACTIONS

2.1                                                                               Barrick Pre-Closing Transactions

(a)                                 Subject to the terms and conditions of this Agreement, including the requirements of this Section 2.1, prior to Closing, the Barrick Parties shall execute the transactions described in Schedule 2.1 (the “Barrick Pre-Closing Transactions”).

(b)                                 Barrick shall cause the Barrick Parties to provide Newmont with copies of all documentation to effect the Barrick Pre-Closing Transactions and shall provide Newmont with a reasonable advance opportunity to review and comment upon all such documentation, and shall consider in good faith any comments received from Newmont, provided that Newmont shall provide such comments no later than five Business Days following receipt by Newmont of such documentation.  For the avoidance of doubt, none of the Barrick Parties shall be obligated to make any changes requested by Newmont if it determines in good faith not to do so.

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2.2                                                                               Newmont Pre-Closing Transactions

(a)                                 Subject to the terms and conditions of this Agreement, including the requirements of this Section 2.2, prior to Closing the Newmont Parties shall execute the transactions described in Schedule 2.2 (the “Newmont Pre-Closing Transactions”).

(b)                                 Newmont shall cause the Newmont Parties to provide Barrick with copies of all documentation to effect the Newmont Pre-Closing Transactions and shall provide Barrick with a reasonable advance opportunity to review and comment upon all such documentation, and shall consider in good faith any comments received from Barrick, provided that Barrick shall provide such comments no later than five Business Days following receipt by Barrick of such documentation.  For the avoidance of doubt, none of the Newmont Parties shall be obligated to make any changes requested by Barrick if it determines in good faith not to do so.

2.3                                                                               Information Regarding Pre-Closing Transactions

With respect to the Barrick Pre-Closing Transactions and the Newmont Pre-Closing Transactions, as applicable, each Party shall: (i) keep the other Party promptly and fully apprised as to all material matters in connection therewith; (iii) provide the other Party with all information reasonably requested in connection therewith; (iv) promptly notify the other Party upon becoming aware of any issue therewith or impediment to completion thereof; and (v) promptly notify the other Party of the due completion thereof.

2.4                                                                               Alternative Reorganization Steps

(a)                                 If, between the date of this Agreement and the Closing Date, either Barrick or Newmont identify pre-closing steps which, if implemented prior to Closing, will improve the tax efficiency of the transactions contemplated herein, or would otherwise facilitate or expedite Closing (including the contribution to the JV Company of the Barrick Contributed Assets and the Newmont Contributed Assets) (“Alternative Reorganization Steps”), it shall notify the other Party in writing of such Alternative Reorganization Steps.

(b)                                 Each of Barrick and Newmont agree to consider in good faith any Alternative Reorganization Steps proposed by the other.  If Barrick and Newmont agree, acting reasonably, that the Alternative Reorganization Steps can be completed in a manner that does not adversely impact the other Party in any material respect,

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they shall work together in good faith to implement the Alternative Reorganization Steps, and such Alternative Reorganization Steps shall be deemed for purposes of this Agreement to be the Barrick Pre-Closing Transactions and/or the Newmont Pre-Closing Transactions, as applicable, and this Agreement shall be amended to reflect any such steps.  If Barrick and Newmont are, for any reason, unable to agree on whether to implement the Alternative Reorganization Steps, the status quo shall prevail, the Alternative Reorganization Steps shall not be implemented, and the Barrick Pre-Closing Transactions and Newmont Pre-Closing Transactions shall be implemented pursuant to Section 2.1 and Section 2.2, respectively.

ARTICLE 3
JOINT VENTURE FORMATION

3.1                                                                               Transfer of Barrick Contributed Assets to the JV Company

(a)                                 On the terms and subject to the conditions set out in this Agreement (including Section 3.1(b)), including the completion of the Barrick Pre-Closing Transactions, as of and with effect from the Time of Closing, Barrick shall cause the Barrick Parties to sell, assign and transfer to the JV Company, and the Parties shall cause the JV Company to purchase from the Barrick Parties, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Barrick Parties’ right, title and interest in, to or under any assets, properties or rights located in the State of Nevada and relating primarily to the Barrick Properties, in each case, in which the Barrick Parties have any right, title or interest as of the date of this Agreement or in which the Barrick Parties acquire any right, title or interest on or before Closing, including all interests in Sliver LLC and Cortez LLC, as described in Schedule 2.1 (collectively, the “Barrick Contributed Assets”), including:

(i)                                     all Mining Rights relating to the Barrick Properties, together with (X) all the immovable property, easements and rights of way related thereto, and (Y) all plant, buildings, structures, improvements and fixtures (including fixed machinery and fixed equipment) located thereon or forming part thereof, including but not limited to those plants, buildings, structures, improvements and fixtures listed on Schedule 3.1;

(ii)                                  all Water Rights relating to the Barrick Properties;

(iii)                               all ranches situated in the State of Nevada;

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(iv)                              all power assets situated in the State of Nevada;

(v)                                 all machinery, equipment, parts, furniture, furnishings, accessories and other fixed assets (whether owned or leased) used or held for use in respect of the Barrick Properties;

(vi)                              those Contracts relating primarily to the Barrick Properties (subject to the obtaining of any necessary consents to assignment or transfer as may be necessary or advisable);

(vii)                           the full benefit of all of the Permits relating to the Barrick Properties;

(viii)                        all Inventories relating to the Barrick Properties;

(ix)                              accounts receivable related to the Barrick Contributed Assets;

(x)                                 all deposits and prepaid expenses paid by the Barrick Parties in connection with the Barrick Properties;

(xi)                              a non-exclusive licence to use Intellectual Property of Barrick or any Affiliate of Barrick currently used in connection with mining (but not exploration) of any of the Barrick Properties and the business and operations related thereto;

(xii)                           all books and records and computer hardware and software (including related rights and licences) relating primarily to the Barrick Properties and the business and operations related thereto;

(xiii)                        all of the Barrick Parties’ rights under any warranties, indemnities and similar arrangements against third parties to the extent relating to the Barrick Properties; and

(xiv)                       such other assets, properties and rights as may relate primarily to the Barrick Properties.

(b)                                 For the avoidance of doubt, the Barrick Contributed Assets shall exclude all Barrick Excluded Assets.

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(c)                                  If during the Interim Period, Barrick determines that there was inadvertently included in the Barrick Contributed Assets an asset that relates primarily to a closure property that is not a part of one of the Barrick Properties, such asset shall be excluded from the Barrick Contributed Assets.

3.2                                                                               Assumption of Barrick Assumed Liabilities by the JV Company

Subject to the terms and conditions of this Agreement, including the completion of the Barrick Pre-Closing Transactions, at the Time of Closing, the Parties shall cause the JV Company to assume, and agree to perform and discharge when due the Barrick Assumed Liabilities and to indemnify and save harmless the Barrick Indemnified Parties and the Newmont Indemnified Parties (in each case other than the JV Company) from and against all Losses suffered or incurred by any of the them as a result of or arising directly or indirectly out of or in connection with the Barrick Assumed Liabilities.

3.3                                                                               Transfer of Newmont Contributed Assets to the JV Company

(a)                                 On the terms and subject to the conditions set out in this Agreement (including Section 3.3(b)), including the completion of the Newmont Pre-Closing Transactions, as of and with effect from the Time of Closing, Newmont shall cause the Newmont Parties to sell, assign and transfer to the JV Company, and the Parties shall cause the JV Company to purchase from the Newmont Parties, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Newmont Parties’ right, title and interest in, to or under any assets, properties or rights located in the State of Nevada and relating primarily to the Newmont Properties, in each case, in which the Newmont Parties have any right, title or interest as of the date of this Agreement or in which the Newmont Parties acquire any right, title or interest on or before the Closing (collectively, the “Newmont Contributed Assets”), including:

(i)                                     all Mining Rights relating to the Newmont Properties, together with (X) all the immovable property, easements and rights of way related thereto, and (Y) all plant, buildings, structures, improvements and fixtures (including fixed machinery and fixed equipment) located thereon or forming part thereof, including but not limited to those plants, buildings, structures, improvements and fixtures listed on Schedule 3.3;

(ii)                                  all Water Rights relating to the Newmont Properties;

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(iii)                               all ranches situated in the State of Nevada;

(iv)                              all power assets situated in the State of Nevada;

(v)                                 all machinery, equipment, parts, furniture, furnishings, accessories and other fixed assets (whether owned or leased) used or held for use in respect of the Newmont Properties;

(vi)                              those Contracts relating exclusively to the Newmont Properties (subject to the obtaining of any necessary consents to assignment or transfer as may be necessary or advisable);

(vii)                           the full benefit of all of the Permits relating to the Newmont Properties;

(viii)                        all Inventories relating to the Newmont Properties;

(ix)                              accounts receivable related to the Newmont Contributed Assets;

(x)                                 all deposits and prepaid expenses paid by the Newmont Parties in connection with the Newmont Properties;

(xi)                              a non-exclusive licence to use Intellectual Property of Newmont or any Affiliate of Newmont currently used in connection with mining (but not exploration) of any of the Newmont Properties and the business and operations related thereto;

(xii)                           all books and records and computer hardware and software (including related rights and licences) relating primarily to the Newmont Properties and the business and operations related thereto;

(xiii)                        all of the Newmont Parties’ rights under any warranties, indemnities and similar arrangements against third parties to the extent relating to the Newmont Properties; and

(xiv)                       such other assets, properties and rights as may relate primarily to the Newmont Properties.

(b)                                 For the avoidance of doubt, the Newmont Contributed Assets shall exclude all Newmont Excluded Assets.

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(c)                                  If during the Interim Period, Newmont determines that there was inadvertently included in the Newmont Contributed Assets an asset that relates primarily to a closure property that is not a part of one of the Newmont Properties, such asset shall be excluded from the Newmont Contributed Assets.

3.4                                                                               Assumption of Newmont Assumed Liabilities by the JV Company

Subject to the terms and conditions of this Agreement, including the completion of the Newmont Pre-Closing Transactions, at the Time of Closing, the Parties shall cause the JV Company to assume, and agree to perform and discharge when due the Newmont Assumed Liabilities and to indemnify and save harmless the Barrick Indemnified Parties and the Newmont Indemnified Parties (in each case other than the JV Company) from and against all Losses suffered or incurred by any of the them as a result of or arising directly or indirectly out of or in connection with the Newmont Assumed Liabilities.

3.5                                                                               Purchase Price

At the Time of Closing: (a) the Barrick Parties shall receive, in the aggregate, a 61.5% membership interest in the JV Company (the “Barrick Interests”) free and clear of all Encumbrances in consideration for the contribution of the Barrick Contributed Assets to the JV Company; and (b) Newmont Parties shall receive, in the aggregate, a 38.5% membership interest (the “Newmont Interest”) in the JV Company free and clear of all Encumbrances in consideration for the contribution of the Newmont Contributed Assets to the JV Company.  For the avoidance of doubt, at the Closing Time, the Members shall be the sole members of the JV Company.

3.6                                                                               Contribution of Barrick and Newmont Interests

Immediately after the transfer of the Barrick Contributed Assets and the Newmont Contributed Assets and the Assumption of the Barrick Assumed Liabilities and the Newmont Assumed Liabilities, Barrick shall, and shall cause the other Barrick Parties to, contribute the Barrick Interests to Barrick Holdco in exchange for interests in Barrick Holdco and Newmont shall, and shall cause the other Newmont Parties to, contribute the Newmont Interests to Newmont Holdco in exchange for interests in the Newmont Holdco.

3.7                                                                               Transfer Taxes

The JV Company shall be liable for, and shall pay directly to the appropriate Governmental Authority all transfer Taxes and all other duties, fees or other like charges payable by the

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Parties in connection with the Barrick Pre-Closing Transactions, the Newmont Pre-Closing Transactions, and the transfer of the Barrick Contributed Assets and the Newmont Contributed Assets to the JV Company.  Barrick Holdco and Newmont Holdco will each contribute cash to the JV Company equal to their respective Proportionate Interests of the Transfer Taxes at or before the Time of Closing.

3.8                                                                               JV Agreement

At the Time of Closing, the Parties shall, and shall cause their respective Members and the JV Company to, enter into the JV Agreement and shall take all actions and steps necessary to ensure that the Constating Documents and other corporate records of the JV Company are consistent with and reflect the ownership structure of the JV Company contemplated by this Agreement.

ARTICLE 4
CLOSING ARRANGEMENTS

4.1                                                                               Closing Date

Subject to compliance with the terms and conditions of this Agreement, the transfer of the Barrick Contributed Assets and the Newmont Contributed Assets to the JV Company in return for limited liability company interests in the JV Company, and the assumption by the JV Company of the Barrick Assumed Liabilities and the Newmont Assumed Liabilities, in each case, as contemplated by Article 3 shall be deemed to take effect as at the Time of Closing (a) on the date that is five Business Days after the date on which the last of the conditions set forth in Article 8 (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions at Closing) is satisfied or waived, or (b) on such other date as Barrick and Newmont may mutually determine, provided that the Closing Date shall occur no later than the Outside Date.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

4.2                                                                               Place of Closing

The Closing shall take place at the offices of Davies Ward Phillips & Vineberg LLP, 155 Wellington Street West, Toronto, Ontario, M5V 3J7, or at such other location as may be agreed upon by the Parties.

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4.3                                                                               Delivery of Closing Documentation to Barrick

At the Time of Closing, Newmont shall deliver or cause to be delivered the following to Barrick:

(a)                                 a certificate of status or equivalent for each of Newmont and Newmont Holdco;

(b)                                 a certificate from a senior officer of Newmont certifying (i) the Constating Documents of Newmont, (ii) the incumbency of certain officers of Newmont, and (iii) the resolutions of the Board of Directors of Newmont approving the Transaction Documents and the transactions contemplated hereby and thereby;

(c)                                  a certificate from a senior officer of Newmont Holdco certifying (i) the Constating Documents of Newmont Holdco, (ii) the incumbency of certain senior officers of Newmont Holdco, (iii) any applicable corporate authorizations of Newmont Holdco approving the Transaction Documents and the transactions contemplated hereby and thereby;

(d)                                 the certificates contemplated by Section 8.2(a) and Section 8.2(b);

(e)                                  the JV Agreement, duly executed and delivered by each of Newmont and Newmont Holdco;

(f)                                   the Deeds necessary to convey the Newmont Contributed Assets; and

(g)                                  such other agreements, instruments of transfer and assignment, certificates, resolutions and other closing documents giving effect to the transactions contemplated herein as of the Time of Closing as are customary for similar transactions or as may be required by Barrick, acting reasonably, all in form satisfactory to Barrick, acting reasonably.

4.4                                                                               Delivery of Closing Documentation to Newmont

At the Time of Closing, Barrick shall deliver or cause to be delivered the following to Newmont:

(a)                                 a certificate of status or equivalent for each of Barrick and Barrick Holdco;

(b)                                 a certificate from a senior officer of Barrick certifying (i) the Constating Documents of Barrick, (ii) the incumbency of certain officers of Barrick, and (iii)

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the resolutions of the Board of Directors of Barrick approving the Transaction Documents and the transactions contemplated hereby and thereby;

(c)                                  a certificate from a senior officer of Barrick Holdco certifying (i) the Constating Documents of Barrick Holdco, (ii) the incumbency of certain senior officers of Barrick Holdco, (iii) any applicable corporate authorizations of Barrick Holdco approving the Transaction Documents and the transactions contemplated hereby and thereby;

(d)                                 the certificates contemplated by Section 8.3(a) and Section 8.3(b);

(e)                                  the JV Agreement, duly executed and delivered by each of Barrick, Barrick Holdco and the JV Company;

(f)                                   the Deeds necessary to convey the Barrick Contributed Assets; and

(g)                                  such other agreements, instruments of transfer and assignment, certificates, resolutions and other closing documents giving effect to the transactions contemplated herein as of the Time of Closing as are customary for similar transactions or as may be required by Newmont, acting reasonably, all in form satisfactory to Newmont, acting reasonably.

4.5                                                                               Closing Cash Call

The Parties acknowledge and agree that at least 10 Business Days prior to Closing, Barrick, as the parent of the Operator, shall submit a Monthly Funding Statement to Newmont setting out its share of the cash needed to fund Cash Requirements of the joint venture for the first 90 days immediately following Closing. Such Monthly Funding Statement and the Cash Requirements set forth therein shall be reviewed and reasonably approved by the individuals proposed to be appointed to the Board of the JV Company.  Barrick and Newmont agree to pay, on Closing, their share of the amounts set out in the Monthly Funding Statement as so reviewed and approved and that such Monthly Funding Statement shall be treated in accordance with the terms of the JV Agreement, mutatis mutandis. Within the first 90 days immediately following Closing, Barrick, as the parent of the Operator, will produce the first Program and Budget contemplated by the JV Agreement.  Capitalized terms in this Section not otherwise defined in this Agreement shall have the meanings given to them in the JV Agreement.

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ARTICLE 5
COVENANTS OF THE PARTIES

5.1                                                                               Notice of Certain Events

Barrick and Newmont agree that, subject to applicable Laws, each shall provide the other with prompt notice in writing (together with copies of all related documents) of:

(a)                                 any notice or communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or the Pre-Closing Transactions;

(b)                                 any material notice or communication from any applicable Governmental Authority in connection with the transactions contemplated by this Agreement or the Pre-Closing Transactions;

(c)                                  any material Proceeding commenced or threatened against it or the JV Company which relates to the consummation of the transactions contemplated by this Agreement or the Pre-Closing Transactions;

(d)                                 the occurrence of any matter or event that has a material and adverse effect on the Barrick Contributed Assets and Barrick Assumed Liabilities, taken as a whole, or the Newmont Contributed Assets and Newmont Assumed Liabilities, taken as a whole, respectively; and

(e)                                  any failure by it or its Affiliates to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied under this Agreement, provided that the giving of any such notice shall not in any way change or modify the representations and warranties of Barrick or Newmont, or any conditions in favour of Barrick or Newmont, contained in this Agreement or otherwise affect the remedies available to Barrick and Newmont under this Agreement.

5.2                                                                               Access to Information

(a)                                 Except to the extent prohibited by applicable Law, during the Interim Period, each of Barrick and Newmont shall continue providing each other, and their respective officers, directors, employees, consultants and advisors:

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(i)                                     reasonable access to the Barrick Properties and the Newmont Properties, respectively, at mutually agreeable times during regular business hours, subject to applicable health and safety rules, regulations and protocols;

(ii)                                  reasonable access to their respective books, contracts (except as restricted by confidentiality obligations to the other party or parties thereto), commitments, reports and records related to the Barrick Properties and the Newmont Properties, respectively, including the right to inspect any information systems and other assets;

(iii)          true and complete copies of all title documents to all of the Barrick Properties and Newmont Properties, respectively; and

(iv)                              such financial and operating data and other information as each of Barrick and Newmont may from time to time reasonably request with respect to the Barrick Contributed Assets and the Newmont Contributed Assets, respectively.

(b)                                 Each of Barrick and Newmont, and their respective officers, directors, employees, consultants and advisors shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the other.

(c)                                  The information received by a Party pursuant to this Section 5.2 shall be deemed to be Confidential Information subject to the requirements of Section 5.7.

5.3                                                                               Parties to Work Constructively to Facilitate Closing

During the Interim Period, subject to applicable Laws, the Parties agree to cooperate to constructively take such steps as are reasonably necessary so that the JV Company is in a position to seamlessly begin operating the Barrick Contributed Assets and the Newmont Contributed Assets as a unified operation from and after Closing.  During the Interim Period, the Parties agree to cooperate to refine and add further specificity to the descriptions of the properties identified as being excluded from the definitions of Barrick Properties and Newmont Properties, including the boundaries thereof.

5.4                                                                               Efforts to Close

Each Party shall take all such actions as are within its power and otherwise use its best efforts to satisfy (or cause the satisfaction of) the Closing Conditions in Article 8 to the extent that such

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is within its control, and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to complete the transactions contemplated hereby as soon as reasonably practicable following the date hereof, and not to take or agree to take any action that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement, including taking all such actions as are necessary in respect of the following:

(a)                                 the establishment of the JV Company by Barrick;

(b)                                 the execution and delivery of the JV Agreement;

(c)                                  completion of the Barrick Pre-Closing Transactions and the Newmont Pre-Closing Transactions;

(d)                                 during the Interim Period, causing the JV Company to do all such things as may be necessary or advisable in order to give effect to the transactions contemplated in this Agreement;

(e)                                  obtaining or cooperating in obtaining all necessary waivers, consents and approvals required to be obtained to consummate the transactions contemplated hereby;

(f)                                   effecting or cooperating in effecting all necessary registrations and filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the transactions contemplated hereby and participating and appearing in any required proceeding before Governmental Authorities in connection herewith;

(g)                                  opposing, lifting or rescinding or cooperating in opposing, lifting or rescinding any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated under this Agreement;

(h)                                 (i) cooperating to split, replace or otherwise modify Contracts applicable to the operations of both the Newmont Contributed Assets and other operations of Newmont, and (ii) if requested by Newmont, negotiating in good faith to implement a toll milling arrangement with the JV Company in respect of Newmont’s Cripple Creek and Victor mine on terms mutually acceptable to Barrick and Newmont;

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(i)                                     cooperating to obtain any necessary third party valuations of the Newmont Contributed Assets and of the Barrick Contributed Assets for Barrick’s use and Newmont’s use, in recording the accounting impacts associated with the transaction contemplated by this Agreement and the joint venture formed in connection herewith; and

(j)                                    otherwise cooperating with the other Party in connection with the performance by such other Party of its obligations hereunder.

For greater clarity, the foregoing shall in no way condition or qualify the covenants of the Parties set out herein and the Parties’ respective obligations to perform such covenants.

5.5                                                                               Formation of JV Company

The JV Company shall be formed by Barrick prior to the Closing as a limited liability company under the laws of the State of Delaware. Barrick shall consult with Newmont with respect to the Constating Documents of the JV Company prior to its formation.

5.6                                                                               Required Regulatory Approvals

(a)                                 Barrick and Newmont shall make, as promptly as reasonably practicable and in any event within 15 Business Days after the date hereof (or such longer period as the Parties may agree), all necessary or advisable filings, notifications and other submissions, including in draft where required, with respect to the transactions contemplated in this Agreement as are required to commence the process to obtain the Required Regulatory Approvals.  In the event that any Governmental Authority requests any additional information from a Party pursuant to its review of this Agreement, such Party shall respond to that information request as promptly as reasonably practicable. Each of Barrick and Newmont shall use its best efforts to obtain and maintain the Required Regulatory Approvals as promptly as reasonably practicable.

(b)                                 Barrick and Newmont shall cooperate with one another in connection with obtaining the Required Regulatory Approvals and shall:

(i)                                     give each other reasonable advance notice of all meetings or other oral communications with any Governmental Authority relating to the Required Regulatory Approvals;

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(ii)                                  not participate independently in any such meeting or other oral communication without first giving the other Party (or the other Party’s outside counsel) an opportunity to attend and participate in such meeting or other oral communication, unless otherwise required or requested by such Governmental Authority;

(iii)                               if any Governmental Authority initiates an oral communication regarding the Required Regulatory Approvals, promptly notify the other Party of the substance of such communication;

(iv)                              subject to applicable Laws relating to the exchange of information, provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any filings, notifications, submissions, analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto) with a Governmental Authority regarding the Required Regulatory Approvals; and

(v)                                 promptly provide each other with copies of all written communications to or from any Governmental Authority relating to the Required Regulatory Approvals.

(c)                                  Each of the Parties shall promptly notify the other Party upon:

(i)                                     becoming aware of any Order or any complaint requesting an Order restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated under this Agreement; or

(ii)                                  receiving any notice from any Governmental Authority of its intention:

A.                                    to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of any of the transactions contemplated by this Agreement; or

B.                                    to nullify or render ineffective this Agreement or any such transactions if consummated.

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(d)                                 Barrick and Newmont shall each pay an equal share of any requisite filing fees and applicable Taxes in relation to any filing or application required in respect of the Required Regulatory Approvals.

(e)                                  Notwithstanding any requirement in this Section 5.6 in connection with obtaining the Required Regulatory Approvals, where a Party is required under this Section 5.6 to provide information to another Party that the disclosing Party deems to be competitively sensitive information, the disclosing Party may restrict the provision of such competitively sensitive information only to the external legal counsel of the receiving Party, provided that the disclosing Party also provides a redacted version to the receiving Party.

5.7                                                                               Confidentiality

(a)                                 Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement (“Confidential Information”), except that a Receiving Party may disclose Confidential Information:

(i)                                     to its auditors, legal counsel, lenders, brokers, underwriters, bankers and investment bankers and to Persons with whom it is considering or intends to enter into a transaction for whom such Confidential Information would be relevant, provided that such Persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;

(ii)                                  subject to Section 5.8, where that disclosure is necessary to comply with any applicable Law, court Order, its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and that the Receiving Party will have availed itself of the full benefits of any laws,

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rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled including, to the extent permitted by applicable Laws, redacting all proprietary, structural or other Confidential Information of any Party prior to making such disclosure and, where practicable, only following prior review of the disclosing Party;

(iii)                               where such information is already widely known by the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(iv)                              as permitted by Section 5.8;

(v)                                 with the approval of the disclosing Party;

(vi)                              in connection with any legal proceeding arising in connection with this  Agreement, subject to such confidentiality procedures as may be reasonably requested by the disclosing Party and approved by the court; and

(vii)                           to those of its and its Affiliates’ directors, officers, employees, representatives and agents who need to have knowledge of the Confidential Information.

(b)                                 Each Party shall ensure that its and its Affiliates’ employees, directors, officers, representatives and agents and those persons listed in Section 5.7(a)(i) are made aware of, and comply with the provisions of, this Section 5.7.  Each Party shall be liable to the other Parties for any improper use or disclosure of such terms or information by such persons.

5.8                                                                               Public Announcements

(a)                                 Each Party shall, in advance of making, or any of its Affiliates making, a public announcement pursuant to applicable securities legislation, stock exchange rules or otherwise concerning this Agreement or the transactions contemplated hereby, advise the other Party of the text of the proposed public announcement and provide such other Party with reasonable prior notice (as the requesting party has determined to be necessary in the circumstances, acting reasonably

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and in good faith, having consideration to applicable laws and stock exchange requirements) to make comment on the content thereof. If a Party does not respond to a request for comments within such reasonable notice period, the Party making the announcement shall be entitled to issue the announcement without the input of the other Party.

(b)                                 The requirements in Section 5.8(a) shall be subject to each Party’s overriding obligation to make any disclosure in accordance with applicable Laws, and if such disclosure is required and the other Party has not had an opportunity to review or comment on the disclosure, the Party making such disclosure shall use commercially reasonable efforts to give prior notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

(c)                                  Nothing in this Section 5.8 shall prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as the content of such statements and announcements are consistent with and limited in all material respects to the content contained in the most recent press releases, public disclosures or public statements made by the Parties.  The restrictions set forth in this Section 5.8 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the transactions contemplated hereby.

5.9                                                                               Conduct of Operations

(a)                                 During the Interim Period, other than (i) as expressly required or permitted by this Agreement, (ii) as required pursuant to applicable Laws, (iii) actions reasonably required to respond appropriately and prudently to an emergency or a disaster, or (iv) as expressly consented to in writing by the other Party (such consent not to be unreasonably withheld, conditioned or delayed), each of the Parties shall, and shall cause each of the Barrick Parties or Newmont Parties, as applicable, to: (X) conduct its business, operations and affairs in respect of its Properties (including with respect to capital expenditures, sales, inventory management (including gold in circuit), and cash distributions) only in the Ordinary Course and in accordance with Good Mining Practice.

(b)                                 Without limiting the generality of Section 5.9(a), during the Interim Period, other than (i) as expressly required or permitted by this Agreement, (ii) as required

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pursuant to applicable Laws, (iii) actions reasonably required to respond appropriately and prudently to an emergency or a disaster, or (iv) as expressly consented to in writing by the other Party (such consent not to be unreasonably withheld, conditioned or delated), neither of the Parties shall, and each Party shall procure that none of the Barrick Parties or Newmont Parties shall, as applicable, directly or indirectly:

(i)                                     amend or propose to amend the Constating Documents of any Person owning Barrick Contributed Assets or Newmont Contributed Assets in a manner that would impair the ability of that Person to consummate the Closing in accordance with the terms hereof or otherwise delay such consummation;

(ii)                                  acquire any Person, business or assets, other than in the Ordinary Course, or otherwise undertake acquisitions, in the Area of Interest except as set out in Section 5.9(b)(ii) of the Barrick Disclosure Letter or the Newmont Disclosure Letter, as applicable;

(iii)                               sell, transfer, dispose of, lease, encumber, relinquish or abandon any Barrick Contributed Assets or Newmont Contributed Assets, except (i) in the Ordinary Course, or (ii) as disclosed in Section 5.9(b)(iii) of the Barrick Disclosure Letter or Newmont Disclosure Letter, as applicable;

(iv)                              enter into any Contract which would be a Barrick Material Contract or a Newmont Material Contract, as the case may be, if entered into as of the date hereof, or amend any Contract that constitutes a Barrick Material Contract  or a Newmont Material Contract

(v)                                 make or change any material Tax election, adopt or change any method of Tax accounting, enter into any closing agreement with respect to a material amount of Taxes or settle any material Tax claim, audit or assessment, in each case, with respect to the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable;

(vi)                              (A) incur any indebtedness for borrowed money or other Liability that will constitute a Barrick Assumed Liability or Newmont Assumed Liability, as applicable, other than short-term indebtedness, Liabilities that are incurred in the Ordinary Course (and which are not indebtedness for borrowed money), letters of credit or sureties in the Ordinary Course, and

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as set out in Section 5.9(b)(vi) of the Disclosure Letter, (B) for each Barrick Party or Newmont Party that owns Barrick Contributed Assets or Newmont Contributed Assets, respectively, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person if such obligation will constitute a Barrick Assumed Liability or a Newmont Assumed Liability, as applicable, or (C) modify the terms of any indebtedness or liability relating to Barrick Contributed Assets or Newmont Contributed Assets other than in the Ordinary Course;

(vii)                           extend any loans or advances that will be a Barrick Contributed Asset or a Newmont Contributed Asset, as applicable, to any Person or assume or guarantee the liabilities of any person that will constitute a Barrick Assumed Liability or Newmont Assumed Liability, as applicable, other than in the Ordinary Course;

(viii)                        except in the Ordinary Course, settle, offer or propose to settle, compromise, assign or release any material Proceeding brought against any Barrick Party or Newmont Party, as applicable, in respect of or in connection with the Properties, if the obligations in respect of such settlement, compromise, assignment or release will constitute a Barrick Assumed Liability or Newmont Assumed Liability, as applicable

(ix)                              waive, release or assign any rights or claims material to the Barrick Properties or the Newmont Properties, as applicable, except in the Ordinary Course;

(x)                                 grant to any third party any right or interest in, or Encumbrance (other than a Permitted Encumbrance) over, the Barrick Contributed Assets or the Newmont Contributed Assets;

(xi)                              enter into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another person in respect of any of the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable;

(xii)                           dispose of or permit to lapse any material rights to any Intellectual Property that would be included in the Barrick Contributed Assets or the Newmont Contributed Assets, as applicable;

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(xiii)                        take any action or agree to take any actions that would make any of the representations and warranties contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would impair its ability to consummate the Closing in accordance with the terms hereof or delay such consummation;

(xiv)                       cause the JV Company to (A) take any action, or engage in any activities, other than those activities that are necessary to consummate the transaction consummated by this Agreement, or (B) incur or assume any Liabilities, other than the Barrick Assumed Liabilities and the Newmont Assumed Liabilities; or

(xv)                          attempt, resolve or agree to do any of the matters listed in the foregoing paragraphs, as applicable.

(c)                                  Notwithstanding the provisions of this Section 5.9, it is understood and agreed that the Barrick Parties shall be permitted to carry out the Barrick Pre-Closing Transactions and the Newmont Parties shall be permitted to carry out the Newmont Pre-Closing Transactions, in each case, in accordance with the terms of this Agreement.

5.10                                                                        “As-Is, Where-Is” Condition of Assets; Non-Reliance

Each of the Parties acknowledges, covenants and agrees that, absent fraud, at the Time of Closing the JV Company shall purchase the Barrick Contributed Assets and the Newmont Nevada Assets, and assume the Barrick Assumed Liabilities and the Newmont Assumed Liabilities, on an “as-is, where-is” basis as they exist as of the Time of Closing without any representations or warranties from the other Party, including with respect to Environmental Liabilities, closure, land title, post-closure monitoring and maintenance, rehabilitation, remediation, reclamation or restoration matters, other than the express representations and warranties set out in Article 6 (in the case of Barrick) and Article 7 (in the case of Newmont). Each of the Parties specifically disclaims that it is relying upon or has relied upon any representations or warranties, other than the express representations and warranties set out in Article 6 (in the case of Barrick) and Article 7 (in the case of Newmont), that may have been made by any Person.

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5.11                                                                        Branding

Barrick and Newmont agree that their representatives will, as soon as practicable following the date hereof, meet to discuss the name, branding, logos and marks to be used by the JV Company following the Time of Closing, which shall be subject to agreement of Newmont and Barrick, both acting reasonably.

5.12                                                                        Non-Assignable Assets

(a)                                 To the extent that (i) the rights under any Contract or Permit cannot be conveyed to the JV Company on Closing without the prior consent or approval of any Person or Governmental Authority, or (ii) in the case of Permits, the consent or approval of any Person or Governmental Authority is, in connection with transactions of the type contemplated by this Agreement, customarily obtained following consummation of the transaction (“Customary Post-Closing Consents”), the Barrick Party or the Newmont Party that is party to or otherwise holds such Contract or Permit shall use its commercially reasonable efforts to ensure that consents or approvals to the assignment of such Contract or Permit (each, a “Non-Assignable Asset”) to the JV Company are obtained within 90 days following the Closing.  Notwithstanding any provision to the contrary, the obtaining of any such consents or approvals is not a condition precedent to Closing in favour of either Party.

(b)                                 Until such time as any Non-Assignable Assets have been assigned to the JV Company, to the greatest extent permitted by Law, the Barrick Party or the Newmont Party that is party to or otherwise holds such Contract or Permit shall continue to hold such Non-Assignable Assets in trust for the benefit of the JV Company and to provide the benefit of such Non-Assignable Assets to the JV Company.  To the greatest extent permitted by Law, all liabilities associated with any Non-Assignable Assets shall be, and shall for all purposes be deemed to be, transferred to the JV Company as of the Closing Date and the JV Company shall thereafter be fully responsible and liable therefor, and the Parties shall cause the JV Company to indemnify and save harmless the Barrick Party or the Newmont Party that is party to or otherwise holds such Non-Assignable Asset.

5.13                                                                        Improper or Unintended Transfers

If, during the 12-month period following Closing:

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(a)                                 Barrick or Newmont determine that there was inadvertently transferred to the JV Company one or more assets (including Contracts) or Liabilities that does not relate primarily to a Barrick Property or a Newmont Property, such assets or Liabilities shall be transferred and conveyed by the JV Company to the applicable Barrick Party or Newmont Party; and

(b)                                 Barrick or Newmont determine that there was inadvertently excluded from the Barrick Contributed Assets, the Newmont Contributed Assets, the Barrick Assumed Liabilities or the Newmont Assumed Liabilities one or more assets (including Contracts) or Liabilities that relates primarily to a Barrick Property or a Newmont Property, such assets or Liabilities shall be transferred and conveyed to the JV Company by Barrick (or the applicable Barrick Affiliate) or Newmont (or the applicable Newmont Affiliate), as applicable.

5.14                                                                        JV Company Employees

(a)                                 The Barrick Parties shall identify current employees of the Barrick Parties who shall be offered employment by the JV Company effective as at and from the Closing Date (“Barrick Transferred Employees”).

(b)                                 All employees of Newmont and its Affiliates that are employed specifically and exclusively in connection with the Newmont Contributed Assets and the operations conducted thereon (and not in connection with any other operations of Newmont), other than:

(i)                                     Management Employees, and

(ii)                                  any salaried employees who the Parties agree, after good faith consultation and due consideration of the needs of the JV Company, may remain employed with Newmont at locations other than those included in the Barrick Properties and the Newmont Properties,

shall be offered employment with the JV Company (“Newmont Transferred Employees”).  The Newmont Parties shall provide to Barrick within 15 Business Days from the date hereof a list of the current Management Employees of the Newmont Parties who are employed specifically and exclusively with or at the Newmont Contributed Assets and the operations conducted thereon (“Proposed Transferred Employees”), excluding any Management Employees that Newmont intends to employ at locations other than those included in the Barrick

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Properties and the Newmont Properties.  At least 10 Business Days prior to the Closing Date, Barrick acting reasonably and in good faith, shall provide written notice to Newmont identifying the Management Employees and other employees who will not be made offers of employment by the JV Company (the “Excluded Employees”).  All Management Employees on the list of Proposed Transferred Employees that are not Excluded Employees will receive offers of employment from the JV Company and, if those offers are accepted, will be considered Newmont Transferred Employees for purposes of this Agreement.

(c)                                  The Parties recognize that the 2019 Agreement between Newmont USA Limited and Operating Engineers Local Union #3 of the International Union of Operating Engineers AFL-CIO (“2019 Agreement”) shall remain in full force and effect from and after the Closing with the JV Company as the transferee of the 2019 Agreement. The Parties shall cause the JV Company to recognize Operating Engineers Local Union #3 of the International Union of Operating Engineers AFL-CIO as the proper bargaining representative of the “Employees at the facility,” as defined in the 2019 Agreement.

(d)                                 The Barrick Transferred Employees and the Newmont Transferred Employees shall be offered employment with the JV Company on terms substantially identical to their existing terms of employment, and each of the Barrick Transferred Employees’ and the Newmont Transferred Employees’ service with the Barrick Parties and the Newmont Parties, respectively, shall be treated as service with the JV Company for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals with respect to JV Company benefit plans.

(e)                                  Each of Barrick and Newmont, respectively, shall continue to be fully responsible for and will discharge all obligations and liabilities for wages, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal, life insurance and similar plans, accident insurance, hospitalization, health, welfare, disability, medical or dental treatment or expenses, unemployment insurance benefits, pension, retirement, supplementary retirement, savings, stock option, stock purchase, stock appreciation, deferred compensation, incentive compensation, employee loans, profit sharing or other employee or employment-related benefit plans, arrangements or practices (including vacation, holiday, personal and sick day accruals) (collectively, the “Employment Expenses”) accrued up to the close of business on the Closing Date in respect of Barrick Transferred Employees and

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Newmont Transferred Employees. For all Excluded Employees that are not Management Employees, the Newmont Parties shall bear 38.5% of all severance costs and the Barrick Parties shall bear 61.5% of all severance costs.  The Newmont Parties shall bear all severance costs for Excluded Employees that are Management Employees.

(f)                                   Following the Closing Date, the JV Company shall assume responsibility for all Employment Expenses accrued after the close of business on the Closing Date related to the Barrick Transferred Employees and the Newmont Transferred Employees who have accepted offers of employment from, and commence employment with, the JV Company.

5.15                                                                        Replacement of Surety Instruments

From and after the date of this Agreement, the Parties shall each use their reasonable best efforts to cause the JV Company to arrange for and substitute, on or prior to the Closing, each Surety Instrument with a letter of credit, indemnity agreement, surety bond or other similar agreement made or delivered by the JV Company on substantially the same terms as such Surety Instrument or in such other form or amount as is reasonably acceptable to the Governmental Authority or other Person that holds or is benefited by such Surety Instrument. If the JV Company is unable or is not permitted under applicable Law to effectuate such substitution on or prior to Closing, the Parties shall continue to use their reasonable best efforts to cause the JV Company to effectuate such substitution as soon as practicable following the Closing. If after a period of one year from the date of the Closing the JV Company has not, for any reason, successfully provided a substitute to each Surety Instrument acceptable to the Governmental Authority or other Person that holds or is benefited by such Surety Instrument, the Members shall undertake obligations, or enable the JV Company to undertake obligations, required to provide such financial sureties, such as paying premiums for and satisfying other requirements in respect of surety bonds, providing letters of credit or corporate guarantees and/or putting up cash, as determined by the board of directors of the JV Company, in their respective Proportionate Interests. The portion of the financial surety underwritten or provided by each Member shall be adjusted to reflect any changes in the Proportionate Interests of the Members and to enable substitution of the JV Company as the obligor to the extent permitted by applicable Law, and each Member agrees to cooperate and take such actions as are necessary to enable and ensure the same.  Upon substitution of any Surety Instrument, any collateral furnished by a Party or its Affiliate in respect of such substituted Surety Instrument shall be returned to such Party or its Affiliate.

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5.16                                                                        Performance of Obligations by Affiliates

To the extent applicable, each of the Parties hereby covenants and agrees to cause each of its Affiliates to duly and punctually perform and observe all of its respective obligations, commitments, undertakings, warranties, indemnities and covenants which may be necessary or advisable to consummate the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BARRICK

As of the date hereof and again as of the Closing Date, Barrick represents and warrants to Newmont that, except as set forth in the Barrick Disclosure Letter:

6.1                                                                               Existence

Barrick is a corporation validly existing under the laws of the Province of British Columbia.  Each of the Barrick Parties has (and, in the case of Barrick Holdco, will have) the corporate power or other organization powers to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

6.2                                                                               Existence and Capitalization of the JV Company

(a)                                 As of the Closing, the JV Company will (i) be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) have all necessary limited liability company power and authority to hold the Barrick Contributed Assets and the Newmont Contributed Assets to be conveyed to it pursuant to Article 3, and to assume, pay, discharge and perform the Barrick Assumed Liabilities and the Newmont Assumed Liabilities to be assumed by it pursuant to Article 3, and (iii) be duly qualified to do business as a foreign limited liability company and in good standing in each jurisdiction where such qualification shall be necessary based on the operation of its business and the ownership of its assets except where the failure to be so qualified or in good standing would not have a material adverse effect on the Barrick Contributed Assets and the Newmont Contributed Assets, taken as a whole.

(b)                                 Prior to the Closing, the JV Company will not have conducted any activities other than in connection with its formation and the consummation of the transactions contemplated by this Agreement.  As of immediately prior to the Closing, Barrick Holdco will be the sole owner of the JV Company and there will not be

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outstanding any limited liability company interest held by any other Person, or except as contemplated by this Agreement, any options, warrants, subscriptions or other rights of any Person to acquire, or any instruments that are convertible into, any limited liability company interest in the JV Company.

6.3                                                                               Execution, Delivery and Enforceability

The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party has been (and, in the case of Barrick Holdco and the JV Company, will be) duly authorized by all necessary corporate action on the part of each of the Barrick Parties and the JV Company, and constitutes, or, in the case of such other Transaction Documents, will constitute, a legal, valid and binding obligation of each of the Barrick Parties and the JV Company enforceable by Newmont in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency and other rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.4                                                                               No Conflict

The entering into of this Agreement and the other Transaction Documents to which it is a party and the performance by each of the Barrick Parties of its obligations hereunder and thereunder, including the completion of the Barrick Pre-Closing Transactions and the sale, assignment and transfer of the Barrick Contributed Assets to the JV Company, will not: (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any provision of its Constating Documents or any Barrick Material Contract to which it is a party or by which it or any of the Barrick Contributed Assets is bound, or (ii) subject to obtaining Required Regulatory Approvals and Customary Post-Closing Consents, result in a violation in any material respect of any Law applicable to it.

6.5                                                                               No Other Agreements to Purchase; No Options

Except as specifically set out herein or as set forth in the Barrick Disclosure Letter, no Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Barrick or its Affiliates of the Barrick Contributed Assets (other than immaterial assets in the Ordinary Course).

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6.6                                                                               Ownership of the Barrick Contributed Assets

Subject to Permitted Encumbrances and except as set out in the Barrick Disclosure Letter, immediately before the Time of Closing, the Barrick Parties will be the sole beneficial (and, where its interests are registered, the sole registered) owner, or, in the case of leases or licenses, lessee or licensee, respectively, of all of the Barrick Contributed Assets to be conveyed by it to the JV Company pursuant to this Agreement.

6.7                                                                               Undisclosed Liabilities

Other than as disclosed in the Barrick Public Record or as set forth in the Barrick Disclosure Letter, and except for(i) Environmental Liabilities and (ii) obligations under Contracts included in the Barrick Contributed Assets, to Barrick’s knowledge there are no material Liabilities in respect of the Barrick Contributed Assets.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF NEWMONT

As of the date hereof and again as of the Closing Date, Newmont represents and warrants to Barrick that, except as set forth in the Newmont Disclosure Letter:

7.1                                                                               Existence

Newmont is a corporation validly existing under the laws of the State of Delaware.  Each of the Newmont Parties has (and, in the case of Newmont Holdco, will have) the corporate power or other organization powers to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

7.2                                                                               Execution, Delivery and Enforceability

The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party has been (and, in the case of Newmont Holdco, will be) duly authorized by all necessary corporate action on the part of each of the Newmont Parties, and constitutes, or, in the case of such other Transaction Documents, will constitute, a legal, valid and binding obligation of each of the Newmont Parties enforceable by Barrick in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency and other rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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7.3                                                                               No Conflict

The entering into of this Agreement and the other Transaction Documents to which it is a party and the performance by each of the Newmont Parties of its obligations hereunder and thereunder, including the completion of the Newmont Pre-Closing Transactions and the sale, assignment and transfer of the Newmont Contributed Assets to the JV Company, will not: (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any provision of its Constating Documents or any Newmont Material Contract to which it is a party or by which it or any of the Newmont Contributed Assets is bound, (ii) subject to obtaining Required Regulatory Approvals and Customary Post-Closing Consents, result in a violation in any material respect of any Law applicable to it or (iii) violate, conflict with, or result in a breach of any provision of any provision of the Arrangement Agreement.

7.4                                                                               No Other Agreements to Purchase; No Options

Except as specifically set out herein or as set forth in the Newmont Disclosure Letter, no Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Newmont or its Affiliates of the Newmont Contributed Assets (other than immaterial assets in the Ordinary Course).

7.5                                                                               Ownership of the Newmont Contributed Assets

Subject to Permitted Encumbrances and except as set out in the Newmont Disclosure Letter, immediately before the Time of Closing, the Newmont Parties will be the sole beneficial (and, where its interests are registered, the sole registered) owner, or, in the case of leases or licenses, lessee or licensee, respectively, of all of the Newmont Contributed Assets to be conveyed by it to the JV Company pursuant to this Agreement.

7.6                                                                               Undisclosed Liabilities

Other than as disclosed in the Newmont Public Record or as set forth in the Newmont Disclosure Letter, and except for(i) Environmental Liabilities and (ii) obligations under Contracts included in the Newmont Contributed Assets, to Newmont’s knowledge there are no material Liabilities in respect of the Newmont Contributed Assets.

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ARTICLE 8
CLOSING CONDITIONS

8.1                                                                               Mutual Conditions of Closing

The obligations of Barrick and Newmont to consummate the transactions contemplated by this Agreement, including the Pre-Closing Transactions, shall be subject to the fulfilment on or before the Time of Closing of each of the following conditions:

(a)                                 no preliminary or permanent injunction or other Order, decree or ruling issued by a Governmental Authority having jurisdiction, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority having jurisdiction, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, shall be in effect; and

(b)                                 the Required Regulatory Approvals shall have been obtained and remain in full force and effect.

The foregoing conditions are for the exclusive benefit of Barrick and Newmont and any such condition may be waived in whole or in part by Barrick and Newmont at or prior to the Time of Closing by each delivering to the other a written waiver to that effect.  Delivery of any such waiver shall be without prejudice to any rights and remedies at law and in equity Barrick or Newmont may have, including any claims Barrick or Newmont may have for breach of covenant, representation or warranty by the other Party, and also without prejudice to Barrick’s and Newmont’s respective rights of termination in the event of non-performance of any other conditions in whole or in part.

8.2                                                                               Closing Conditions in Favour of Barrick

The obligations of Barrick to consummate, or cause the consummation of, the transactions contemplated by this Agreement shall be subject to the fulfilment on or before the Time of Closing of each of the following conditions:

(a)                                 the representations and warranties made by Newmont in this Agreement shall be true and correct in all respects, in each case as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, then as of such date), except where the failure of such representations and warranties to be true and correct in all respects would

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not, individually or in the aggregate, have a material and adverse effect on the Newmont Contributed Assets and Newmont Assumed Liabilities taken as a whole, and Newmont shall have provided Barrick a certificate dated the Closing Date executed by a senior officer of Newmont to such effect;

(b)                                 Newmont shall have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement to be performed or complied with by Newmont on or prior to the Time of Closing other than immaterial breaches or breaches of immaterial covenants, and Newmont shall have provided Barrick a certificate dated the Closing Date executed by a senior officer to the foregoing effect;

(c)                                  all deliveries contemplated by Section 4.3 shall have been delivered; and

(d)                                 the Newmont Pre-Closing Transactions shall have occurred.

The foregoing conditions are for the exclusive benefit of Barrick and any such condition may be waived in whole or in part by Barrick at or prior to the Time of Closing by delivering to Newmont a written waiver to that effect executed by Barrick.  Delivery of any such waiver shall be without prejudice to any rights and remedies at law and in equity Barrick may have, including any claims Barrick may have for breach of covenant, representation or warranty by Newmont, and also without prejudice to Barrick’s rights of termination in the event of non-performance of any other conditions in whole or in part.

8.3                                                                               Closing Conditions in Favour of Newmont

The obligations of Newmont to consummate, or cause the consummation of, the transactions contemplated by this Agreement shall be subject to the fulfilment on or before the Time of Closing of each of the following conditions:

(a)                                 the representations and warranties made by Barrick in this Agreement shall be true and correct in all respects, in each case as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, then as of such date), except where the failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate have a material and adverse effect on the Barrick Contributed Assets and Barrick Assumed Liabilities taken as a whole, and Barrick shall have provided Newmont a certificate dated the Closing Date executed by a senior officer of Barrick to such effect;

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(b)                                 Barrick shall have performed and complied in all material respects with all covenants, conditions and agreements required by this Agreement to be performed or complied with by Barrick on or prior to the Time of Closing other than immaterial breaches or breaches of immaterial covenants, and Barrick shall have provided Newmont a certificate dated the Closing Date executed by a senior officer to the foregoing effect;

(c)                                  all deliveries contemplated by Section 4.4 shall have been delivered; and

(d)                                 the Barrick Pre-Closing Transactions shall have occurred.

The foregoing conditions are for the exclusive benefit of Newmont and any such condition may be waived in whole or in part by Newmont at or prior to the Time of Closing by delivering to Barrick a written waiver to that effect executed by Newmont.  Delivery of any such waiver shall be without prejudice to any rights and remedies at law and in equity Newmont may have, including any claims Newmont may have for breach of covenant, representation or warranty by Barrick, and also without prejudice to Newmont’s rights of termination in the event of non-performance of any other conditions in whole or in part.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION

9.1                                                                               Survival of Representations, Warranties and Covenants

(a)                                 The representations and warranties of Barrick in Sections 6.1, 6.2, 6.3, 6.5 and 6.6 (the “Barrick Fundamental Representations”) and of Newmont in Sections 7.1, 7.2, 7.4 and 7.5 (the “Newmont Fundamental Representations”) shall survive the Closing and continue in full force and effect without limitation of time subject only to applicable Laws.  All other representations and warranties in this Agreement shall survive the Closing until the date that is 18 months following the Closing Date.  Each period of survival stated in this Section 9.1(a) and the period of time referred to in Section 9.1(b) is referred to as the applicable “Survival Period”.

(b)                                 To the extent that any covenant contained in this Agreement has not been fully performed at or prior to the Time of Closing, such covenant shall survive the Closing until it is fully performed in accordance with the terms hereof.

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9.2                                                                               Indemnification by Barrick

Subject to the limitations set out elsewhere in this Article 9, from and after Closing, Barrick shall indemnify and save harmless the JV Company, Newmont and Newmont’s Affiliates and their respective officers, directors, managers, employees, agents, representatives, successors and assigns (the “Newmont Indemnified Parties”) from and against all Losses suffered or incurred by any of the foregoing as a result of or arising directly or indirectly out of or in connection with:

(a)                                 any inaccuracy or breach by Barrick as of the date of this Agreement or as of the Closing Date of any representation or warranty of Barrick contained in this Agreement; and

(b)                                 any breach or non-performance by Barrick of any covenant contained in this Agreement.

9.3                                                                               Indemnification by Newmont

Subject to the limitations set out elsewhere in this Article 9, from and after Closing, Newmont shall indemnify and save harmless the JV Company, Barrick and Barrick’s Affiliates and their respective officers, directors, managers, employees, agents, representatives, successors and assigns (the “Barrick Indemnified Parties”) from and against all Losses suffered or incurred by any of the foregoing as a result of or arising directly or indirectly out of or in connection with:

(a)                                 any inaccuracy or breach by Newmont as of the date of this Agreement or as of the Closing Date of any representation or warranty of Newmont contained in this Agreement; and

(b)                                 any breach or non-performance by Newmont of any covenant contained in this Agreement.

9.4                                                                               Limitation of Liability

(a)                                 A Notice of Claim under this Article 9 based on any inaccuracy or breach of a representation or warranty must be given prior to the expiration of the Survival Period, and any claim not made within such period shall be of no force or effect and shall not give rise to any obligation of the Indemnifying Party to indemnify or save harmless any Indemnified Party. Notwithstanding the foregoing, if, before the close of business on the last day of the Survival Period, an Indemnifying Party shall have been notified in writing of a claim for indemnity hereunder in

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accordance with the terms hereof and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(b)                                 No Newmont Indemnified Party shall be entitled to require payment in respect of any Loss pursuant to the indemnities contained in Section 9.2(a), excluding any such indemnification in respect of Barrick Fundamental Representations, and Barrick shall not be liable for any indemnity payment thereunder unless:

(i)            the aggregate amount finally agreed or adjudicated of any such individual loss exceeds $25,000,000 (the “Minimum Loss Amount”); and

(ii)           either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Losses for which a Newmont Indemnified Party would otherwise be entitled to require payment under such indemnities, such Loss exceeds $100,000,000 (the “Threshold Amount”), provided that any individual amount used to calculate the Threshold Amount shall be no less than the Minimum Loss Amount.

Once the Threshold Amount has been exceeded, the Newmont Indemnified Parties shall only be entitled to require payment on such indemnities on the portion of Losses that exceeds the Threshold Amount.

(c)                                  No Barrick Indemnified Party shall be entitled to require payment in respect of any Loss pursuant to the indemnities contained in Section 9.3(a), excluding any such indemnification in respect of Newmont Fundamental Representations, and Newmont shall not be liable for any indemnity payment thereunder unless:

(i)            the aggregate amount finally agreed or adjudicated of any such individual loss exceeds the Minimum Loss Amount; and

(ii)           either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Losses for which a Barrick Indemnified Party would otherwise be entitled to require payment under such indemnities, such Loss exceeds the Threshold Amount, provided that any individual amount used to calculate the Threshold Amount shall be no less than the Minimum Loss Amount.

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Once the Threshold Amount has been exceeded, the Barrick Indemnified Parties shall only be entitled to require payment on such indemnities on the portion of Losses that exceeds the Threshold Amount.

(d)                                 Notwithstanding anything to the contrary herein, except in cases of fraud, the maximum aggregate liability of Barrick, on the one hand, and Newmont, on the other hand, in respect of the indemnities contained in Section 9.2(a) and Section 9.3(a), other than indemnification thereunder in respect of the Barrick Fundamental Representations and the Newmont Fundamental Representations, respectively, shall not exceed the Indemnity Cap.

(e)                                  For purposes of Sections 9.4(b) and 9.4(c):

(i)            Losses arising out of separate sets of facts, matters or circumstances will not be treated as an individual Loss, even if each set of facts, matters or circumstances may be a breach of the same representation and warranty; and

(ii)           Losses of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as an individual Loss.

9.5                                                                               Notice of Claim

(a)                                 A Party that may be entitled to make a claim for indemnification (a “Claim”) under this Agreement (the “Indemnified Party”) shall give written notification to the other Party (the “Indemnifying Party”) of such Claim (a “Notice of Claim”) promptly upon becoming aware of the Claim, but in no event later than the last day of the Survival Period.  The Notice of Claim shall specify whether the Claim arises as a result of a claim by a Third Party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

Each of Newmont and Barrick shall be entitled to provide a Notice of Claim on behalf of the JV Company in respect of a Claim for indemnification under Section 9.2 and Section 9.3, respectively, and shall be entitled to make elections on behalf of and otherwise control any such Claim on behalf of the JV Company as the Indemnified Party in respect of such Claim under this Article 9.

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(b)                                 If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 9.5(a), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was prejudiced in its defence of the Claim or in proceeding against a Third Party who would have been liable to it by the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Article 9.

(c)                                  If the date by which a Notice of Claim must be given as provided for herein has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the last day of the Survival Period the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

9.6                                                                               Direct Claims

With respect to any Direct Claim, following receipt of a Notice of Claim from the Indemnified Party, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

9.7                                                                               Third Party Claims

(a)                                 Subject to Section 9.7(d), upon receiving a Notice of Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim, and may also elect to assume the investigation and defence of the Third Party Claim with counsel satisfactory to the Indemnified Party, acting reasonably; provided that the Indemnifying Party shall not have the right to assume such investigation and defense, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the Third Party Claim involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnified Party shall cooperate in good faith in any such defense. The Indemnified Party shall have

49

the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.

(b)                                 In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 20 days of the Indemnifying Party’s receipt of the Notice of Claim.

(c)                                  Subject to Section 9.7(d), if the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(i)                                     the Indemnifying Party will pay for all reasonable costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(ii)           the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim; and

(iii)          if the Indemnifying Party thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such defense and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

(d)                                 Where the named parties to any Third Party Claim include the Indemnified Party as well as the Indemnifying Party and the Indemnified Party determines in good faith, based on advice from its legal counsel, that joint representation would be inappropriate due to the actual or potential differing interests between them or there may be one or more legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and the Indemnified Party notifies the Indemnifying Party in writing that it

50

elects to retain separate counsel, the Indemnifying Party shall not have the right to assume the defence of such Third Party Claim on behalf of the Indemnified Party and shall be liable to pay the reasonable fees and expenses of counsel of the Indemnified Party.

(e)                                  If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law to incur losses or make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party.  In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including without limitation, for purposes of enabling the Indemnifying Party to contest any Third Party Claim.

(f)                                   If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(g)                                  The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(i)                                     the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement and the Indemnifying Party agrees to timely pay such amount in full; and

(ii)           the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person

51

making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

(h)                                 The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

9.8                                                                               One Recovery

No party shall be liable to pay any amount in discharge of a claim under this Agreement unless and until the liability in respect of which the claim is made has become due and payable.

9.9                                                                               Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to take reasonable steps to mitigate any loss which it may suffer or incur by reason of the breach or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take all reasonable steps to enforce such recovery, settlement or payment and the amount of any Losses of the Indemnified Party will be reduced by the amount actually recovered by the Indemnified Party (net of collection expenses). If necessary to mitigate any withholding Taxes that would otherwise apply to any payments for indemnification under this Agreement, the Parties shall cooperate in good faith to cause such payments to be made by a United States subsidiary of the Indemnifying Party to a United States subsidiary of the Indemnified Party.

9.10                                                                        Adjustments

(a)                                 The amount of any Loss for which indemnification is provided in this Article 9 will be adjusted to take into account any Tax benefit or other benefit realized by the Indemnified Party by reason of the Loss for which indemnification is so provided.  Any such Tax benefit or other benefit will be taken into account at such time as it is realized by the Indemnified Party.

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(b)                                 In determining the amount of any Losses under this Article 9, such Losses will be increased to take into account any Tax actually incurred by the Indemnified Party as a result of the matter giving rise to such Losses.

(c)                                  Where an Indemnified Party is, or would be likely to be, entitled to recover or be compensated or indemnified by another person, whether by way of contract, indemnity or otherwise (including under a policy of insurance), any amount in respect of a Claim made by the Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party of such right or entitlement, take all reasonable steps to seek recovery of that amount and keep the Indemnifying Party at all times fully and promptly notified of the status of such recovery.  The amount of the Claim by the Indemnified Party shall be reduced by any amount actually recovered by the Indemnified Party (net of all reasonable out of pocket costs and expenses incurred in doing so and any Tax paid or payable on the amount recovered).

9.11                                                                        Exclusivity

Subject to Section 10.4, except in cases of fraud, if the Closing shall occur, no Party may make any claim for damages in respect of this Agreement or any other Transaction Document delivered pursuant hereto (excluding the JV Agreement), or in respect of any breach or termination thereof, against any other Party except by making a Claim pursuant to and in accordance with this Article 9.

ARTICLE 10
TERMINATION

10.1                                                                        Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)                                 by mutual written agreement of Newmont and Barrick;

(b)                                 by either Barrick or Newmont, if:

(i)                                     the Closing has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to a Party whose failure to fulfill any of its covenants or obligations or breach of any of its representations and warranties under

53

this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date; or

(ii)           after the date hereof, there shall be enacted or made any applicable Law, or a Governmental Authority having jurisdiction shall have issued any Order (which Order is final and non-appealable, unless such Order has been withdrawn, reversed or otherwise made inapplicable), permanently restraining or enjoining or otherwise prohibiting the transactions contemplated herein;

(c)                                  by Barrick by written notice to Newmont, if (i) any of the conditions in Section 8.1 or Section 8.2 has not been satisfied or waived by the Outside Date or is incapable of satisfaction by the Outside Date, provided that Barrick is not then in breach of this Agreement so as to cause any of the conditions in Section 8.1 or Section 8.2 not to be satisfied, or (ii) any representation or warranty of Newmont contained in Article 7 is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 8.2(a) would be incapable of satisfaction, or Newmont is in default in any material respect of any of its covenants or obligations herein such that the condition in Section 8.2(b) would be incapable of satisfaction; or

(d)                                 by Newmont by written notice to Barrick, if (i) any of the conditions in Section 8.1 or Section 8.3 has not been satisfied or waived by the Outside Date or is incapable of satisfaction by the Outside Date, provided that Newmont is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied, or (ii) any representation or warranty of Barrick contained in Article 6 is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 8.3(a) would be incapable of satisfaction, or Barrick is in default in any material respect of any of its covenants or obligations herein such that the condition in Section 8.3(b) would be incapable of satisfaction.

10.2                                                                        Effect of Termination

(a)                                 Notwithstanding the termination of this Agreement by Barrick pursuant to Section 10.1(b) or Section 10.1(c), Barrick may bring an action against Newmont for Losses suffered by Barrick where the event giving rise to the right of termination is a result of a breach of covenant, representation or warranty by Newmont.

54

(b)                                 Notwithstanding the termination of this Agreement by Newmont pursuant to Section 10.1(b) or Section 10.1(d), Newmont may bring an action against Barrick for Losses suffered by Newmont where the event giving rise to the right of termination is a result of a breach of covenant, representation or warranty by Barrick.

10.3                                                                        Surviving Provisions on Termination

Notwithstanding any other provisions of this Agreement, if this Agreement is terminated (whether by a Party or automatically or otherwise), the provisions of Sections 5.7 (Confidentiality), 10.3 (Surviving Provisions on Termination), 10.4 (Remedies), 11.1 (Notices), 11.2 (Governing Law) and 11.11 (Fees and Commissions) (subject to any time limitations referred to therein) shall survive such termination and remain in full force and effect, along with any other provisions of this Agreement which expressly or by their nature survive the termination hereof.

10.4                                                                        Remedies

Barrick and Newmont acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its representatives and any such breach would cause the non-breaching Party irreparable harm.  Accordingly, Barrick and Newmont agree that, in the event of any breach or threatened breach of this Agreement by a Party and provided this Agreement shall not have been terminated pursuant to Section 10.1, the non-breaching Party shall also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance to the extent applicable.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder.

ARTICLE 11
GENERAL PROVISIONS

11.1                                                                        Notices

(a)                                 Any notice or other communication that is required or permitted to be given hereunder shall be in writing and shall be validly given if delivered in person (including by courier service) or transmitted by email with confirmation receipt requested as follows:

(i)                                     in the case of Barrick:

55

Brookfield Place, Canada Trust Tower

Suite 3700, 161 Bay Street

P.O. Box 212

Toronto Ontario, Canada  M5J 2S1

Attention:                             Office of the General Counsel

Email:                                                notices@barrick.com

with a copy to:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto Ontario, Canada  M5V 3J7

Attention:                             Melanie Shishler and Richard Fridman

Email:                                                mshishler@dwpv.com and rfridman@dwpv.com

(ii)                                  in the case of Newmont:

6363 South Fiddler’s Green Circle, Suite 800
Greenwood Village, Colorado 80111

Attention:                             Stephen Gottesfeld, Executive Vice President and General Counsel

Email:                                                Stephen.Gottesfeld@newmont.com

with a copy to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202

Attention:                             Bruce Stocks and Mark Bussey

Email:                                                Bruce.Stocks@dgslaw.com and Mark.Bussey@dgslaw.com

and with a copy to:

Goodmans LLP
Bay-Adelaide Centre, West Tower

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333 Bay Street, Suite 3400
Toronto, ON  M5H 2S7

Attention:                             Jonathan Lampe, Neill May and Chris Sunstrum

Email:                                                jlampe@goodmans.ca, nmay@goodmans.ca and csunstrum@goodmans.ca

(b)                                 Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted by email (or, if such day is not a Business Day or such notice or other communication was delivered or transmitted after 5:00 p.m. (Toronto time), on the next following Business Day).

(c)                                  Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 11.1.

11.2                                                                        Governing Law

(a)                                 This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(b)                                 Each of the Parties irrevocably and unconditionally: (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

11.3                                                                        Waiver of Jury Trial

To the extent not prohibited by applicable law, each Party hereby waives, and covenants that such Party will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Agreement or the subject matter hereof or in any way connected with the dealings of any Party in connection with the transactions set out herein, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise.

57

11.4                                                                        Entire Agreement

This Agreement, and any dispute arising out of or in connection with this Agreement along with the other Transaction Documents, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof and thereof except as provided herein or therein.

11.5                                                                        Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.

11.6                                                                        No Waiver

The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement.  No purported waiver shall be effective as against any Party unless consented to in writing by such Party.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

11.7                                                                        Further Assurances

(a)                                 Each of the Parties shall, from time to time hereafter, do all such acts and execute and deliver all such further certificates or other documents, and will cause the doing of all such acts and will cause the execution of all such further certificates or other documents as are within its power as any other Party may in writing at any time and from time to time reasonably request be done and or executed in order to give full effect to the provisions of this Agreement.

(b)                                 Without limiting the generality of the foregoing, the Parties agree to review the form of JV Agreement attached hereto in good faith during the Interim Period with a view to making such modifications thereto as the parties may mutually agree in

58

order to better give effect to their mutual intentions as evidenced by this Agreement; provided, however, that in the absence of such mutual agreement, the Parties will execute and deliver the JV Agreement in the form attached hereto at the time of closing, as contemplated herein.

11.8                                                                        Amendments

No term or provision of this Agreement may be amended except by an instrument in writing signed by all the Parties to this Agreement.

11.9                                                                        Assignment

No Party shall assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other Parties.

11.10                                                                 Enurement

This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

11.11                                                                 Fees and Commissions

Except as expressly provided in this Agreement, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for or Loss resulting from any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions under this Agreement.

11.12                                                                 Counterparts

(a)                                 This Agreement may be executed in any number of counterparts each of which when so executed will be deemed to be an original and when taken together shall constitute the entire and same agreement.

(b)                                 Delivery of an executed signature page to this Agreement by any Party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such Party.

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[Signature Page Follows]

60

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first written above.

BARRICK GOLD CORPORATION

By:	/s/ Dennis Mark Bristow
	Name:	Dennis Mark Bristow
	Title:	CEO

By:	/s/ Graham Shuttleworth
	Name:	Graham Shuttleworth
	Title:	CFO

NEWMONT MINING CORPORATION

By:	/s/ Gary J. Goldberg
	Name:	Gary J. Goldberg
	Title:	Chief Executive Officer

SCHEDULE 1.1(E)

AREA OF INTEREST

SCHEDULE 1.1(DD)(i)

TO

IMPLEMENTATION AGREEMENT

RANCH DEED

APN #s:  See Exhibit A

Recorded at the request of, and

when recorded, return to:

Mail Tax Statement to:

Space above for County Recorder’s Use

Affirmation Statement:  The undersigned affirms that this document does not contain any social security numbers or other personal information of any person (Per NRS 239B.030).

DEED

(Ranch Properties)

This Deed (this “Deed”), entered into to be effective as of              , 2009, is from [Barrick Entity or Newmont Entity], a           corporation whose address is                            (“Grantor”), to [Nevada JV Company], a Delaware limited liability company, whose address is                               (“Grantee”).

Recitals

1.                                      Grantor owns the real property described in Exhibit A to this Deed (the “Properties”).  The Properties are located in                County, Nevada.

2.                                      Grantor’s parent, [Barrick Gold Corporation or Newmont Mining Corporation], and [Newmont Mining Corporation or Barrick Gold Corporation] are parties to that certain Implementation Agreement dated              , 2019 (the “Agreement”).  Pursuant to the Agreement, Grantor agreed, among other things, to convey to Grantee all of its right, title and interest in and to the Properties.

3.                                      Grantor executes this Deed with respect to the Properties in order to fulfill, in part, its obligations under the Agreement.

Conveyance

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor quitclaims to Grantee, all of Grantor’s right, title and interest in and to the Properties and all and singular the tenements, hereditaments, appurtenances, fixtures, buildings and improvements thereon or thereunto belonging to or in anywise appertaining, the reversion and reversions, remainder and remainders, rents, issues, and profits thereof.

To have and to hold unto Grantee, its successors and assigns forever.

This Deed incorporates by reference the representations and warranties, and associated limitations and disclaimers, made in the Agreement with respect to the Properties.  This Deed incorporates the Permitted Encumbrances set out in the Agreement.

This Deed and the covenants contained herein shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective successors and assigns.  This Deed is intended to and does convey any after acquired title or interest in and to the Properties that Grantor may hereafter acquire.

This Deed is executed and delivered effective on the date first written above.

Grantor:

, a corporation

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on            , 2019, by              , as                  of                     .

Notary Public
My Commission Expires:

(Seal)

2

Attachment 1

To

Deed (Ranch Properties)

RANCH PROPERTIES DESCRIPTION

3

SCHEDULE 1.1(DD)(ii)

TO

IMPLEMENTATION AGREEMENT

MINING DEED

APN #s:  See Exhibit A

Recorded at the request of, and

when recorded, return to:

Mail Tax Statement to:

Space above for County Recorder’s Use

Affirmation Statement:  The undersigned affirms that this document does not contain any social security numbers or other personal information of any person (Per NRS 239B.030).

DEED

(Mining Properties)

This Deed (this “Deed”), entered into to be effective as of              , 20  , is from [Barrick Entity or Newmont Entity], a                        corporation whose address is                            (“Grantor”), to [Nevada JV Company], a Delaware limited liability company, whose address is                               (“Grantee”).

Recitals

1.             Grantor owns the real property described in [Part I (Fee Property), Part II (Patented Mining Claims), Part III (Unpatented Mining Claims) and Part IV (Mining Leases)] of Exhibit A to this Deed (the “Properties”).  The Properties are located in                County, Nevada.

2.             Grantor’s parent, [Barrick Gold Corporation or Newmont Mining Corporation], and [Newmont Mining Corporation or Barrick Gold Corporation] are parties to that certain Implementation Agreement dated                 , 2019 (the “Agreement”).  Pursuant to the Agreement, Grantor agreed, among other things, to convey to Grantee all of its right, title and interest in and to the Properties.

3.             Grantor executes this Deed with respect to the Properties in order to fulfill, in part, its obligations under the Agreement.

Conveyance

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor grants, bargains and sells to Grantee, all of Grantor’s right, title and interest in and to the Properties and all and singular the tenements, hereditaments, appurtenances, fixtures, buildings and improvements thereon or thereunto belonging to or in anywise appertaining, the reversion and reversions, remainder and remainders, rents, issues, and profits thereof and including, with respect to all patented and unpatented mining claims include in the Properties, ll of the lodes, ledges, veins and mineral-bearing rock, both known and unknown, intralimital and extralateral, lying within or extending beyond the boundaries of such mining claims, and all dips, spurs and angles, and all the ores, mineral bearing-quartz, rock and earth or other mineral deposits therein or thereon, and all and singular tenements, hereditaments, appurtenances, fixtures, buildings, and improvements thereon or thereunto belonging to or in anywise appertaining, the reversion and reversions, remainder and remainders, rents, issues, and profits thereof.

To have and to hold unto Grantee, its successors and assigns forever.

This Deed incorporates by reference the representations and warranties, and associated limitations and disclaimers, made in the Agreement with respect to the Properties, provided further that nothing herein represents that a “discovery” under the General Mining Law exists on any unpatented mining claim.  This Deed incorporates the Permitted Encumbrances set out in the Agreement.

This Deed and the covenants contained herein shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective successors and assigns.  This Deed is intended to and does convey any after acquired title or interest in and to the Properties that Grantor may hereafter acquire.

This Deed is executed and delivered effective on the date first written above.

Grantor:

, a corporation

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

2

This instrument was acknowledged before me on            , 2019, by              , as                  of                     .

Notary Public
My Commission Expires:

(Seal)

Attachment 1

To

Deed (Mining Properties)

MINING PROPERTIES DESCRIPTION

Part I (Fee Property)

Part II (Patented Mining Claims)

Part III (Unpatented Mining Claims)

Part IV (Mining Leases)

3

SCHEDULE 1.1 (DD)(iii)

TO

IMPLEMENTATION AGREEMENT

WATER RIGHTS DEED

APN #s:  N/A

Recorded at the request of, and

when recorded, return to:

Mail Tax Statement to:

N/A

Space above for County Recorder’s Use

Affirmation Statement:  The undersigned affirms that this document does not contain any social security numbers or other personal information of any person (Per NRS 239B.030).

DEED

(Water Rights)

This Deed (this “Deed”), entered into to be effective as of              , 2009, is from [Barrick Entity or Newmont Entity], a           corporation whose address is                            (“Grantor”), to [Nevada JV Company], a Delaware limited liability company, whose address is                               (“Grantee”).

Recitals

1.                                      Grantor owns the water rights described in Exhibit A to this Deed (the “Water Rights”).  The Water Rights are located in                County, Nevada.

2.                                      Grantor’s parent, [Barrick Gold Corporation or Newmont Mining Corporation], and [Newmont Mining Corporation or Barrick Gold Corporation] are parties to that certain Implementation Agreement dated            , 2019 (the “Agreement”).  Pursuant to the Agreement, Grantor agreed, among other things, to convey to Grantee all of its right, title and interest in and to the Water Rights.

3.                                      Grantor executes this Deed with respect to the Water Rights in order to fulfill, in part, its obligations under the Agreement.

Conveyance

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor grants, bargains and sells to Grantee, all of Grantor’s right, title and interest in and to the Water Rights and all and singular the tenements, hereditaments, appurtenances, fixtures, buildings, wells, pipelines, ditches and improvements thereunto belonging or in anywise appertaining.

To have and to hold unto Grantee, its successors and assigns forever.

This Deed incorporates by reference the representations and warranties, and associated limitations and disclaimers, made in the Agreement with respect to the Water Rights. Grantor makes no representation regarding the quantity of water associated with any Water Right.  This Deed incorporates the Permitted Encumbrances set out in the Agreement.

This Deed and the covenants contained herein shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective successors and assigns.  This Deed is intended to and does convey any after acquired title or interest in and to the Water Rights that Grantor may hereafter acquire.

This Deed is executed and delivered effective on the date first written above.

Grantor:

, a corporation

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on            , 2019, by              , as                  of                     .

Notary Public
My Commission Expires:

(Seal)

2

Attachment 1

To

Deed (Water Rights)

WATER RIGHTS DESCRIPTION

3

SCHEDULE 1.1(DD)(iv)

TO

IMPLEMENTATION AGREEMENT

FEE PROPERTIES DEED

APN #s:  See Exhibit A

Recorded at the request of, and

when recorded, return to:

Mail Tax Statement to:

Space above for County Recorder’s Use

Affirmation Statement:  The undersigned affirms that this document does not contain any social security numbers or other personal information of any person (Per NRS 239B.030).

DEED

(Fee Properties)

This Deed (this “Deed”), entered into to be effective as of              , 2009, is from [Barrick Entity or Newmont Entity], a           corporation whose address is                            (“Grantor”), to [Nevada JV Company], a Delaware limited liability company, whose address is                               (“Grantee”).

Recitals

1.                                      Grantor owns the real property described in Exhibit A to this Deed (the “Properties”).  The Properties are located in                County, Nevada.

2.                                      Grantor’s parent, [Barrick Gold Corporation or Newmont Mining Corporation], and [Newmont Mining Corporation or Barrick Gold Corporation] are parties to that certain Implementation Agreement dated              , 2019 (the “Agreement”).  Pursuant to the Agreement, Grantor agreed, among other things, to convey to Grantee all of its right, title and interest in and to the Properties.

3.                                      Grantor executes this Deed with respect to the Properties in order to fulfill, in part, its obligations under the Agreement.

Conveyance

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor grants, bargains and sells to Grantee, all of Grantor’s right, title and interest in and to the Properties and all and singular the tenements, hereditaments, appurtenances, fixtures, buildings and improvements thereon or thereunto belonging to or in anywise appertaining, the reversion and reversions, remainder and remainders, rents, issues, and profits thereof.

To have and to hold unto Grantee, its successors and assigns forever.

This Deed incorporates by reference the representations and warranties, and associated limitations and disclaimers, made in the Agreement with respect to the Properties.  This Deed incorporates the Permitted Encumbrances set out in the Agreement.

This Deed and the covenants contained herein shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective successors and assigns.  This Deed is intended to and does convey any after acquired title or interest in and to the Properties that Grantor may hereafter acquire.

This Deed is executed and delivered effective on the date first written above.

Grantor:

, a corporation

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

This instrument was acknowledged before me on            , 2019, by              , as                  of                     .

Notary Public
My Commission Expires:

(Seal)

2

Attachment 1

To

Deed (Fee Properties)

FEE PROPERTIES DESCRIPTION

3

SCHEDULE 1.1(VV)

JV AGREEMENT

BARRICK GOLD CORPORATION

- and -

[BARRICK MEMBER]

- and -

NEWMONT MINING CORPORATION

- and -

NEWMONT USA LIMITED

- and -

[NEVADA JV]

OPERATING AGREEMENT OF NEVADA JV

•, 2019

TABLE OF CONTENTS

	ARTICLE 1

	DEFINITIONS

1.1	Definitions	2
1.2	Interpretation, Etc.	14
1.3	Schedules	15

	ARTICLE 2

	ORGANIZATIONAL MATTERS

2.1	Formation	15
2.2	Name	16
2.3	Purpose	16
2.4	Principal Place of Business	16
2.5	Registered Office; Registered Agent	16
2.6	Powers	16
2.7	Term	16
2.8	Title to Property	16
2.9	No Liability to Third Parties	16
2.10	Other Business Opportunities; Independent Acquisition of Properties	17
2.11	No Agency	17
2.12	Priority of Agreements; Default Rules	17
2.13	Liability Several	18
2.14	Capacity of Members	18
2.15	Capacity of Parents	19
2.16	U.S. Tax Provisions	20

	ARTICLE 3

	GOVERNANCE MATTERS

3.1	Board of Nevada JV	20
3.2	Meetings of Board	21
3.3	Matters Requiring Approval	22
3.4	Unit Transfers; Restrictions	26
3.5	Fiscal Year	26
3.6	Agreement to Take Corporate Actions	27
3.7	Technical Committee	27
3.8	Finance Committee	28
3.9	Other Committees	29
3.10	Members; Capitalization	29
3.11	Exculpation and Indemnification	30

i

	ARTICLE 4

	MANAGEMENT OF OPERATIONS

4.1	Designation of Operating Member	31
4.2	Rights and Obligations of the Operating Member	32
4.3	Reports and Information	36
4.4	Performance by Operating Member as to Approved Programs and Budgets	37
4.5	Accounts and Settlements	39
4.6	Accounts and Records	40
4.7	Audits	41
4.8	Inspection and Access	41
4.9	Access to Infrastructure	42
4.10	Resignation, Removal, or Change of Operating Member	42
4.11	Right of First Offer	43

	ARTICLE 5

	BUDGETS; FUNDING

5.1	Programs and Budgets	44
5.2	Delivery and Sale of Products	46
5.3	Reserves; Bonding	47
5.4	Supplemental Programs and Budgets	48
5.5	Member Contributions	48
5.6	Procedures Related to Programs and Budgets and Funding Plans	48

	ARTICLE 6

	EXCLUDED ASSETS; MATERIAL CAPITAL PROJECTS

6.1	Contribution of Excluded Assets	49
6.2	Material Capital Projects	50

	ARTICLE 7

	EXCLUDED CLOSURE PROPERTIES

	ARTICLE 8

	DISTRIBUTIONS

8.1	Distributions	52

	ARTICLE 9

	DEFAULTS AND REMEDIES
9.1	Defaults	53
9.2	Notice of Default	53
9.3	Opportunity to Cure	53
9.4	Rights Upon Default	54

9.5	Failure to Provide Funds	54
9.6	Dilution Mechanism	55
9.7	Limited Powers of Attorney	55
9.8	Remedies Not Exclusive; No Waiver	56
9.9	Elimination of Minority Interest by Redemption for Royalty	56

	ARTICLE 10

	RETAINED ROYALTY

10.1	Retained Royalty	56

	ARTICLE 11

	PARENT GUARANTEES

11.1	Barrick Guarantee	57
11.2	Newmont Guarantee	58

	ARTICLE 12

	AREA OF INTEREST

12.1	Area of Interest	59
12.2	Exceptions	59

	ARTICLE 13

	APPLICABLE LAW; DISPUTES

13.1	Applicable Law; Consent to Jurisdiction	60
13.2	Dispute Resolution	60
13.3	Continuing Obligations	61
13.4	Waiver of Jury Trial	61

	ARTICLE 14

	CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

14.1	General	61
14.2	Exceptions	61
14.3	Public Announcements	63
14.4	Duration of Confidentiality	63
14.5	Redacted Filings	63

	ARTICLE 15

	TRANSFERS; PREFERENTIAL PURCHASE RIGHTS; EXEMPT TRANSFERS

15.1	Transfer Procedures	64
15.2	Preferential Purchase Rights	65

15.3	Exempt Transfers	66
15.4	Loss of Affiliate Status	66
15.5	Corporate Approvals	67

	ARTICLE 16

	TERMINATION

16.1	Termination of Agreement	67
16.2	Continuing Liabilities Upon Withdrawal or Transfer	68
16.3	Right to Data After Termination	68

	ARTICLE 17

	GENERAL PROVISIONS

17.1	Notices	68
17.2	Assignment	70
17.3	Waiver	70
17.4	Amendments	70
17.5	Force Majeure	71
17.6	Further Assurances	71
17.7	Survival of Terms and Conditions	71
17.8	Entire Agreement	71
17.9	Severability	71
17.10	Computation of Interest	72
17.11	No Third-Party Beneficiary	72
17.12	No Implied Covenants	72
17.13	Time is of the Essence	72
17.14	Limitation of Liability	72
17.15	New Units	72
17.16	Counterparts	73

OPERATING AGREEMENT OF NEVADA JV

THIS OPERATING AGREEMENT made the • day of •, 2019,

B E T W E E N :

BARRICK GOLD CORPORATION,
a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as “Barrick”),

- and -

[BARRICK MEMBER],
a limited liability company existing under the laws of the State of Delaware,

(hereinafter referred to as “Barrick Member”),

- and -

NEWMONT MINING CORPORATION,
a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “Newmont”),

- and -

NEWMONT USA LIMITED,
a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as “Newmont Member”),

- and -

[NEVADA JV],
a limited liability company existing under the laws of the State of Delaware,

(hereinafter referred to as “Nevada JV”).

WHEREAS on •, 2019, Barrick and Newmont entered into the Implementation Agreement (as defined below);

AND WHEREAS, Barrick indirectly holds 100% of the units in the capital of Barrick Member;

AND WHEREAS, Newmont indirectly holds 100% of the units in the capital of Newmont Member;

AND WHEREAS pursuant to the Implementation Agreement, the following transactions occurred:

(a)                                 Nevada JV was formed under the name • by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware pursuant to the Act (as defined below) on •, 2019;

(b)                                 Barrick Member contributed the Barrick Contributed Assets (as defined below) to Nevada JV in consideration for • Units of Nevada JV, initially representing a 61.5% Proportionate Interest;

(c)                                  Nevada JV assumed the Barrick Assumed Liabilities (as defined below);

(d)                                 Newmont Member contributed the Newmont Contributed Assets (as defined below) to Nevada JV in consideration for • Units of Nevada JV, initially representing a 38.5% Proportionate Interest; and

(e)                                  Nevada JV assumed the Newmont Assumed Liabilities (as defined below);

AND WHEREAS Barrick Member and Newmont Member desire to establish certain rights and obligations between themselves as Members (as defined below) in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                                                               Definitions.

As used in this Agreement, the following terms shall have the meanings given below.

“Accounting Procedures” means the Accounting Procedures attached hereto as Schedule A.

“Act” means the Delaware Limited Liability Company Act.

“Additional Program and Budget” has the meaning set forth in Section 5.1(c)(ii).

“Affiliate” means (and as applicable as part of its derivative “Affiliated” means), with respect to any Person, the following: (i) any other Person that directly or indirectly, through one or more intermediaries, Controls such Person and (ii) any other Person that is Controlled by or under common Control with such Person[; provided, however, that for purposes of this Agreement, Nevada JV and its subsidiaries shall be deemed not to be Affiliates of any Barrick Party or any Newmont Party].

“Agreement” has the meaning set forth in the preamble.

“Approved by Nevada JV”, “Nevada JV Approved”, “Approved by the Board”, “Approval” means a proposal or action in respect of Nevada JV that has been approved by the Board in accordance with Section 3.3(a), Section 3.3(b) or Section 3.3(c), as applicable.

“Approved Engineering Firm” means a qualified internationally recognized engineering firm approved by the Members in writing from time to time or as otherwise determined pursuant to Section 3.3(e).

“Approved Program and Budget” means any Program and Budget (including any Operating Program and Budget, Supplemental Program and Budget or Closure Program and Budget), together with any supplements thereto and any amendments or modifications thereof, in each case that are Approved by the Board in accordance with this Agreement.

“Area of Interest” means all lands that lie within the area depicted as the “Area of Interest” on the map attached hereto as Schedule B, together with any additional lands agreed by the Members in writing from time to time.

“Auditor” means PricewaterhouseCoopers LLP, or any other firm of public accountants selected by the Operating Member and Approved by the Board pursuant to Section 3.3(c)(x).

“Barrick” has the meaning set forth in the preamble, and includes any successor to Barrick by corporate reorganization, merger or amalgamation by which such successor, as the surviving entity or amalgamated company, shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations, of Barrick.

“Barrick Assumed Liabilities” has the meaning set forth in the Implementation Agreement.

“Barrick Contributed Assets” has the meaning set forth in the Implementation Agreement.

“Barrick Finance Representatives” has the meaning set forth in Section 3.8(a).

“Barrick Guaranteed Obligations” has the meaning set forth in Section 11.1(a).

“Barrick Member” has the meaning set forth in the preamble.

“Barrick Nevada JV Interests” has the meaning set forth in Section 15.1.

“Barrick Notional Capital Account” means a notional capital account for Barrick Member calculated as the sum of: (A) $[***], (B) all Member Contributions in respect of growth capital expenditures made by the Barrick Member, (C) the Contribution Value of

***                           Certain information is omitted pursuant to Item 601(b)(2) of Regulation S-K. Omissions are designated as [***]. The Company agrees to furnish supplementally any omitted information to the SEC upon request.

any Excluded Asset contributed by Barrick Member (on a 100% basis) less any amounts paid by Newmont Member to Barrick Member in respect of such Excluded Asset, (D) the amount paid by Barrick Member to Newmont Member in connection with a contribution by Newmont Member of an Excluded Asset, and (E) any Member Contributions made to cover a Funding Default by Newmont Member; LESS all Nevada JV Distributions to Barrick Member, or any portion thereof, that were funded from proceeds of the disposition of any Nevada JV Assets.

“Barrick Party” means Barrick or Barrick Member.

“Barrick Proprietary Property” means all intellectual property owned or held by Barrick or any of its Affiliates, including (i) patents and patent applications, (ii) copyrights and applications in copyright, domestic or foreign, and all underlying works of authorship, (iii) computer programs, computer databases, computer program flow diagrams, source codes and object codes, (iv) trade secrets, software, license rights, methods, process, know-how, formulae and algorithms and (v) all licenses related to intangible property incorporating any of the foregoing. For certainty, it is acknowledged that Barrick Proprietary Property is not included in the Barrick Contributed Assets.

“Barrick Re-Transfer Notice” has the meaning set forth in Section 15.4(a).

“Barrick Technical Representatives” has the meaning set forth in Section 3.7(a).

“Barrick Transferee Affiliate” has the meaning set forth in Section 15.3.

“Board” means the board of managers of Nevada JV.

“Budget” means a detailed estimate of all expenditures to be made by Nevada JV during a Budget Period, including those made in performing a corresponding Program.

“Budget Period” means the time period covered by a Budget.

“Business Day” means a day other than Saturday, Sunday or statutory holiday on which commercial banks located in the city of Toronto, Ontario and Denver, Colorado are open for business during normal banking hours.

“Calendar Year” means the period of 12 consecutive months starting on the first day of January at 12:00 a.m., Toronto, Ontario time, and ending on the immediately following 31st day of December at 11:59 p.m. midnight, Toronto, Ontario time. If any activity or event that is to be performed or that is to occur during or in respect of any Calendar Year established herein begins after January 1st of such Calendar Year, the period covered shall be the period from the time of commencement of the action or event through December 31st of the year in which the time of commencement occurs.

“Capital Contribution” means, subject to any limitations imposed by Legal Requirements, any contribution to the capital of Nevada JV (other than as Member Loans) by a Member in respect of its Units in cash, property, the use of property, services or otherwise, whenever made.

“Capital Project Budget” means a Budget in respect of the Development of a Material Capital Project that is based on a feasibility study showing on a monthly basis until the targeted completion of the Material Capital Project, the forecast work program and a detailed estimate of all costs to be incurred and a schedule of any proposed cash contributions to be made by the Members and/or debt financing to be obtained by Nevada JV in connection with the Material Capital Project.

“Cash Available for Distribution” has the meaning set forth in Section 8.1(a).

“Cash Available to Nevada JV” means cash generated from the sale of Products, cash available from the sale of electric power, cash available from lenders and cash available from other sources (excluding reserve accounts) which, as determined by the Operating Member, acting reasonably, can be prudently used for the payment of expenses for which Cash Available to Nevada JV is to be utilized as provided in this Agreement without adversely affecting to a material extent other ongoing Operations, the Nevada JV Assets or the satisfaction of applicable Legal Requirements by Nevada JV.

“Cash Requirements” has the meaning set forth in Section 4.5(b)(i).

“Certificate of Formation” means the certificate of formation of Nevada JV as filed with the Secretary of State of the State of Delaware, as may be amended from time to time.

“Chargeable Costs” means costs incurred for or in connection with Operations in accordance with Approved Programs and Budgets, the Accounting Procedures and this Agreement.

“Closure Operations” means Operations related to the shutdown and closure of any of the Nevada JV Mines pursuant to the applicable Closure Plan.

“Closure Plan” means a plan submitted to and approved by the relevant Governmental Authority according to applicable Legal Requirements related to the Closure Operations and otherwise in accordance with commercially reasonable principles of good mining practice.

“Closure Program and Budget” has the meaning set forth in Section 5.1(c)(iii).

“Co-Funded Capital Project” has the meaning set forth in Section 6.2(b).

“Confidential Information” means the terms of this Agreement, all Technical Data, all Barrick Proprietary Property, all Newmont Proprietary Property and any other information concerning any matters affecting or relating to the business, operations, assets, results or prospects of Nevada JV, including information regarding plans, budgets, processes, results of Exploration, Development, Mining and other data, except to the extent that such information has already been publicly released as allowed herein by the Party providing such information or that such Party can demonstrate was previously publicly released by a Person who did not do so in violation or contravention of any duty or agreement.

“Continuing Obligations” means obligations or responsibilities of Nevada JV arising from Operations that are reasonably expected to continue or arise after such Operations have ceased or are suspended, including obligations related to reclamation, closure, monitoring, stabilization or Environmental Compliance.

“Control” means (and as applicable as part of its derivatives “Controls” and “Controlled” means) possession, directly or indirectly, of the power to vote more than 50% of the voting power of such Person or to direct or cause the direction of the management or policies of a Person, whether through ownership of the voting power of such Person, by contract or otherwise.

“Default Loan” has the meaning set forth in Section 9.5(b).

“Default Rule” means a provision of the Act that would apply to Nevada JV unless otherwise provided in, or modified by, this Agreement.

“Defaulted Amount” has the meaning set forth in Section 9.5(a).

“Defaulting Member” has the meaning set forth in Section 9.1.

“Development” means Operations or work performed for the purpose of or in connection with preparation for Mining, including acquisitions of rights and interests needed for Mining, definitional and condemnation drilling, metallurgical and engineering studies and the construction or installation of facilities used for the mining, handling, milling, processing or other beneficiation of Products and the transportation thereof. Activities undertaken to comply with Legal Requirements arising out of or related to any of the foregoing activities included in this definition (including the active pursuit of obtaining any Governmental Authorizations or other required authorizations and Environmental Compliance) shall also be considered to be acts of Development.

“Disposition Notice” has the meaning set forth in Section 4.11(a).

“Disposition Transaction” has the meaning set forth in Section 4.11(a).

“Dispute Committee” has the meaning set forth in Section 3.3(d)(ii).

“Dollars”, “dollars” or “$” means currency of the United States of America unless otherwise specifically indicated.

“Encumbrance” or “Encumbrances” means mortgages, charges, deeds of trust, security interests, pledges, liens, royalties, overriding royalty interests, preferential purchase rights or other encumbrances or burdens of any nature whether imposed by contract or operation of law.

“Entity” means any corporation (including any non-profit corporation), company, limited liability company, limited duration company, general partnership, limited partnership, limited liability partnership, joint venture, joint stock association, estate, trust, cooperative foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature recognized under the laws of any jurisdiction.

“Environmental Compliance” means, at all times during the term of this Agreement, actions performed during or after Operations to comply in all material respects with the requirements of all applicable environmental Legal Requirements.

“Excluded Asset” means any asset of the Members or their respective Affiliates located in the State of Nevada that, as of the date of this Agreement, is not included in the Barrick Contributed Assets or Newmont Contributed Assets, as applicable, and accordingly was not contributed to Nevada JV as a Nevada JV Asset, including (i) the Fourmile Project, (ii) the Mike Project and (iii) the Fiberline Project.

“Exploration” means all Operations or work (including reconnaissance) performed for the purpose of ascertaining the existence, location, quantity, quality or extent of a commercial deposit of minerals within the Area of Interest, including preparation of feasibility studies or analyses. The active pursuit of obtaining any Governmental Authorization related to any of the foregoing activities included in this definition and the performance of related Environmental Compliance shall also be considered to be acts of Exploration.

“Fiberline Project” means Newmont’s exploration and development project in the State of Nevada that is depicted on the map attached as Schedule C and known as the “Fiberline Project”; subject to such modifications as the Parties agree to in writing, in good faith, following discussions to occur as quickly as possible following the signing of the Implementation Agreement.

“Finance Committee” has the meaning set forth in Section 3.8(a).

“Finance Representative” has the meaning set forth in Section 3.8(a).

“Force Majeure” means, at any time, any cause, whether foreseen, foreseeable, or unforeseeable, beyond a Party’s reasonable control (provided that the affected Party makes a good faith effort to resolve or avoid such cause), including (i) acts of God, (ii) laws, regulations, orders, proclamations, instructions or request of any government or governmental entity, (iii) judgments or orders of any court, (iv) inability to obtain on reasonably acceptable terms any public or private license, License or other Governmental Authorization, (v) curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental standards imposed under applicable Legal Requirements, (vi) acts of war or conditions arising out of or attributable to war, whether declared or undeclared, (vii) riot, civil strife, insurrection or rebellion, (viii) fire, explosion, earthquake, storm, flood, sinkholes, drought or other adverse weather condition, (ix) delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain on reasonably acceptable terms, labor, transportation, materials, machinery, equipment, supplies, utilities or services, (x) accident, (xi) breakdown of equipment, machinery or facilities or (xii) any other cause whether similar or dissimilar to the foregoing.

“Fourmile Project” means Barrick’s exploration and development project in the State of Nevada that is depicted on the map attached as Schedule C and known as the “Fourmile Project”; for greater certainty, notwithstanding the proximity to Barrick’s “Goldrush” project, the Fourmile Project is and shall be deemed to be an Excluded Asset.

“Funding Default” has the meaning set forth in Section 9.5(a).

“Funding Plan” means a description of the sources of funding to be utilized in the implementation of a Program and Budget, the particulars of the methods of funding from such sources and estimates of when the funds will be needed.

“General Manager” means the individual employed by the Operating Member or Nevada JV who has overall supervisory authority and responsibility for managing Operations.

“Generally Accepted Accounting Principles” means both (a) International Financial Reporting Standards as issued by the International Accounting Standards Board and (b) generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any governmental authority, local authority or political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof or any quasi-governmental or private body having jurisdiction or entitled to exercise any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any License, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Implementation Agreement” means the implementation agreement dated March 10, 2019 between Barrick and Newmont.

“In-Kind Distributions” has the meaning set forth in Section 5.2(a).

“Involved Parties” has the meaning set forth in Section 13.2(a).

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of any Governmental Authority, any agreement with a Governmental Authority and the terms of any Governmental Authorization.

“LIBOR Rate” means the 30-day interest rate appearing on Reuters Screen LIBOR01 page (or such other page as may replace the LIBOR01 page on that service, or any successor or replacement service, for the purpose of displaying London interbank offered rates of major banks for deposits in Dollars as the “British Bankers Association Interest Settlement Rate” in Dollars (hereinafter referred to as “BBA LIBOR”)) as of 11:00 a.m. (London time) on the first business day of each month in London, England; provided that if such page or successor page replacing it does not have the required details, is not accessible or ceases to display on any date of determination, the LIBOR Rate shall be the rate determined by Royal Bank of Canada with reference to the relevant pages of any other service (such as Bloomberg Financial Markets Service) as may be reasonably selected by Royal Bank of Canada as suitable for determining BBA LIBOR at or about 11:00 a.m. London time on such date, or such replacement rate as is generally or widely accepted or recognized as a substitute or replacement rate for LIBOR.

“Licenses” means all licenses, permits and documents necessary for Nevada JV to carry out the full scope of its business activity with respect to the Nevada JV Business or other properties that are acquired by Nevada JV, including all licenses and permits from competent authorities authorizing Nevada JV to prospect for, appraise discovered deposits of and mine ores and to produce Products therefrom.

“Maintenance Costs” means fees, rentals, taxes and other payments and costs incurred in satisfying work expenditure requirements, preparing reports and satisfying other requirements imposed under the Licenses or other contract or agreement included in the Nevada JV Assets that must be paid or incurred in order for the Licenses or such other contracts or agreements to remain in good standing.

“Majority Member” has the meaning set forth in Section 3.1(a).

“Manager” means a member of the Board.

“Material Capital Project” means any project or proposal for possible expansions, additions to or modifications of the Nevada JV Mines and/or related facilities or of separate new mines and/or related facilities within the Area of Interest and/or the construction or operation thereof, where the estimated aggregate project costs as set out in the feasibility study in respect of such project, as applicable, exceeds $300,000,000.

“Member Contributions” are funds provided to Nevada JV by the Members as Capital Contributions or Member Loans.

“Member Loan Payments” means all payments of principal or interest on Member Loans.

“Member Loans” means loans made by the Members to Nevada JV, evidenced by promissory notes or other evidence of indebtedness, which in all cases shall only be made on a proportionate basis based on each Member’s Proportionate Interest.

“Members” means Barrick Member and Newmont Member as owners of the Units, and “Member” means either one of them.

“Member Transaction Offer” has the meaning set forth in Section 4.11(b).

“Mike Project” means Newmont’s exploration and development project in the State of Nevada that is depicted on the map attached as Schedule C and known as the “Mike Project”; subject to such modifications as the Parties agree to in writing, in good faith, following discussions to occur as quickly as possible following the signing of the Implementation Agreement.

“Mining” means all Operations or work performed for the purpose of mining (through conventional or in situ methods), extracting, producing, beneficiating, milling or other processing of ores and other Products and the performance of Environmental Compliance in respect thereof. Activities undertaken to comply with Legal Requirements arising out of or related to any of the foregoing activities included in this definition

(including the active pursuit of obtaining any Governmental Authorizations or other required authorizations) shall also be considered to be acts of Mining, and “to Mine” and “Mined” has correlative meanings.

“Minority Member” has the meaning set forth in Section 3.1(a).

“Monthly Funding Statement” has the meaning set forth in Section 4.5(b)(i).

“Nevada JV” has the meaning set forth in the preamble.

“Nevada JV Accounts” means bank accounts of Nevada JV maintained at one or more financial institutions by the Operating Member.

“Nevada JV Assets” means the assets of Nevada JV, including (i) all property rights granted to or otherwise held by Nevada JV, including any easements, surface rights, water rights and other rights and interests covering all or any portion of such properties, (ii) all Products produced by Nevada JV from the foregoing, (iii) all Technical Data that is the property of Nevada JV and (iv) all other rights, interests, Licenses, information, files, equipment, facilities, supplies, materials and other property, tangible and intangible, held directly or indirectly by or for Nevada JV. For certainty, the Nevada JV Assets (1) include as of the date hereof the Barrick Contributed Assets and the Newmont Contributed Assets and (2) will include, to the extent contributed to Nevada JV in accordance with Section 6.1, any Excluded Assets.

“Nevada JV Business” means the development, establishment, construction and operation of the Nevada JV Assets as an integrated joint venture complex, exploration and other activities related thereto to expand and replace existing production and other activities reasonably related thereto.

“Nevada JV Capital Costs” means expenditures by Nevada JV that are classified as capital costs under accounting procedures being applied by Nevada JV or by the Operating Member on behalf of Nevada JV in the ordinary course of business.

“Nevada JV Distributions” means In-Kind Distributions, dividends, repurchase and redemptions moneys and any other distributions paid or payable to the Members by Nevada JV.

“Nevada JV Interests” has the meaning set forth in Section 15.1.

“Nevada JV Mines” means the mines, processing facilities, infrastructure and associated facilities that form part of the Nevada JV assets.

“Newmont” has the meaning set forth in the preamble, and includes any successor to Newmont by corporate reorganization, merger or amalgamation by which such successor, as the surviving entity or amalgamated company, shall possess all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations, of Newmont.

“Newmont Assumed Liabilities” has the meaning set forth in the Implementation Agreement;

“Newmont Contributed Assets” has the meaning set forth in the Implementation Agreement.

“Newmont Finance Representatives” has the meaning set forth in Section 3.8(a).

“Newmont Guaranteed Obligations” has the meaning set forth in Section 11.2(a).

“Newmont Nevada JV Interests” has the meaning set forth in Section 15.1.

“Newmont Notional Capital Account” means a notional capital account for Newmont Member calculated as the sum of: (A) $[***], (B) all Member Contributions in respect of growth capital expenditures made by the Newmont Member, (C) the Contribution Value of any Excluded Asset contributed by Newmont Member (on a 100% basis) less any amounts paid by Barrick Member to Newmont Member in respect of such Excluded Asset, (D) the amount paid by Newmont Member to Barrick Member in connection with a contribution by Barrick Member of an Excluded Asset, and (E) any Member Contributions made to cover a Funding Default by Barrick Member; LESS all Nevada JV Distributions to Newmont Member, or any portion thereof, that were funded from proceeds of the disposition of any Nevada JV Assets.

“Newmont Party” means Newmont or Newmont Member.

“Newmont Proprietary Property” means all intellectual property owned or held by Newmont or any of its Affiliates, including (i) patents and patent applications, (ii) copyrights and applications in copyright, domestic or foreign, and all underlying works of authorship, (iii) computer programs, computer databases, computer program flow diagrams, source codes and object codes, (iv) trade secrets, software, license rights, methods, process, know-how, formulae and algorithms and (v) all licenses related to intangible property incorporating any of the foregoing. For certainty, it is acknowledged that Newmont Proprietary Property is not included in the Newmont Contributed Assets.

“Newmont Re-Transfer Notice” has the meaning set forth in Section 15.4(b).

“Newmont Technical Representatives” has the meaning set forth in Section 3.7(a).

“Newmont Transferee Affiliate” has the meaning set forth in Section 15.3.

“Non-Defaulting Member” has the meaning set forth in Section 9.1.

“Non-Funding Member” has the meaning set forth in Section 6.2(b);

“Notice of Default” has the meaning set forth in Section 9.2.

“Offering Period” has the meaning set forth in Section 4.11(c).

“Operating Member” means Barrick Member managing Operations for Nevada JV pursuant to Section 4.1 or a replacement appointed pursuant to Section 4.10.

“Operating Program and Budget” has the meaning set forth in Section 5.1(c)(i).

“Operations” means all undertakings, activities and operations engaged in by Nevada JV (including those undertaken by the Operating Member or its agents or

***                           Certain information is omitted pursuant to Item 601(b)(2) of Regulation S-K. Omissions are designated as [***]. The Company agrees to furnish supplementally any omitted information to the SEC upon request.

representatives, including the General Manager, on behalf of or as agent of Nevada JV) or in accordance with an Approved Program and Budget.

“Other Parent” means, with respect to Barrick, Newmont and, with respect to Newmont, Barrick.

“Parent” means Barrick and/or Newmont, as the context may require, and “Parents” means both Barrick and Newmont.

“Party” means each of the Members, Nevada JV and the Parents, individually, and “Parties” means the Members, Nevada JV and the Parents, collectively.

“Permitted Encumbrance” means, collectively:

(a)                                 liens for taxes, assessments and governmental charges not delinquent or due and being contested in good faith and diligently by appropriate proceedings (and in respect of which adequate reserves are maintained in accordance with applicable accounting principles);

(b)                                 Encumbrances for public utility charges not due and payable or delinquent;

(c)                                  security given in the ordinary course of business to any public utility, municipality or government or to any statutory or public authority in connection with the provision of power, water or similar services;

(d)                                 purchase money security interests and other vendor security for the unpaid purchase price of goods acquired in the ordinary course of business;

(e)                                  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business in respect of liabilities not yet due or that are due but are being contested in good faith and in respect of which adequate reserves are maintained;

(f)                                   deposits or pledges to secure the performance of bids, tenders, trade contracts (other than contracts for the payment of money), leases, statutory obligations, reclamation obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature arising in the ordinary course of business;

(g)                                  deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance;

(h)                                 security interests incurred to finance the deferred purchase price of property; provided that any such security interests do not secure an amount in excess of 80% of the purchase price of such property; and

(i)                                     easements and imperfections of title to real property; provided that such easements and imperfections do not render title unusable or materially affect “quiet enjoyment” and use of the property.

“Person” means any individual (including a personal representative), trust, Entity or Governmental Authority.

“Policies” has the meaning set forth in Section 4.2(p).

“Product” means all waste tons, ores, minerals and mineral resources, precious or base, metallic and non-metallic (and concentrates derived therefrom) Mined from the mining concessions that form part of the Nevada JV Assets under this Agreement, including Doré and Concentrate.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Operating Member and by Nevada JV during a Budget Period established pursuant to this Agreement.

“Program and Budget” means a Program and a corresponding Budget, which Budget may include Chargeable Costs in addition to those to be incurred in carrying out such Program.

“Project Financing” means the incurrence by Nevada JV of third party indebtedness, obligations and liabilities for the primary purpose of the Development of a new Nevada JV Mine or the material expansion of an existing Nevada JV Mine in the Area of Interest.

“Proportionate Interest” means, at any time:

(a)                                 for the Barrick Member, the amount (expressed as a percentage) determined by the formula A/(A+B); and

(b)                                 for the Newmont Member, the amount (expressed as a percentage) determined by the formula B/(A+B), where:

A                                       is the total amount in the Barrick Notional Capital Account

B                                       is the total amount in the Newmont Notional Capital Account.

“Related Party”, in respect of a Member, means an Affiliate of the Member or any other Person who does not deal at arm’s length with the Member or an Affiliate of the Member, excluding Nevada JV and any Entity Controlled by Nevada JV.

“Related Party Contract” means a contract, agreement or commitment between Nevada JV or any of its Affiliates (or the Operating Member acting on behalf of Nevada JV or any of its Affiliates), on the one hand, and a Member and/or one or more Related Parties of a Member, on the other hand.

“ROFO Exercise Period” has the meaning set forth in Section 4.11(b).

“Sole Funding Member” has the meaning set forth in Section 6.2(c).

“Sole Funding Notice” has the meaning set forth in Section 6.2(c).

“Special Funding Statement” has the meaning set forth in Section 4.5(b)(i).

“Successful Study” means, with respect to a Material Capital Project or Excluded Asset, as applicable, a feasibility study carried out by an Approved Engineering Firm in accordance with Section 6.1 or Section 6.2, as applicable, in which the base case demonstrates an estimated internal rate of return for the Material Capital Project or Excluded Asset, as applicable, of 15% or greater (calculated with reference to the two year trailing average gold price immediately preceding the date of the feasibility study, the spot gold price, the reserve gold price and such other reasonable inputs and assumptions as determined by the authors of such study in consultation with the Members, acting reasonably).

“Supplemental Program and Budget” has the meaning set forth in Section 5.4(a).

“Technical Committee” has the meaning set forth in Section 3.7(a).

“Technical Data” means engineering studies and working papers, consultants reports and working papers, pre-feasibility reports, feasibility reports, mine plans, surface and underground maps, assays, samples, cores, analyses, geologic and geophysical maps, engineering maps, photographs, drill logs, exploration reports, environmental studies, correspondence with governmental officials and entities, reserve studies and reports, metallurgical studies and reports and all other information and data in printed or electronic form concerning the condition, geology, mineral potential, physical characteristics, minability or other technical matters related to the Nevada JV Assets and other facilities constructed by or for Nevada JV and the conduct of Operations.

“Technical Representative” has the meaning set forth in Section 3.7(a).

“Transfer” (a) when used as a verb, means, directly or indirectly, to sell, grant, assign, create an Encumbrance on, pledge, charge or otherwise convey, or dispose of or commit to do any of the foregoing (and “Transferred” shall have the correlative meaning) and (b) when used as a noun, means a direct or indirect sale, grant, assignment, Encumbrance, pledge, charge, conveyance or other disposition (and “Transferor” and “Transferee” shall have the correlative meaning).

“Units” means the units into which the interests in Nevada JV are divided.

“Vote” has the meaning set forth in Section 3.2(e).

1.2                                                                               Interpretation, Etc.

This Agreement is the result of negotiations among the Parties, and the terms and provisions hereof (except where otherwise defined or the context otherwise requires) shall be construed in accordance with their usual and customary meanings. The captions or headings of sections or subsections of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. Insofar as is permissible under applicable Legal Requirements, the Parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed agreement or any earlier draft of the same. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Schedule shall be to a Section or Schedule, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in this Agreement to any agreement or contract, unless otherwise specified, shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms. References in this Agreement to any Person shall mean and be a reference to such Person and its permitted successors and assigns. Where the term “subject to applicable Legal Requirements” is used, any applicable Legal Requirement shall govern or limit the referenced matter or action except to the extent that such Legal Requirement can be waived or overridden by agreement, in which case such Legal Requirement shall be deemed to have been waived and overridden by this Agreement to the extent that terms hereof conflict with such Legal Requirement within the limits of such permitted waiver or override. If and to the extent there is a conflict which cannot be avoided, the Parties will work together in good faith using all available legal means (within reason) to carry into effect the intent of the Parties as evidenced by this Agreement. In this Agreement, the terms “pre-feasibility study” and “feasibility study” have the meanings ascribed to those terms by the Canadian Institute of Mining and Petroleum, as the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as amended.

1.3                                                                               Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule A	—	Accounting Procedures
Schedule B	—	Area of Interest
Schedule C	—	Fiberline Project
Schedule D	—	Fourmile Project
Schedule E	—	Mike Project
Schedule F	—	Excluded Asset Valuation
Schedule G	—	Illustrative Dilution Examples
Schedule H	—	Form of Minority Royalty Agreement
Schedule I	—	Form of Retained Royalty Agreement
Schedule J	—	U.S. Tax Provisions

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1                                                                               Formation.

Nevada JV was formed on •, 2019 pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

2.2                                                                               Name.

The name of Nevada JV is “•“. All business of Nevada JV will be conducted in such name or such other name as is Approved by the Board.

2.3                                                                               Purpose.

The purpose of Nevada JV shall be to engage in any lawful business, purpose or activity that may be engaged in by a limited liability company organized under the Act.

2.4                                                                               Principal Place of Business.

The principal place of business of Nevada JV shall be located at such location as may hereafter be determined by the Board. The location of Nevada JV’s principal place of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Act and any other applicable Legal Requirements.

2.5                                                                               Registered Office; Registered Agent.

The address of the registered office of Nevada JV as of the date of this Agreement is •. The registered agent of Nevada JV on the date of this Agreement is •. The Board may designate another registered agent or registered office from time to time in accordance with the then applicable provisions of the Act and any other applicable Legal Requirements.

2.6                                                                               Powers.

Nevada JV shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to, or for the furtherance of, the purposes set forth in Section 2.3.

2.7                                                                               Term.

The term of Nevada JV commenced on the date of the initial filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in perpetuity, unless sooner terminated in accordance with the Article 16 or the Act.

2.8                                                                               Title to Property.

All real and personal property owned by Nevada JV shall be owned by Nevada JV as an entity and no Member shall have any ownership interest in such property in its individual name, and each Member’s interest in Nevada JV shall be personal property for all purposes. Except as otherwise provided in this Agreement, Nevada JV shall hold all of its real and personal property in the name of Nevada JV and not in the name of any Member.

2.9                                                                               No Liability to Third Parties.

The debts, obligations and liabilities of Nevada JV, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of Nevada JV, and no Member, Manager or officer shall be obligated personally for any such debt, obligation or liability of Nevada JV solely by reason of being a Member or acting as a Manager or officer.

2.10                                                                        Other Business Opportunities; Independent Acquisition of Properties.

Notwithstanding anything to the contrary in this Agreement or the Act, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to either Member or to any Manager. Except as expressly provided in this Agreement, each Member shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations conducted hereunder, without consulting the other Member. Except as provided in Section 6.1 and Section 12.1, neither Barrick Party nor any Manager appointed by Barrick Member shall have any duty to Nevada JV or any Newmont Party by reason of this Agreement to present any particular corporate, business or investment opportunity to Nevada JV or any Newmont Party, even if such opportunity is of a character that, if presented to Nevada JV, could be taken by Nevada JV or any of its subsidiaries, and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law, and each Barrick Party shall continue to have the right to take for its own accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular opportunity. Except as provided in 6.1 and Section 12.1, neither Newmont Party nor any Manager appointed by Newmont Member shall have any duty to Nevada JV or any Barrick Party by reason of this Agreement to present any particular corporate, business or investment opportunity to Nevada JV or any Newmont Party, even if such opportunity is of a character that, if presented to Nevada JV, could be taken by Nevada JV or any of its subsidiaries, and any purported failure will not be deemed to be a breach of this Agreement, the Act or any other applicable law, and each Newmont Party shall continue to have the right to take for its own accounts or as a partner, shareholder, fiduciary or otherwise, or to recommend to others, any such particular opportunity.

2.11                                                                        No Agency.

Nothing contained in this Agreement or in the Certificate of Formation shall be deemed to constitute any Member or Parent the partner of any other Member or Parent, respectively, to create any fiduciary relationship between them, nor, except as otherwise herein expressly provided, to constitute any Member or Parent the agent or legal representative of any other Member or Parent, respectively. It is not the intention of the Members to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. No Member or Parent shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Member or Parent in its individual capacity, except as otherwise expressly provided herein. Each Member shall indemnify, defend and hold harmless the other Member and its Affiliates, their directors, managers, officers, employees, agents and attorneys, and any Managers elected at the instance of the indemnified Member, from and against any and all losses, claims, damages and liabilities arising out of any act or assumption of liability by the indemnifying Member or its Parent or any of their respective directors, managers, officers, employees, agents or attorneys or any Managers elected at the instance of it, done or undertaken, or apparently done or undertaken, on behalf of the other Member or Parent or Nevada JV, except pursuant to authority expressly granted in the Certificate of Formation or in this Agreement or conferred in writing by the Board. Nothing in this Section 2.11 shall be deemed to lessen any power or authority, express or implied, of any director, manager, officer or committee of Nevada JV.

2.12                                                                        Priority of Agreements; Default Rules.

(a)                                 To the extent permitted by applicable Legal Requirements and the Act and as among the Members, the provisions of this Agreement shall apply to any matter related to

Nevada JV that is not covered by the Certificate of Formation. In the event of any inconsistency between the terms and conditions of the Certificate of Formation and the terms and conditions of this Agreement, the terms and conditions of this Agreement, to the extent permitted by the Act, shall apply by the means set out in the following sentence. The Members shall, subject to the Act, take such action as may be appropriate, including amending the Certificate of Formation, to remove such conflict, ambiguity or inconsistency and to permit Nevada JV and its affairs to be carried on in accordance with this Agreement.

(b)                                 Regardless of whether this Agreement specifically refers to a particular Default Rule, to the extent permitted under the Act, (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement shall control and such Default Rule is hereby modified or negated accordingly and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, such Default Rule is hereby modified or negated accordingly.

2.13                                                                        Liability Several.

The rights, duties, obligations and liabilities of the Members under the Certificate of Formation and this Agreement shall be several and not joint or collective. Each Member shall be responsible only for its obligations as set out in the Certificate of Formation and in this Agreement and shall be liable only for its share of costs and expenses as provided herein. Each Parent shall be liable only for its obligations as a Parent as set out in this Agreement.

2.14                                                                        Capacity of Members.

(a)                                 General. As of the date hereof, Barrick Member represents and warrants to Newmont Member and Newmont Member represents and warrants to Barrick Member that:

(i)                           it is duly organized and in good standing in its place of organization;

(ii)                        it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii)                     it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the execution or implementation of this Agreement;

(iv)                    this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; provided, however, that no representation is made as to (A) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (B) limitations on remedies established by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties;

(v)                       to the best of its knowledge after reasonable inquiry, the execution, delivery and performance of this Agreement will not violate any provision of any indenture, agreement or other instrument to which it is a party or by which its properties are bound, except for such matters as would not have a material adverse effect on this Agreement taken as a whole;

(vi)                    it has incurred no obligation or liability, contingent or otherwise, for brokers or finders fees or the like that will in any way become an obligation of, or result in a valid claim against, the other Member with respect to the matters provided for in this Agreement;

(vii)                 it owns its Units free of any Encumbrances; and

(viii)              no Person has any right or option to acquire from it or its Affiliates, directly or indirectly, any right, title or interest of any nature in or to its Units.

(b)                                 Survival. The representations and warranties contained in Section 2.14(a) shall survive the execution hereof for a period of two years from the date hereof. The time permitted for bringing a claim may be affected by any applicable limitation periods under applicable Legal Requirement of the State of Delaware.

2.15                                                                        Capacity of Parents.

(a)                                 General. As of the date hereof, Barrick represents and warrants to Newmont and Newmont represents and warrants to Barrick that:

(i)                           it is duly organized and in good standing in its place of incorporation;

(ii)                        it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(iii)                     it is not subject to any governmental order, judgment, decree, debarment, sanction or laws that would preclude the execution or implementation of this Agreement;

(iv)                    this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; provided, however, that no representation is made as to (A) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (B) limitations on remedies established by applicable bankruptcy, insolvency, moratorium and other similar laws affecting generally the rights of creditors and secured parties;

(v)                       to the best of its knowledge after reasonable inquiry, the execution, delivery and performance of this Agreement will not violate any provision of any indenture, agreement or other instrument to which it is a party or by which its properties are bound, except for such matters as would not have a material adverse effect on this Agreement taken as a whole;

(vi)                    it has incurred no obligation or liability, contingent or otherwise, for brokers or finders fees or the like that will in any way become an obligation of, or result in a valid claim against, the Other Parent with respect to the matters provided for in this Agreement.

(b)                                 Survival. The representations and warranties contained in Section 2.15(a) shall survive the execution hereof for a period of two years from the date hereof. The time permitted for bringing a claim may be affected by any applicable limitation periods under applicable Legal Requirement of the State of Delaware.

2.16                                                                        U.S. Tax Provisions.

This Agreement shall incorporate the U.S. tax provisions of Schedule J, which shall constitute an integral part of this Agreement; including provisions requiring Nevada JV to establish and maintain capital accounts for each Member and to allocate items of income, gain, deduction, loss and credit to such capital accounts.

ARTICLE 3

GOVERNANCE MATTERS

3.1                                                                               Board of Nevada JV.

(a)                                 Board of Managers; Selection of Managers and Chairman. The management and control of Nevada JV and its business and affairs, and the power to act for and to bind Nevada JV, shall be vested exclusively in the Board. The Board shall act as a “manager” pursuant to Section 18-402 of the Act. There shall be five members of the Board and five alternates, one in respect of each Manager. A designated alternate may act in place of the applicable Manager at any meeting of the Board at which such Manager is not present or in connection with any actions to be taken by the Board or by any Manager individually in the absence of such Manager. Any alternate so acting shall be deemed to be a Manager. Three Managers and their respective alternates shall be appointed by the Member that holds a Proportionate Interest greater than 50% (the “Majority Member”) and two Managers and their respective alternates shall be appointed by the other Member (the “Minority Member”). If the Members each hold 50%, the Member whose last Proportionate Interest was formerly more than 50% but which has been reduced down to 50% shall be deemed to be the Majority Member. The chairman of the Board shall be appointed by the Majority Member from its appointed Managers and may be represented by his or her alternate on the Board. Each Manager will owe a fiduciary duty to the Nevada JV in performing his or her role as a Manager equivalent to the duty of care provided under Delaware Legal Requirement for directors of Delaware corporations, but not any other fiduciary duty. Subject to and without limiting the foregoing, in the course of discharging his or her duties, each Manager may take into consideration the interests of the Member that nominated him or her.

(b)                                 Current Managers. The initial Managers appointed by Barrick Member and their respective alternates are Mark Bristow (Chairman) and Rodney Quick, as alternate, Catherine Raw and George Joannou, as alternate, and Robert Krcmarov and John Steele, as alternate. The initial Managers appointed by Newmont Member and their respective alternates are Gary Goldberg and •, as alternate, and Tom Palmer and •, as alternate.

(c)                                  Procedures. A Manager (including a Manager who is the chairman of the Board or any designated alternate) may be removed and another appointed in his or her place at the instance of the Member who has the right to appoint the Manager (or designated alternate) or the chairman for the applicable term. A Member with the right to appoint a Manager (or designated alternate) or the chairman of the Board shall make such appointment, or shall effect the removal and replacement of a prior appointee, by written notice to the other Member, Nevada JV and the chairman of the Board.

3.2                                                                               Meetings of Board.

(a)                                 Regular, Special and Rescheduled Meetings.

(i)                           The Board shall hold regular meetings at least quarterly. Meetings shall be held at places within the United States (which may be in or outside the State of Delaware) determined by the Operating Member, or otherwise as may be agreed by the Managers or permitted pursuant to Section 3.2(d). The Operating Member shall give 30 days’ notice to the Managers of such regular meetings. Additionally, any Manager may call a special meeting upon 15 days’ notice to the Operating Member and the other Managers. In case of emergency, reasonable notice of a special meeting shall suffice.

(ii)                        There shall be a quorum if three Managers are present, at least one of which must be a Manager appointed by the Majority Member and at least one of which must be a Manager appointed by the Minority Member. If a quorum is not present within 30 minutes following the time appointed for the commencement of the Board meeting, any Manager present may adjourn the meeting, which then shall be automatically rescheduled for the same time of day and at the same place on the sixth Business Day thereafter at the location where the meeting is to be held. The Operating Member shall make a good faith effort to give notice to the Managers of the rescheduled meeting but otherwise shall be under no obligation to give any Manager notice thereof. A quorum shall be deemed to be present at such rescheduled meeting for all purposes under this Agreement if at least three Managers are present. Only those items included on the agenda for the original meeting (and which are not subject to 100% approval pursuant to Section 3.3(c)) may be acted upon at such a rescheduled meeting, but any matters may be considered with the consent of all Managers.

(b)                                 Presence of Other Persons. The Managers appointed by each Member may, upon notice provided to the chairman and at the expense of such Member, invite other persons who have a reasonable business purpose for being present, to attend any meeting of the Board; provided that the Manager(s) representing the other Member consents, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed in Operations are required to attend a Board meeting, reasonable costs incurred in connection with such attendance shall be paid for by the Operating Member as a Chargeable Cost. All other costs in respect of invited persons shall be paid for by the Member whose appointed Managers extended the invitation.

(c)                                  Agendas; Minutes. Each notice of a meeting shall include an itemized agenda prepared by the Operating Member in the case of a regular meeting or by the Manager calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Managers. The Operating Member shall prepare minutes of all meetings, including a rescheduled meeting, and shall distribute copies of such minutes to the Managers within 20 days after the meeting. The minutes, when approved by each Manager in attendance at the meeting, shall be the official record of the decisions made by the Board and shall be binding on the Operating Member and the Members. The minutes of a meeting shall be deemed to have been approved by a Manager unless such Manager objects in writing within 20 days after being provided with such minutes. Approval of the minutes shall not be a condition to the effectiveness of actions properly taken by the Board.

(d)                                 Meetings by Video or Telephonic Means. The Board may hold meetings via telephone or by video conference so long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the Managers (which confirmation may be made by approval of the minutes of the meeting pursuant to Section 3.3(c).

(e)                                  Voting. A vote of the Managers present in respect of a proposal submitted for a vote of the Board at a meeting at which a quorum is present is referred to as a “Vote”. Except as provided in Section 3.3(c), Approval of a resolution or other proposal brought before the Board shall require a greater than 50% affirmative Vote of the Managers present at a meeting at which a quorum is present. The aggregate voting power of the Barrick Member and Newmont Member nominee Managers will be based upon such Parties’ Proportionate Interest. For example, on the date hereof, the Barrick Member nominee Managers will be entitled to cast an aggregate 61.5% of the Vote on any matter, notwithstanding that they comprise only 60% of the individuals who serve as Managers and regardless of the number of nominee Managers attending any particular Board meeting. The aggregate voting power of each Member shall be apportioned equally to the nominee Managers of such Member present at a meeting. For example, on the date hereof, (i) if three Barrick Member nominee Managers are present at a meeting, each shall have Voting power equal to 20.5% and (ii) if two Barrick Member nominee Managers are present at a meeting, each shall have Voting power equal to 30.75%.

(f)                                   Actions by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all of the Managers consent thereto, and the writing or writings (including any waivers of notice) are filed with the minutes of proceedings of the Board. No Manager may sign any such written consent while present in Canada.

3.3                                                                               Matters Requiring Approval.

(a)                                 Authority of Board. The Board shall consider for Approval Programs and corresponding Budgets for Operations and related Funding Plans as provided herein, and any modifications thereof, and advise the Operating Member and Nevada JV as to the decisions of the Board in respect thereof.

(b)                                 Matters Requiring Approval. Nevada JV shall not take, and none of the Members or the Operating Member shall cause or permit Nevada JV to take, any of the following actions unless the proposed action is first Approved by the Board:

(i)                           approval of all Programs and Budgets and related Funding Plans, as well as any material modifications thereto;

(ii)                        approval, or making any material modifications to, any life of mine plans in respect of any of the Nevada JV Mines;

(iii)                     entering into, amending, suspending or terminating any power arrangements for any of the Nevada JV Assets;

(iv)                    selling excess power from any power generating facilities that are included in the Nevada JV Assets;

(v)                       selecting banks and establishing accounts for the deposit of funds by the Nevada JV;

(vi)                    initiating any non-ordinary course dispute resolution process (including arbitration proceedings) with a Governmental Authority or third party;

(vii)                 the issuance of any press release by Nevada JV;

(viii)              declaring an event of Force Majeure with respect to any Nevada JV project or mine;

(ix)                    entering into a material contract or arrangement for the operation and maintenance of any component or all of the power generating facilities that are owned by Nevada JV and which provide power to one or more Nevada JV Mines or other projects;

(x)                       the creation of any material Encumbrance by Nevada JV on the Nevada JV Assets securing indebtedness of Nevada JV;

(xi)                    issuing any statements of mineral reserves or resources;

(xii)                 entering into any contract or commitment which has a payment obligation in excess of $25 million in any Calendar Year;

(xiii)              entering into any sole source supply commitment with a value in excess of $25 million in any Calendar Year;

(xiv)             commencing or resolving any claim or dispute that is considered material to the affairs of Nevada JV, or that otherwise involves a total amount in dispute in excess of $100 million;

(xv)                appointment or removal of the General Manager; or

(xvi)             approving, or making any material modifications to, the remuneration of the General Manager.

(c)                                  Actions Requiring 100% Affirmative Vote. Approval by the Board of any of the following actions shall require a 100% affirmative Vote of the Managers present at a meeting at which a quorum is present:

(i)                           winding up, liquidation or dissolution of Nevada JV;

(ii)                        reorganizing or restructuring or merger, amalgamation, consolidation or other combination involving Nevada JV;

(iii)                     amending the Certificate of Formation (subject to provisions hereof requiring the Members to cause certain amendments to be made, which the Members with respect to Nevada JV shall, if so required, all vote in favor of);

(iv)                    changing the number of Managers of Nevada JV from that set forth in this Agreement or creating any committees of the Board of Nevada JV (other than advisory committees);

(v)                       issuing, or entering into any agreement for the issuance of, any additional Units in the capital of Nevada JV, except to the Members in accordance with the provisions hereof;

(vi)                    changing the rights, privileges and preferences of the holders of Units, or subdividing, consolidating or reorganizing any Units;

(vii)                 redeeming, purchasing for canceling or otherwise retiring or paying off any outstanding Units;

(viii)              transferring by way of continuation, redomestication or transfer of Nevada JV to another jurisdiction or the incorporation or reincorporation of Nevada JV under any other jurisdiction other than its current jurisdiction of incorporation;

(ix)                    approving any Project Financing by Nevada JV;

(x)                       removing or replacing the Auditor for Nevada JV;

(xi)                    accepting any proposal for compensation to Nevada JV in respect of expropriation by any Governmental Authority;

(xii)                 undertaking by Nevada JV of any business activity unrelated or not reasonably ancillary to the Exploration, Development and Mining in the State of Nevada;

(xiii)              implementation by Nevada JV of any hedging practices with respect to the sale of Products;

(xiv)             a determination by Nevada JV that any required Member Contributions set out in a Monthly Funding Statement or Special Funding Statement will be made as Member Loans;

(xv)                a determination by Nevada JV not to distribute Cash Available for Distribution to the Members as prescribed in Section 8.1(b);

(xvi)             entering into, or any material modification of, a Related Party Contract, or series of related Related Party Contracts, with a value in excess of $10 million;

(xvii)          a change in the fiscal year of Nevada JV;

(xviii)       any reduction to policies as contemplated in Section 4.2(p);

(xix)             any disposition of assets including the granting of royalties (other than sales of production or other dispositions in the ordinary course), in one or a series of related transactions, with a value exceeding $500 million;

(xx)                any asset purchase or investment, in one or a series of related transactions, with a value or cost or in an amount that exceeds $500 million;

(xxi)             incurrence of any long term liabilities (as defined for Generally Accepted Accounting Principles) out of the ordinary course of business;

(xxii)          initiating any bankruptcy, insolvency proceeding, liquidation, reorganization, moratorium or similar event with respect to or affecting Nevada JV;

(xxiii)       abandonment of any material Nevada JV Asset (or group of related Nevada JV Assets); or

(xxiv)      permanent cessation of Operations or suspension of Operations for more than 90 days other than due to Force Majeure.

(d)                                 Deadlock. In the event of any deadlock in respect of the Approval of any of the matters set out in Section 3.3(c), such matter shall be resolved as follows:

(i)                           representatives of Barrick Member and Newmont Member will negotiate in good faith to resolve the deadlock; and

(ii)                        if the deadlock is not resolved within 30 days of the commencement of negotiations in clause (i), the matter shall be submitted to the respective Presidents and Chief Executive Officers (or other comparable title) of the Parents, who shall form a committee (the “Dispute Committee”). The Dispute Committee will attempt in good faith to resolve such matter within 21 days of it being referred to them. If the Dispute Committee is able to resolve such matter, then, notwithstanding Section 3.3(c), Nevada JV shall be authorized to take such action, and the Members shall be authorized to cause Nevada JV to take such action, as may be necessary to implement the resolution mutually agreed by the Dispute Committee. If the Dispute Committee is unable to resolve such matter during such 21-day period, then the status quo shall remain in effect and no action will be taken with respect to such matter unless and until it receives the requisite approval.

(e)                                  Approved Engineering Firm Deadlock. In the event of any deadlock in respect of selecting an Approved Engineering Firm to carry out a feasibility study in respect of a Material Capital Project or Excluded Asset, such matter shall be resolved as follows:

(i)                           at the written request of the party wishing to complete a feasibility study, each of Barrick Member and Newmont Member will within five Business

Days of such written request propose up to two qualified internationally recognized engineering firms to complete the feasibility study;

(ii)                        if any one or more engineering firms has been proposed by both of Barrick Member and Newmont Member, then any such common firm shall be deemed to be an Approved Engineering Firm;

(iii)                     if there is no common engineering firm that has been proposed by both Barrick Member and Newmont Member, then representatives of Barrick Member and Newmont Member will negotiate in good faith to select a qualified internationally recognized engineering firm to complete the feasibility study (which firm may be one of the firms previously proposed or not); and

(iv)                    if the deadlock is not resolved within 30 days of the commencement of negotiations in clause (iii), the matter shall be submitted to the Dispute Committee. The Dispute Committee will attempt in good faith to resolve such matter within 21 days of it being referred to them. If the Dispute Committee is able to resolve such matter, then, the engineering firm agreed by the Dispute Committee shall be deemed to be an Approved Engineering Firm. If the Dispute Committee is unable to resolve such matter within such 21-day period, the party wishing to complete a feasibility study shall be entitled to select the engineering firm of its choice, acting reasonably and taking into consideration any concerns expressed during the deadlock process, from among the firms proposed in clause (i) above.

3.4                                                                               Unit Transfers; Restrictions.

(a)                                 Restrictions. Save as otherwise expressly provided in this Agreement, no Member shall, during the term of this Agreement, Transfer any of the Units now owned or hereafter acquired by it, except in compliance with the provisions of the Certificate of Formation, the Act and this Agreement. Nevada JV will not cause or permit the Transfer of its Units to be made on its register or other books unless the Transfer is permitted or required by the provisions hereof, and will not issue any Units or other equity interests whether by original issue, in connection with the sale of any outstanding equity interests of Nevada JV or in connection with any Transfer, except in accordance with the terms hereof. All Transfers of a Member’s Units shall be subject to the limitations of free transferability set forth in Article 15. A notice reflecting the substance of such restrictions shall be entered in the Schedule of Members.

(b)                                 Certificates. Units shall not be certificated unless otherwise determined by the Board. If the Board determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of Nevada JV, by any Manager or any officer designated by the Board, representing such Units and shall bear a legend noting that the Units are subject to this Agreement and limits, among other things, the right of the owner to transfer, pledge or otherwise dispose of its Units.

3.5                                                                               Fiscal Year.

The fiscal year for Nevada JV shall be the Calendar Year.

3.6                                                                               Agreement to Take Corporate Actions.

Subject to applicable Legal Requirements, the Members shall themselves do and pass, and/or cause Nevada JV at all times thereafter to do and pass, or cause to be done and passed in a timely manner without undue delay, all such acts, meetings, resolutions and corporate actions including amendment of the Certificate of Formation, and from time to time execute and deliver or cause to be executed and delivered such documents, instruments and agreements as may be required under applicable Legal Requirements or as may be necessary or advisable in the reasonable opinion of any Member, to give effect to and to be responsive to and consistent with the terms and provisions of this Agreement, and to resolutions Approved by Nevada JV so that the Members and Nevada JV will become subject to all of the obligations and liabilities expressed to be imposed upon them respectively hereunder and the intentions of the Members expressed hereunder can be implemented. The Members agree to attend duly called meetings and vote their Units and otherwise to act in every manner permitted under applicable Legal Requirements, to cause Nevada JV to act in the manner provided for herein and in the manner set forth in duly Approved resolutions of the Board and to give effect to the provisions of this Agreement and its purpose and intent, and to the extent necessary and permitted by Legal Requirements, to cause the Certificate of Formation to be adapted and/or amended or supplemented, if necessary, to permit the provisions hereof to be implemented in accordance with the terms of this Agreement. The Members shall, subject to applicable Legal Requirements, vote their Units consistent with actions taken or advice given by the Board in accordance with the provisions of this Agreement or any provision of this Agreement when any matter is presented for a vote of the Members, and the Members shall cause their nominee Managers to support and implement all proposals brought before them consistent with actions taken or advice given by the Board or any provision of this Agreement. The Members, so long as any of their nominees are Managers, agree to cause their nominees to attend duly called meetings and, to the extent that they are permitted by applicable Legal Requirements to do so, to cause their nominees to act and vote as Managers respectively so that the purpose and intent of this Agreement (including the implementation of the Board’s advice) shall be carried out, and they shall remove any such nominee who shall consistently fail in this respect.

3.7                                                                               Technical Committee.

(a)                                 Organization and Function of Technical Committee. In order to facilitate coordination and communication among the Members and the Operating Member in respect of the progress and execution of Programs and Budgets, to allow both Members to bring their (and their Affiliates’) expertise in technical operating capability, exploration, sustainability and external relations to Nevada JV and to provide guidance to the Board, the Members shall form an advisory committee (the “Technical Committee”). The Technical Committee shall be composed of six individuals, three appointed by each Member. Each member shall be referred to as a “Technical Representative”. The Technical Representatives appointed by Barrick Member shall be referred to as the “Barrick Technical Representatives” and the Technical Representatives appointed by Newmont Member shall be referred to as the “Newmont Technical Representatives”. Barrick Member may appoint or remove a representative by written notice to the Newmont Technical Representatives and Newmont Member may appoint or remove a representative by written notice to the Barrick Technical Representatives. Each of the Technical Representatives may be represented by an alternate designated by such Technical Representative at any meeting of the Technical Committee. Any alternate so acting shall be deemed to be a Technical Representative. The role of the Technical Committee shall be advisory to the Board on all matters related to Operations, including technical and financial matters. The Technical Committee will have no authority over the conduct of Operations, which shall be governed by this Agreement and the applicable Program and Budget. The recommendations and advice of the Technical Committee are subject in all instances to the determinations of the Board, the provisions of this Agreement and the provisions of a Program and Budget Approved by the Board. The Technical Representatives shall not receive any compensation from Nevada JV or its subsidiaries for service on the Technical Committee.

(b)                                 Meetings of the Technical Committee. The Technical Committee shall hold regular meetings at least quarterly and otherwise on 15 days’ notice delivered to the Technical Representatives by the Operating Member, and such meetings shall be held on a rotating basis at the offices of Barrick in Elko, Nevada and of Newmont in •, or at other mutually agreed places. At each meeting of the Technical Committee, the Operating Member shall report to the Technical Representatives on matters relevant to the execution of Approved Programs and Budgets in such form and with such detail as is requested by the Technical Committee.

(c)                                  Technical Committee Reports. The Operating Member shall provide each Technical Representative with copies of all reports provided by the Operating Member to the Board pursuant to Sections 4.3 and 4.5(a), and shall provide each Technical Representative with access to any other technical, resource, mineral, exploration, sustainability, life of mine or Operations information reasonably requested by such Technical Representative (including, without limitation, any portion of the technical records maintained pursuant to Section 4.6(c). In addition, each Member shall provide the Technical Representatives with periodic updates regarding the development of any Excluded Asset owned by such Representative.

3.8                                                                               Finance Committee.

(a)                                 Organization and Function of Finance Committee. In order to facilitate coordination and communication among the Members and the Operating Member in respect of financial, tax, accounting, compliance and regulatory matters (including, financial and tax reporting, tax elections to be filed by Nevada JV or the Members in respect of Nevada JV and hedging practices to be implemented by Nevada JV), to allow both Members to bring their (and their Affiliates’) expertise in financial and tax matters to Nevada JV and to provide guidance to the Board, the Members shall form an advisory committee (the “Finance Committee”). The Finance Committee shall be composed of six individuals, three appointed by each Member. Each member shall be referred to as a “Finance Representative”. The Finance Representatives appointed by Barrick Member shall be referred to as the “Barrick Finance Representatives” and the Finance Representatives appointed by Newmont Member shall be referred to as the “Newmont Finance Representatives”. Barrick Member may appoint or remove a representative by written notice to the Newmont Finance Representatives and Newmont Member may appoint or remove a representative by written notice to the Barrick Finance Representatives. Each of the Finance Representatives may be represented by an alternate designated by such Finance Representative at any meeting of the Finance Committee. Any alternate so acting shall be deemed to be a Representative. The role of the Finance Committee shall be advisory to the Board on all matters related to financial and tax matters. The Finance Committee will have no authority over making any final decision on financial or tax reporting, which shall be governed by this Agreement. The recommendations and advice of the Finance Committee are subject in all instances to the determinations of the Board and the provisions of this Agreement. The Finance Representatives shall not receive any compensation from Nevada JV or its subsidiaries for service on the Finance Committee.

(b)                                 Meetings of the Finance Committee. The Finance Committee shall hold regular meetings at least quarterly and otherwise on 15 days’ notice delivered to the Finance

Representatives by the Operating Member, and such meetings shall be held on a rotating basis at the offices of Barrick in Elko, Nevada and of Newmont in •, or at other mutually agreed places. At each meeting of the Finance Committee, the Operating Member shall report to the Finance Representatives on matters relevant to financial and tax matters in such form and with such detail as is requested by the Finance Committee.

(c)                                  Financial Committee Reports. The Operating Member shall provide each Finance Representative with access to any financial, tax, accounting, compliance (including with respect to whistleblowing and compliance hotline requirements) or regulatory information reasonably requested by such Finance Representative (including, without limitation, any portion of the financial accounts maintained pursuant to Section 4.6(a) and the reports described in Section 4.7).

3.9                                                                               Other Committees.

The Board may also establish from time to time such other advisory committees as the Board determines to be necessary or desirable to facilitate the Operations and will establish an exploration committee with functions and governance procedures similar to those adopted in respect of the Finance Committee and the Technical Committee pursuant to Sections 3.8 and 3.9. All such committees shall include an equal number of representatives of each Member, shall be advisory only and shall not have any independent decision-making authority. The Board will determine (i) the scope and authority of each such committee, (ii) the procedures for convening committee meetings and (iii) the duration of any such committee (other than the Technical Committee, the Finance Committee and the exploration committee, which shall be standing committees).

3.10                                                                        Members; Capitalization.

(a)                                 List of Members. Nevada JV shall maintain a schedule setting forth: (i) the name and address of each Member; (ii) the aggregate Proportionate Interest of each Member; (iii) the number of Units held by each Member; (iv) the aggregate amount of Member Contributions that have been made by each Member with respect to its Units (including, if applicable, a description and the amount of any liability assumed by Nevada JV or to which contributed property is subject) and (v) the aggregate amount of Member Loans owing to each Member (such schedule, the “Schedule of Members”). Upon any change in the Proportionate Interest of any Member (whether upon the making of a Member Contribution or a Member Loan, a Transfer, a redemption of Units, a repayment of a Member Loan, dilution or otherwise), Nevada JV shall amend and update the Schedule of Members. The Schedule of Members shall be the definitive record of ownership of each Member of Nevada JV and all relevant information with respect to each Member (unless the Schedule of Members (i) contains a mathematical or factual error or (ii) calculated ownership in any manner other than as set out in this Agreement). Any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended and as in effect from time to time.

(b)                                 Capital; Voting. Interests in Nevada JV shall be represented by a single class of Units, with each Member having voting rights in proportion to its Proportionate Interest.

(c)                                  Powers. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by Nevada JV and the Members shall have no right to reject, overturn, override, veto or otherwise approve or pass judgment upon any action taken by the Board or an authorized officer of Nevada JV, unless and then only to the extent that, (i) this Agreement shall expressly provide therefor, (ii) such approval or consent shall be required by non-waivable provisions of the Act or (iii) the Board shall determine in accordance with this Agreement that obtaining such approval or consent would be appropriate or desirable. Except as set forth in Article 4, the Members, in their capacity as such, shall have no power to bind Nevada JV. Except as may otherwise be provided by the Act or this Agreement, the affirmative vote of the Members holding collectively a Proportionate Interest greater than 50% shall be required for action by the Members.

(d)                                 Withdrawal and Resignation. No Member shall have the power or right to withdraw or otherwise resign as a Member from Nevada JV prior to the dissolution and winding up of Nevada JV. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, such Member shall cease to be a Member.

3.11                                                                        Exculpation and Indemnification.

(a)                                 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at law or in equity, none of (i) the Operating Member, in its capacity as such, (ii) the Members or any officers, directors, unitholders, partners, members, employees, representatives or agents of any of the foregoing, or (iii) the Managers or officers of Nevada JV (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Covered Persons”) nor any former Covered Person shall be liable to Nevada JV or any other Person for any act or omission (in relation to Nevada JV, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of Nevada JV and is within the scope of authority granted to such Covered Person by this Agreement; provided that a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct, bad faith or gross negligence; provided further that this provision shall not eliminate or limit the liability of a Covered Person (i) for any taxes, interest or penalties assessed directly against Nevada JV and attributable to the Covered Person (determined in accordance with Section 4.2(f) of Schedule J), or (ii) for any liability arising out of a breach of a representation or warranty or covenant contained in this Agreement or the Implementation Agreement.

(b)                                 Indemnification. To the fullest extent permitted by law, Nevada JV shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Nevada JV or which relates to or arises out of Nevada JV or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 3.11(b) with respect to (i) any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence, (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board, (iii) any taxes, interest or penalties assessed directly against Nevada JV and attributable to the Covered Person (as determined in accordance with Section 4.2(f) of Schedule J) or (iv) any liability arising out of a breach of a representation or warranty or covenant contained in this Agreement or the Implementation Agreement. Expenses incurred by a Covered Person in defending any

Claim shall be paid by Nevada JV in advance of the final disposition of such Claim upon receipt by Nevada JV of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by Nevada JV as authorized by this Section 3.11(b).

(c)                                  Effect of Modification. Any repeal or modification of this Section 3.11 shall not adversely affect any rights of such Covered Person pursuant to this Section 3.11, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

(d)                                 Indemnitor of First Resort. Nevada JV hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a Member or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Member Indemnitors”). Nevada JV hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Covered Persons, as required by the terms of this Agreement (or any other agreement between Nevada JV and the Specified Covered Persons), without regard to any rights the Specified Covered Persons may have against the Member Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Nevada JV further agrees that no advancement or payment by the Member Indemnitors on behalf of Nevada JV with respect to any Claim for which the Specified Covered Persons have sought indemnification from Nevada JV shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against Nevada JV.

(e)                                  Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Section 3.11 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of Members or disinterested Managers or otherwise.

ARTICLE 4

MANAGEMENT OF OPERATIONS

4.1                                                                               Designation of Operating Member.

(a)                                 Designation of Barrick Member. Subject to the terms and conditions of this Agreement, Barrick Member agrees to serve as the initial Operating Member with overall management responsibility for Operations of Nevada JV. The Operating Member shall be subject to supervision and direction by the Board but shall carry out Operations directly for and shall be compensated by Nevada JV in accordance with the provisions of this Agreement (including the Accounting Procedures).

(b)                                 Management Fee. In addition to payments made to the Operating Member pursuant to the Accounting Procedures, the Operating Member shall be paid by Nevada JV an annual management fee of $25 million. The management fee shall be paid in monthly installments on the 15th day of each month.

(c)                                  Affiliates. Barrick Member may utilize the services of a direct or indirect Affiliate of Barrick Member to act as Operating Member in Barrick Member’s stead, and such Affiliate may perform all or any of Barrick Member’s obligations as Operating Member. An Affiliate of Barrick Member designated as Operating Member by Barrick Member may exercise all the rights that Barrick Member has in its capacity as Operating Member under this Agreement. Barrick Member shall cause its Affiliate that is acting as Operating Member to comply with all obligations hereunder applicable to Barrick Member as Operating Member and shall remain liable in respect of failure of such Affiliate so to comply.

4.2                                                                               Rights and Obligations of the Operating Member.

Subject to the terms and conditions of this Agreement, including Sections 3.3(b) and 3.3(c), and to applicable Legal Requirements, the Operating Member shall have the following specific powers and duties:

(a)                                 General.

(i)                           The Operating Member shall manage, direct and control Operations (including any Exploration) and shall carry out and cause the employees of Nevada JV as well as employees of the Operating Member and its Affiliates to carry out the decisions of the Board, including Approved Programs and Budgets, and to carry out other activities provided for in this Agreement, and the Operating Member shall conduct, or cause to be conducted, all such Operations in a good, workmanlike and efficient manner, using the skill and judgment and exercising such degree of care and skill as would reasonably be exercised by an experienced mining company operating projects or conducting mining operations of the nature and scope of the Nevada JV Mines and Operations related thereto, all in material compliance with sound mining practices, consistent with the standards of the industry and in accordance with all terms and provisions of applicable Legal Requirements, Governmental Authorizations, contracts, all other agreements pertaining to the Nevada JV Assets and the conduct of Operations and plans and policies of Nevada JV contemplated in Section 4.2(p). Notwithstanding the foregoing sentence, neither the Operating Member nor any Affiliate of the Operating Member that carries out activities in its capacity as Operating Member or as an Affiliate designated by the Operating Member to carry out such activities shall be liable to Nevada JV or the Members for, and shall not be denied its right to recover its costs and expenses in respect of, any act or omission resulting in damage, claims or loss, except to the extent caused by the gross negligence or willful misconduct of the Operating Member or any such Affiliate. Subject to Section 17.14, the Operating Member shall be liable for acts or omissions resulting in damage, claims or loss to the extent caused by the Operating Member’s gross negligence or willful misconduct.

(ii)                        Except as otherwise provided herein, the Operating Member and any Affiliate of the Operating Member acting in the Operating Member’s stead shall have the right to recover from Nevada JV, and Nevada JV shall reimburse the Operating Member and such Affiliate, in accordance with their respective Proportionate Interests and the Accounting Procedures,

for all costs and expenses properly incurred by it in accordance with the provisions of this Agreement and any losses and damages it suffers from its activities as Operating Member for the conduct of Operations hereunder, except to the extent caused by or attributable to the Operating Member’s gross negligence or willful misconduct.

(iii)       The Operating Member’s authority shall be limited to that authority which is conferred on it by this Agreement.

(iv)       The Operating Member shall not be in default of its duties under Section 4.2(a)(i) or any other provision of this Agreement if its failure to perform is caused by any act or omission of a Member or Nevada JV conducted independently and not at the behest of the Operating Member, including the failure of any Member or Nevada JV (A) to perform acts required of it by this Agreement or (B) to provide necessary funds pursuant to this Agreement.

(b)                                 General Obligations.

(i)                           Subject to applicable Legal Requirements and the provisions of this Agreement, the Operating Member shall arrange for Nevada JV to (A) make all payments required by the Licenses, Governmental Authorizations, contracts and other agreements, (B) pay all rentals, royalties, taxes, assessments and like charges on Operations and the Nevada JV Assets and take other actions required to keep property interests of Nevada JV in good standing, (C) make all corporate filings and take other steps required to maintain Nevada JV in good standing, (D) pay dividends and distributions and Member Loan Payments to the Members as authorized pursuant to this Agreement and the Certificate of Formation, (E) receive Member Contributions from the Members in accordance with their Proportionate Interests, (F) establish bank accounts for funds with banks Approved by the Board, (G) maintain financial and cost accounting books and records on an accrual basis for financial reporting in accordance with Section 4.6(a), as applicable, (H) maintain corporate records and (I) do all other acts reasonably necessary to maintain the Nevada JV Assets, including the payment by Nevada JV of all taxes and Maintenance Costs required to be paid or incurred with respect to the Nevada JV Business. To the extent reasonably possible, the Operating Member shall cause the Nevada JV Assets to be acquired and held by Nevada JV. All of the Nevada JV Assets shall be assets of Nevada JV irrespective of whether the Operating Member or Nevada JV actually holds title.

(ii)                        Nevada JV shall provide the necessary corporate approvals for the Operating Member to carry out the duties described in Section 4.2(b)(i).

(c)                                  Materials and Supplies. Subject to Section 3.3(b)(xiii), the Operating Member shall purchase or otherwise acquire for, or arrange for the acquisition directly by, Nevada JV all materials, supplies, equipment, vehicles, fuel and tools, and water, utility and transportation services required for Operations.

(d)                                 Compliance With Legal and Policy Requirements. The Operating Member shall (i) secure for itself, if applicable, and for Nevada JV all necessary Governmental Authorizations and approvals for Operations, (ii) conduct Operations in material compliance with applicable Governmental Authorizations, other Legal Requirements, including those relating to safety requirements, working conditions, anti-corruption, workers’ compensation, employee benefits, Environmental Compliance and Policies and (iii) prepare and facilitate the filing of all reports or notices required for Operations. The Operating Member shall give notice promptly to the Board of any allegation of a significant violation of any Legal Requirement or Policies in respect of Operations.

(e)                                  Employees. Executive and other employees required for Operations may be employees of Nevada JV or any Affiliate as determined by the Operating Member. Except as otherwise provided herein, the Operating Member, acting through the General Manager, shall have the authority to (A) hire, transfer or discharge, or to cause the hiring, transfer or discharge of, employees assigned to Operations, (B) establish the terms of their employment and their wages, salaries and benefits, (C) direct them as to their obligations and duties and (D) supervise them in the performance of their jobs. The Operating Member shall have discretion in appointing employees of the Operating Member or its Affiliates or, with the consent of Newmont, employees of Newmont or its Affiliates, to fill or second, on a temporary or indefinite basis, supervisory positions in connection with Operations, and to the extent that any employees of Newmont or its Affiliates are seconded Newmont shall be entitled to payments in respect of such employees in accordance with the Accounting Procedures, mutatis mutandis. To the extent that any of the duties of the Operating Member set forth herein are carried out by employees of Nevada JV, such duties shall be carried out under the supervision of the Operating Member.

(f)                                   Litigation. The Operating Member shall provide assistance to Nevada JV in the conduct of arbitration and litigation and shall be reimbursed by Nevada JV for all reasonable costs and expenses incurred by it in the course of providing such assistance.

(g)                                  Disposition of Assets. Subject to Section 3.3(c)(xix) and Section 4.11, the Operating Member may dispose of, and cause Nevada JV to dispose of, the Nevada JV Assets by abandonment, surrender or Transfer.

(h)                                 Acquisition of Assets. Subject to Section 3.3(c)(xx), the Operating Member may, and cause Nevada JV to, acquire any assets or make any investments in the ordinary course of business.

(i)                                     Contracts.

(i)         The Operating Member may utilize and enter into, or cause Nevada JV to enter into, contracts with competent consultants, technicians, agents, Affiliates and independent contractors as may be required in the performance of Operations in accordance with Approved Programs and Budgets and the provisions hereof. The Operating Member shall have sole discretion, subject to applicable Legal Requirements and to the provisions of applicable Approved Programs and Budgets to select, or to supervise the selection by Nevada JV of, such consultants, technicians, agents, Affiliates or independent contractors.

(ii)        Any contracts with third parties who are not arms-length with the Operating Member (including any Related Party Contracts) shall have terms and conditions within reasonable bounds no less favorable to Nevada JV than terms and conditions available from third parties who are at arms-length with the Operating Member. The Operating Member shall provide the Board with a summary of all such contracts entered into at the next regularly scheduled Board meeting.

(j)                                    Insurance. The Operating Member shall, at all times while conducting Operations hereunder, procure and maintain, at the cost of Nevada JV, insurance coverage in amounts and types determined by the Operating Member to protect itself, in its capacity as Operating Member hereunder, the Members, Nevada JV and their respective officers, directors, managers and employees against liability to third parties with respect to Operations.

(k)                                 No Encumbrances. The Operating Member shall use its best efforts to keep, and to cause Nevada JV to keep, the Nevada JV Assets free and clear of all Encumbrances, except (i) as otherwise Approved by the Board and (ii) for Permitted Encumbrances.

(l)                                     Tax and Other Reports. The Operating Member shall prepare and file (or cause to be prepared and filed) with Governmental Authorities all tax returns, elections, forms and other reports required by law to be filed by Nevada JV, including those required in relation to royalty payments, income and withholding taxes, value added taxes, customs duties and any other taxes, fees, levies or other government charges.

(m)                             Accounts and Records. The Operating Member shall keep, or cause to be kept, full and accurate records and accounts of all transactions entered into by or on behalf of Nevada JV and of all Chargeable Costs made for the account of Nevada JV, and of all funds disbursed by the Operating Member or under its direction, in accordance with Section 4.6(a) and the Accounting Procedures.

(n)                                 Environmental Compliance. The Operating Member shall cause Operations to be conducted in accordance with all material requirements of the Licenses and other applicable Legal Requirements or contractual obligations and shall include in each proposed Budget sufficient funding to satisfy the financial assurance requirements of any applicable Legal Requirement or contractual obligation pertaining to Environmental Compliance.

(o)                                 General Manager; Officers. The Operating Member shall engage, or cause Nevada JV to engage, a General Manager who will be employed full time with overall supervisory responsibilities for Operations. The General Manager will be subject to the direction of the Operating Member in the performance of day-to-day duties in the course of the Operating Member’s performance of its services. Subject to Section 3.3(b)(xvi), the Operating Member will negotiate the terms of employment of the General Manager and may release and replace, or cause Nevada JV to release and replace, any individual who is engaged to be the General Manager. The Operating Member may, from time to time, nominate such other officers as may be necessary or advisable for the purposes of carrying out the Operations. The Operating Member shall discuss its intentions at a meeting of the Board, in advance of the hiring of or the release of any individual as the General Manager. The Board shall take such actions as are necessary to cause the General Manager or any other officer to have such authority to act on behalf of Nevada JV as may be determined by the Operating Member to be necessary. Such authorizations may include approvals of powers of attorney giving the General Manager and any other officer authority to act on behalf of Nevada JV.

(p)                                 Policies and Plans. The Operating Member shall abide by appropriate policies and plans governing occupational health, work place safety, sustainability and environmental protection, and such other policies and plans in respect of the conduct of Operations as are customary and consistent with industry standards (“Policies”). The Members acknowledge and agree that Nevada JV has adopted, and the Operating Member will abide by, the current Barrick Policies, a copy of which have been made available to each Member. The Members acknowledge and agree that the Barrick Policies currently incorporate (i) the International Cyanide Management Code, (ii) ISO 14001 (or equivalent) and (iii) Sagebrush Conservation Program and Commitments, (iv) International Council on Mining and Metals Sustainable Development Principles and Assurance, (v) International Council on Mining and Metals Performance Expectations and Assurance, (vi) World Gold Council Responsible Gold Mining Principles and Assurance, (vii) World Gold Council Conflict Free Gold Standard and (viii) Assurance, Environmental, Social, and Governance Transparency and Reporting, United Nations Guiding Principles on Business and Human Rights and Product Stewardship Standard. Any amendment to such Policies which remove the standards set out in clauses (i), (ii) or (iii) or that reduce the standards applicable to the Operating Member as of the date hereof, will require Board Approval pursuant to Section 3.3(c)(xviii).

(q)                                 Authorizations. Subject to decisions of the Board made pursuant to Section 3.3(a), the Operating Member shall, and shall have authority to, undertake all other activities reasonably necessary to fulfill the foregoing. The Members shall as necessary cause Nevada JV to provide one or more powers-of-attorney permitting the Operating Member to take actions authorized hereunder on behalf of and as agent for Nevada JV, and if necessary under applicable Legal Requirements, to one or more individual employees of the Operating Member or its Affiliates, to vest such individual(s) with authority to take action on behalf of Nevada JV.

4.3                                                                               Reports and Information.

(a)                                 Reports. The Operating Member shall, subject to any modifying instructions Approved by the Board expanding or increasing such requirements, prepare, or cause Nevada JV to prepare, the following reports for the Board:

(i)                           monthly reports by the 10th day of each month describing with respect to the preceding month the Operations performed by or under the direction of the Operating Member and the results of such Operations, including a detailed summary of all expenditures made during such calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Program and Budget;

(ii)                        monthly reports within five Business Days after the end of each month describing with respect to the preceding month daily production statistics with a comparison of actual production to forecasted production during such month;

(iii)                     monthly summaries by the 25th day of each month of new geological, geophysical, geochemical and ore reserve data acquired during the preceding month;

(iv)                    copies of formal reports and studies concerning Operations obtained during the preceding month delivered within 15 Business Days after the end of such month;

(v)                       a detailed final report within 90 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs;

(vi)                    no later than October 15 of each Calendar Year, a draft report setting forth the Operating Member’s guidance for production and all-in sustaining costs (broken down by Nevada JV Mine);

(vii)                 annual reports of mineral reserves and resources sufficient to comply with securities laws and the applicable rules of any stock exchange to which either Member or any of its Affiliates is subject with respect to its reporting and disclosure obligations of mineral resources and reserves, as well as any other technical information which may be reasonably requested by a Member to permit it to comply with the reporting and disclosure obligations of mineral reserves and resources of the Member or any of its Affiliates;

(viii)              within 15 Calendar Days of the end of each fiscal quarter, quarterly unaudited trial balances of Nevada JV;

(ix)                    within 40 Business Days of the end of each Calendar Year, audited annual financial statements of Nevada JV prepared in accordance with Generally Accepted Accounting Principles; and

(x)                       copies of such other reports as have been prepared in respect of Operations as the Managers representing a Member may reasonably request.

(b)                                 Significant Information. The Operating Member shall inform the Board or cause the Board to be informed as soon as reasonably practicable of significant events that occur and significant new Technical Data that is obtained in the course of Operations.

(c)                                  Sarbanes-Oxley Act. Without limiting Section 4.1(a), the Operating Member shall implement such internal control over financial reporting, disclosure controls and procedures and such other systems and procedures as are required by applicable Legal Requirement (at the level of Nevada JV or its Members).

4.4                                                                               Performance by Operating Member as to Approved Programs and Budgets.

(a)                                 Conformance with Approved Programs and Budgets. Except as otherwise provided herein or otherwise authorized by the Board, the Operating Member shall conduct, or cause Nevada JV to conduct, Operations, incur expenses and purchase assets for Nevada JV in accordance with Approved Programs and Budgets.

(b)                                 Changes to Programs and Budgets.

(i)         Subject to Sections 4.4(b)(ii) and 4.4(c), the Operating Member shall have authority to approve all changes and modifications to any Approved Program and Budget and all contracts awarded thereunder that are in the Operating Member’s good faith judgment reasonable and prudent under the circumstances and do not materially change the overall nature or scope of Operations contemplated under such Approved Program and Budget.

(ii)        The Operating Member shall promptly inform the Board of each material change or modification to an Approved Program and Budget that Operating Member has made or approved that does not require Approval of the Board.

(c)                                  Overruns.

(i)         The Operating Member shall notify the Board in monthly reports provided pursuant to Section 4.5(a) of any reasonably anticipated overruns in excess of the aggregate expenditures authorized in an Approved Budget.

(ii)        Subject to Section 4.4(e), the Operating Member shall not permit the aggregate costs provided for in the Budget for an Approved Program and Budget, to increase by more than 10% in the absence of Force Majeure unless authorized by the Board or by a Supplemental Program and Budget Approved by the Board pursuant to Section 5.4(a).

(iii)       The Operating Member may, to the extent reasonably necessary and subject to Section 4.4(e), scale down, or cause Nevada JV to scale down, Operations being carried out under a Nevada JV Approved Program and Budget to avoid or minimize an unauthorized overrun pending action by the Board authorizing such overrun independently or in the context of a Supplemental Program and Budget Approved by the Board.

(iv)       Funds necessary to pay for permitted overruns with respect to an Approved Program and Budget shall be obtained to the extent reasonably possible from Cash Available to Nevada JV. Unless otherwise determined by the Board, the Members shall, pursuant to Section 5.5(b), provide funding required for any shortfall as Capital Contributions to Nevada JV in their respective Proportionate Interests in accordance with Monthly Funding Statements or Special Funding Statements provided by the Operating Member pursuant to Section 4.5(b)(ii), and Nevada JV shall in turn contribute such funds to Nevada JV as Capital Contributions.

(d)                                 Unauthorized Overruns. Any overruns incurred by the Operating Member in excess of expenditures authorized in an Approved Program and Budget other than as permitted under the provisions of this Agreement shall be for the sole account of the Operating Member.

(e)                                  Emergency and Unexpected Expenditures. Notwithstanding any other provisions hereof, in case of emergency the Operating Member may take, or cause or permit Nevada JV to take, any reasonable action the Operating Member deems necessary to protect life, limb or property, to protect the Nevada JV Assets and to comply with any Legal Requirement or any Governmental Authorization. The Operating Member may make, or cause or permit Nevada JV to make, appropriate expenditures for such emergencies. The Operating Member may also make, or permit Nevada JV to make, unexpected expenditures reasonably necessary for the protection and preservation of the Nevada JV Assets and compliance with any Legal Requirement, notwithstanding that such expenditures will cause a Budget overrun. The Operating Member shall provide notice to the Board as soon as possible after any emergency expenditure or unexpected expenditure that has been made or that must be made if sufficient time is available to provide such notice in advance. Operations performed by the Operating Member pursuant to this Section 4.4(e) shall be funded by Cash Available to Nevada JV to the extent reasonably possible. Unless otherwise determined by the Board, the Members shall, pursuant to Section 5.5(b), provide funding required for such expenditures to the extent that Cash Available to Nevada JV is insufficient to cover the same as Capital Contributions to Nevada JV in their respective Proportionate Interests in accordance with Monthly Funding Statements or Special Funding Statements provided by the Operating Member pursuant to Section 4.5(b)(ii).

4.5                                                                               Accounts and Settlements.

(a)                                 Monthly Statement. Subject to any modifying instruction given by the Board requiring more frequent submissions, the Operating Member shall promptly submit to the Board monthly statements of account showing:

(i)                           charges and credits to the accounts of Nevada JV, including charges and credits not provided for in an Approved Program and Budget;

(ii)                        estimates of the amounts needed by Nevada JV for expenditures to be made during the succeeding calendar month pursuant to the applicable Approved Programs and Budgets and otherwise including amounts needed to cover the monthly general expenses of the Operating Member;

(iii)                     the estimated portions of such amounts that will be funded by Nevada JV during such calendar month from general revenues, financing arrangements or prior Member Contributions; and

(iv)                    the estimated portions of such amounts, if any, that will need to be funded by Member Contributions to Nevada JV during such calendar month pursuant to the applicable Approved Programs and Budgets or otherwise hereunder.

(b)                                 Funding.

(i)                           The Operating Member shall submit to each Member before the last day of each month separate statements (the “Monthly Funding Statements”), showing, among other things, (A) any cash that is to be provided to Nevada JV as Member Contributions irrespective of Nevada JV immediate cash needs pursuant to an Approved Funding Plan in a lump sum payment or in installments pursuant to an Approved Funding Plan and (B) any cash that is needed by Nevada JV in respect of each Approved Program and Budget and corresponding Nevada JV Approved Funding Plan as Member Contributions to satisfy accounts payable for the past month for which sufficient cash is not available, estimated cash requirements for the next month that are in excess of cash remaining available from prior Member Contributions or from other Cash Available to Nevada JV and cash needed to maintain the cash balances required pursuant to Section 4.5(b)(iii). The Monthly Funding Statements shall show, if appropriate, adjustments for any excess or deficiency arising from any differences between estimated and actual costs. If applicable, the Operating Member may show in such Monthly Funding Statements, or at any time include in separate statements provided to each Member (the “Special Funding Statements”), cash needed for expenditures that are not provided for in an Approved Program and Budget or Funding Plan but is nonetheless to be provided hereunder by Member Contributions to Nevada JV (which may be for Nevada JV authorized expenditures). At the time of delivery of a Special Funding Statement to a Member, the Operating Member shall provide such Member with a copy of the corresponding Special Funding Statement delivered to the other Member. Required Member Contributions shown in Monthly Funding Statements or Special Funding Statements are referred to as “Cash Requirements”.

(ii)                        Each Monthly Funding Statement and Special Funding Statement shall show the amounts to be contributed by each Member (based upon its Proportionate Interest) as Member Contributions needed to fund Cash Requirements, including a breakdown showing how such Member Contributions are to be made pursuant to the applicable Nevada JV Approved Funding Plan, pursuant to separate determinations made by the Board. Subject to any applicable requirements of loan documents, any funds held by Nevada JV for the benefit of the Member to which the contribution request is directed shall be applied as a credit to such amounts. Each Member shall make the Member Contributions required of it as shown in each Monthly Funding Statement and Special Funding Statement provided by the Operating Member pursuant to Section 5.5(b).

(iii)                     The Operating Member shall at all times maintain, or cause Nevada JV to maintain, a cash balance approximately equal to the rate of disbursement for up to 90 days. All funds in excess of immediate cash requirements shall be invested for the benefit of Nevada JV in Nevada JV Accounts.

4.6                                                                               Accounts and Records.

(a)                                 Financial Accounts. The Operating Member shall maintain at its offices, and/or cause Nevada JV to maintain, complete financial and cost accounting books and records, on an accrual basis for financial reporting, in accordance with the Accounting Procedures and Generally Accepted Accounting Principles, showing all costs, expenditures, receipts and disbursements hereunder. These accounts shall include general ledgers and supporting and subsidiary journals, invoices, checks and other customary documentation sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of Operations for managerial, tax, regulatory and other financial reporting purposes. Unless otherwise required by applicable Legal Requirements, such accounting books and records shall be maintained in U.S. dollars and in accordance with Generally Accepted Accounting Procedures. Where funds are paid or received in the currency of any other country except the United States, the books and accounts maintained by the Operating Member shall show the value of such payments in U.S. dollars based upon actual rates incurred when such payments are made, if applicable, and otherwise to official exchange rates in effect when such payments are made. The Operating Member shall, if requested by the Board, also maintain at such offices all other records necessary, convenient or incidental to the recording of Nevada JV’s affairs, including all Operations. Irrespective of termination of this Agreement, the Operating Member shall retain, or cause Nevada JV to retain, all accounts, documents and invoices pertaining to charges and credits to accounts of Nevada JV indefinitely until destruction is authorized by the Board.

(b)           Hedge Accounting. The Operating Manager shall use commercially reasonable efforts to ensure that any hedging practices with respect to the purchase of inputs that are implemented by Nevada JV, if any, qualify for hedge accounting treatment in accordance with Generally Accepted Accounting Principles.

(c)           Technical Records. The Operating Member shall maintain at its offices, and/or cause Nevada JV to maintain, separate and complete books and records relating to all geological, geophysical, geochemical and other exploration records and reports, all maps, drawings, surveys and other records (including title records), and records pertaining to Governmental Authorizations pertaining to Operations.

4.7                                                                               Audits.

(a)           As soon as possible after the close of each Calendar Year, all the books and accounts of the Operating Member relating to the performance of services hereunder shall be audited at the expense of Nevada JV by the Auditor, and copies of such accountant’s report shall be sent promptly to each Member. Neither Nevada JV nor the Operating Member shall have any liability to any other Party relating to any charges and credits to such accounts during the period covered by such audit after the date which is the second anniversary of the date on which the audit is completed.

(b)           Each Member shall have the right, at its own expense, to audit all the books and accounts of the Operating Member relating to the performance of services hereunder, and the Operating Member shall provide any Member that elects to conduct any such audit with reasonable access to such books and accounts in accordance with Section 4.8.

4.8                                                                               Inspection and Access.

A Member or any representative of such Member shall be entitled, at its own risk and expense, to enter upon any portion of the Nevada JV Assets upon reasonable advance notice to the Operating Member or to the General Manager and at convenient times during normal working hours and in accordance with applicable safety procedures to inspect the Nevada JV Assets and Operations being performed by the Operating Member or by Nevada JV hereunder. A Member or its representatives, at its own risk and expense, shall also be permitted to inspect and copy Nevada JV’s and the Operating Member’s books, records and data (including the general ledgers and other financial accounts and technical records referred to in Section 4.6) pertaining to the performance of Operations and to the Nevada JV Assets, including all Technical Data upon reasonable advance notice to the Operating Member and at convenient times during normal working hours and in accordance with applicable safety procedures; provided, however, neither Nevada JV nor the Members (nor any one thereof) shall at any time have access to or any right to inspect or copy or have an interest of any kind in or to Barrick Proprietary Property or the Newmont Proprietary Property, as applicable. The rights granted to the Members in this Section 4.8 shall be subject to the confidentiality provisions in Article 14.

4.9                                                                               Access to Infrastructure.

Subject to the following provisions, a Member or any representative of such Member shall be entitled to access and make use of the infrastructure and facilities that form part of the Nevada JV Assets for purposes of developing any Excluded Assets and/or carrying out closure obligations in respect of any Excluded Closure Properties owned by such Member:

(a)                                 such Member shall provide the Operating Member with reasonable advance written notice of its desire to access and use such infrastructure and facilities, including a detailed summary of the proposed access and use;

(b)                                 such access and use shall not adversely impact Nevada JV or its Operations, as determined by the Operating Member, acting reasonably;

(c)                                  such Member or its representatives, as applicable, shall at all times abide by applicable safety procedures of Nevada JV; and

(d)                                 any incremental costs incurred by Nevada JV or the Operating Member (including infrastructure or personnel related costs) or losses suffered by Nevada JV or the Operating Member as a result of such access and use shall be borne exclusively by the Member accessing and using the infrastructure and facilities of Nevada JV.

4.10                                                                        Resignation, Removal, or Change of Operating Member.

(a)           Resignation of Operating Member. The Operating Member may resign as Operating Member upon not less than 90 days’ notice to the Board. In any event, the Operating Member shall be deemed to have immediately resigned as Operating Member upon the occurrence of any of the following events:

(i)                           upon voluntary or involuntary winding up, or insolvency of the Operating Member or of its ultimate parent company, or termination of the Operating Member’s, or of its ultimate corporate parent company’s, corporate existence, except as may occur by reason of corporate reorganization, amalgamation or merger;

(ii)                        the Operating Member is a Member or an Affiliate of a Member and the Member’s Proportionate Interest becomes less than 50%;

(iii)                     upon a final and unappealable determination of a court of law that the Operating Member has failed to perform in any material respect any of its material duties and obligations hereunder in accordance with the Operating Member’s standards of care set out in this Agreement;

(iv)                    upon a final and unappealable decision of a court of law that (1) the Operating Member has breached in any material respect any material obligation, covenant or duty under this Agreement and (2) after notice pursuant to Section 9.2, has failed to (A) cure such default or (B) continue corrective efforts with reasonable diligence until a cure is effected, in either case, pursuant to Section 9.3; or

(v)                       a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Operating Member’s assets or those of its ultimate parent company is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by or acquiesced in by the Operating Member or its ultimate parent company.

(b)           Replacement of Operating Member.

(i)                           If Barrick is the resigning Operating Member, Newmont Member shall be the replacement Operating Member; provided, however, that if Barrick has resigned as Operating Member pursuant to Sections 4.10(a)(i) through 4.10(a)(v) and Newmont Member desires that Barrick continue as Operating Member, Barrick may elect to do so. If Newmont Member is the resigning Operating Member, Barrick shall be the replacement Operating Member; provided, however, that if Newmont Member has resigned as Operating Member pursuant to Sections 4.10(a)(i) through 4.10(a)(v) and Barrick Member desires that Newmont Member continue as Operating Member, Newmont Member may elect to do so. The Members shall cause the selection of a replacement Operating Member as determined above and Approved by Nevada JV.

(ii)                        The resigning Operating Member, upon withdrawal, shall deliver, or cause to be delivered, to its successor custody of all Nevada JV Assets in the possession or subject to the control of the resigning Operating Member, including real and personal property, records, books, accounts, data, files and contract rights that may be held by the resigning Operating Member. The resigning Operating Member will use its best efforts to provide for continuity of Operations notwithstanding the transfer of managerial responsibility to its successor.

(iii)                     Upon the resignation or deemed resignation of the Operating Member hereunder, the replacement Operating Member may conduct an audit of the records of the former Operating Member with respect to Operations conducted under this Agreement within 60 days of such resignation or removal. The cost of any such audit will be borne by the Member that is the replacement Operating Member.

4.11                                                                        Right of First Offer

(a)           Disposition Transaction. If the Operating Member proposes to, or to cause Nevada JV to, solicit, negotiate or enter into an agreement, arrangement or understanding in respect of a Transfer of any right, title or interest in any mineral property with a value that would reasonably be expected to exceed $25 million (a “Disposition Transaction”), then the Operating Member shall first provide written notice of such intention to the Minority Member (the “Disposition Notice”), which notice shall specify the applicable mineral property and all of the anticipated material terms and conditions of such Disposition Transaction that are requested by the Operating Member or Nevada JV.

(b)           Exercise Period. At any time prior to the expiration of 15 Business Days following the Minority Member’s receipt of a Disposition Notice (the “ROFO Exercise Period”), the

Minority Member shall have the right to make an offer to the Operating Member for a Disposition Transaction with respect to the applicable mineral property (a “Member Transaction Offer”). A Member Transaction Offer shall set forth all of the material terms and conditions of the Disposition Transaction that are proposed by the Minority Member (which may be the same as, or more or less favourable than, the terms and conditions set forth in the Disposition Notice). The Operating Member will use its commercially reasonable efforts to provide the Minority Member, as promptly as practicable, with such information concerning the applicable mineral property as the Minority Member may reasonably request for the purposes of determining whether to make a Member Transaction Offer.

(c)           Offering Period. Provided that Nevada JV has complied with all of the provisions of this Section 4.11(c), and whether or not the Minority Member has delivered a Member Transaction Offer during the ROFO Exercise Period, at any time during the 120-day period following the expiration of the ROFO Exercise Period (such period, the “Offering Period”), the Operating Member may cause Nevada JV to consummate a Disposition Transaction with any Person with respect to the applicable mineral property that is on terms and conditions that are no more favourable to such Person, and no less favourable to Nevada JV, than the terms and conditions set forth in the Disposition Notice and, if applicable, the Member Transaction Offer (and, for this purpose, any such agreement shall be deemed to exclude any obligation that cannot reasonably be fulfilled by the Minority Member and its Affiliates). If no such Disposition Transaction is consummated prior to the expiry of the Offering Period, the terms and conditions of this Section 4.11(c) will again apply to any proposed Disposition Transaction.

ARTICLE 5

BUDGETS; FUNDING

5.1                                                                               Programs and Budgets.

(a)           Operations Prior to Approval of First Operating Program and Budget. The Operating Member is authorized to carry out directly or through its Affiliates Operations during the period after the date hereof until the first Operating Program and Budget is Approved by Nevada JV that are (i) sufficient to maintain the Nevada JV Assets and comply with applicable Legal Requirements, (ii) in accordance with contracts in effect upon the date hereof, (iii) in furtherance of the Operations, and (iv) other activities related to the foregoing. Unless otherwise determined by the Board, the Members shall, pursuant to Section 5.5(b), provide funding for such Operations to Nevada JV in their respective Proportionate Interests in accordance with Monthly Funding Statements or Special Funding Statements provided by Operating Member pursuant to Section 4.5(b)(ii) and Nevada JV shall in turn contribute such funds to Nevada JV as Capital Contributions.

(b)           Reporting by Calendar Year. All Operations with respect to the Nevada JV Mines and other facilities constructed or owned by Nevada JV shall be planned and conducted and all estimates, reports, and statements shall be prepared and made on the basis of a Calendar Year.

(c)           Programs and Budgets.

(i)                           Operating Programs and Budgets. The Operating Member shall submit a draft Program and Budget for Operations, which shall cover operations of Nevada JV, to the Board for each Calendar Year not later than October

15th of the preceding Calendar Year. Each such Program and Budget, referred to as an “Operating Program and Budget”, shall contain the following:

(A)                               a description of the proposed Mining Operations;

(B)                               a description of any proposed plan for Exploration;

(C)                               a detailed estimate of all costs by category, including Nevada JV Capital Costs, plus a reasonable allowance for contingencies;

(D)                               an estimate of the quantity and quality of the ore to be mined and the Products to be produced;

(E)                                an estimate of revenues to be received by Nevada JV from the sale of Products and the sale, if any, of excess power generated by any power arrangements; and

(F)                                 such other facts as may be necessary pursuant to Section 5.6(a) or to illustrate the results intended to be achieved by the Operating Program and Budget.

(ii)                        Additional Programs and Budgets. The Operating Member may include in Operating Programs and Budgets, or in separate Programs and Budgets submitted to the Board (“Additional Programs and Budgets”), proposals for evaluations of possible expansions, additions to or modifications of the Nevada JV Mines and/or related facilities or of separate new mines and/or related facilities within the State of Nevada and/or for the construction and operation thereof.

(iii)                     Closure Programs and Budgets. When Operations at any Nevada JV Mine and related facilities cease, or are scheduled to cease, the Operating Member shall submit a Program and Budget for Closure Operations (a “Closure Program and Budget”) to the Board. If Closure Operations are not completed prior to completion of the initial Closure Program and Budget, the Operating Member shall propose additional successive Closure Programs and Budgets for the continuation of Closure Operations until completed. The Operating Member shall propose an additional Closure Program and Budget to the Board by no later than 30 days prior to expiration of the initial Closure Program and Budget and of any succeeding Closure Program and Budget. Each Closure Program and Budget shall cover a Calendar Year unless otherwise determined by the Board.

(d)           Funding Plans. Funding for Nevada JV Approved Operating Programs and Budgets, Additional Programs and Budgets, and Closure Programs and Budgets, may be obtained from cash flow of Nevada JV, reserve accounts, Member Contributions, loan capital (provided by any Persons, including the Members or Affiliates of the Members), debentures, equipment leasing, other funding or financing arrangements or any combination of any of the foregoing. The Operating Member shall provide a proposed Funding Plan along with each Operating Program and Budget, Additional Program and Budget and Closure Program and

Budget proposed by the Operating Member to the Board which shall set forth proposed sources of funding as above provided. Unless otherwise determined by the Board, the proposed Funding Plan shall provide that contemplated Member Contributions will be made in accordance with Section 5.5(a) and that funds for such Member Contributions shall be contributed by the Members in their respective Proportionate Interests to Nevada JV in accordance with Section 5.5(b).

(e)           Approval by the Board. Each proposed Operating Program and Budget, Additional Program and Budget and Closure Program and Budget shall be subject to the requirements of Section 5.6(a) and the procedures set forth in Section 5.6(b). The Board shall seek to Approve each Operating Program and Budget, Closure Program and Budget and Additional Program and Budget that follows the initial such Program and Budget and each accompanying Funding Plan by [December 15th of the year immediately preceding] the Calendar Year to which such Program and Budget relates.

(f)            Activities During Delay. If the Board for any reason fails timely to Approve an Operating Program and Budget, the Operating Member shall, subject to the contrary direction of the Board and to the availability of necessary funds, be authorized to continue, or to cause Nevada JV to continue, Operations sufficient to maintain the Nevada JV Assets and comply with applicable Legal Requirements and, if Mining is ongoing, to maintain production levels in effect when the failure occurs. Operations performed by the Operating Member pursuant to this Section 5.1(f) shall be funded by Cash Available to Nevada JV to the extent reasonably possible. Unless otherwise determined by the Board, the Members shall, pursuant to Section 5.5(b), provide funding required for such expenditures to the extent that Cash Available to Nevada JV is insufficient to cover the same as Capital Contributions to Nevada JV in their respective Proportionate Interests in accordance with Monthly Funding Statements or Special Funding Statements provided by the Operating Member pursuant to Section 4.5(b)(ii) and Nevada JV shall in turn contribute such funds to Nevada JV as Capital Contributions.

5.2                                                                               Delivery and Sale of Products.

(a)           Subject to the terms and conditions of this Section 5.2, each Member has the right and obligation to take in-kind (“In-Kind Distributions”) and separately sell and dispose of its Proportionate Interest of Products free and clear of any Encumbrance on delivery to it and the Operating Member must deliver each Member’s Proportionate Interest of Products to the Member at the Delivery Point. Title to the Products passes to the relevant Member at the Delivery Point. Risk of loss passes from the Operating Member to the relevant Member once the unallocated loco-london credits have been received by each Member. Any additional costs or expenditures incurred in the taking and disposition by a Member of its Proportionate Interest of Products, including all royalties, taxes, costs and expenses, shall be borne by such Member.

(b)           In respect of Doré produced by the Nevada JV, each Member hereby appoints the Operating Member, as agent for the Members, to enter into one or more refining agreements with one or more precious metals refiners whose large bars are acceptable in the London market as LBMA Good Delivery (as such standard may be replaced from time to time) pursuant to which the Operating Member will (A) deliver all Doré distributed to the Members in kind for refining at such refiner’s refineries, and (B) arrange for the refiner to credit each Member’s Proportionate Interest of refined gold to a designated metal account maintained by such Member. For the avoidance of doubt, each Member will receive gold and silver in equal amounts to their respective Proportionate Interests with adjustments for assay true-ups.

(c)           In respect of all other minerals or commodities, including Concentrates (but excluding Doré), each Member hereby appoints the Operating Member, as agent for the Members, to sell such mineral or commodities, including Concentrates, as applicable, to a smelter operator or other third party and to distribute to each Member its Proportionate Interest of the proceeds from each such sale less any cost of sales incurred by the Operating Member.

(d)           The Operating Member is hereby authorized to take such actions and enter into such agreements or other arrangements as the Operating Manager reasonably determines are necessary in furtherance of the foregoing.

(e)           The Parties acknowledge and agree that they may, from time to time, acting reasonably, mutually agree on an alternative process for the distribution and/or sale of Products than what is set out in this Section 5.2.

(f)            For purposes of this Section 5.2 the following terms have the following meanings:

(i)                           “Concentrates” means the Product derived from Crude Ore after waste materials have been removed through leaching, milling or other beneficiation;

(ii)                        “Crude Ore” means Products that have not, except for sizing or crushing, been subject to further processing or concentrating;

(iii)                     “Delivery Point” means the place at which Product is delivered to and becomes property of an individual Member, and shall mean the location at the applicable Nevada JV Mine designated by the Operating Member from time to time at which point Product is capable of delivery for further refining.

(iv)                    “Doré” means unrefined metal bars containing gold and silver that requires further refining to produce marketable gold and silver.

(v)                       “LBMA” means the London Bullion Market Association, including its successors and assignees, and any accepted market replacement if the LBMA ceases to exist.

(vi)                    “LBMA Good Delivery” means gold and silver in accordance with the requirements set forth in the “Good Delivery Rules for Gold and Silver Bars — Specifications for Good Delivery Bars and Application Procedures for Listing”, July 2009, of the LBMA, as the same may be amended or otherwise modified from time to time.

5.3                                                                               Reserves; Bonding.

(a)           Reserves. The Board may establish one or more cash reserves as the Board determines from time to time and may apply such reserves for Operations as may be determined by the Board; provided, however, that cash reserves shall be limited only to those reserves and to such amounts as are reasonably required to support Operations.

(b)           Bonding. If any bonds or other financial sureties are required by any Governmental Authority to secure the performance of reclamation or other obligations arising from Operations, the Members shall, to the extent such bonds are not provided solely by Nevada JV, undertake obligations, or enable Nevada JV to undertake obligations, required to provide such financial sureties, such as paying premiums for and satisfying other requirements in respect of surety bonds, providing letters of credit or corporate guarantees and/or putting up cash, as determined by the Board, in each case in their respective Proportionate Interests. The portion of the financial surety underwritten or provided by each Member shall be adjusted to reflect any changes in the Proportionate Interests of the Members and to enable substitution of Nevada JV as the obligor to the extent permitted by applicable Legal Requirements, and each Member agrees to cooperate and take such actions as are necessary to enable and ensure the same.

5.4                                                                               Supplemental Programs and Budgets.

(a)           Approval Procedures. In the event the Operating Member or a Manager believes that any Approved Program and Budget should be revised prior to the end of the applicable Budget Period, the Operating Member or such Manager may propose one or more supplemental Programs and Budgets (each a “Supplemental Program and Budget”) to the Board to be accomplished by the end of the then-current Budget Period. Any such proposed Supplemental Program and Budget shall be subject to the procedures set forth in Section 5.6(b).

(b)           Funding Plan. The Operating Member (or the proposing Manager) shall provide a proposed Funding Plan to accompany each proposed Supplemental Program and Budget. Unless otherwise determined by the Board, the proposed Funding Plan shall provide that contemplated Member Contributions will be made in accordance with Section 5.5(a) and that funds for such Member Contributions shall be contributed by the Members in their respective Proportionate Interests to Nevada JV in accordance with Section 5.5(b).

5.5                                                                               Member Contributions.

(a)           Unless otherwise determined by the Board pursuant to Section 3.3(c)(xiv), Member Contributions to Nevada JV shall be made as Capital Contributions.

(b)           Within 10 days after a Monthly Funding Statement or Special Funding Statement showing required Member Contributions is delivered to a Member by the Operating Member pursuant to Section 4.5(b)(ii), such Member shall pay to Nevada JV the amount requested of such Member in the manner prescribed in such Monthly Funding Statement or Special Funding Statement.

5.6                                                                               Procedures Related to Programs and Budgets and Funding Plans.

(a)           Content of Proposed Programs and Budgets. Each Program and Budget proposed to the Board as provided herein shall include in reasonable detail a description of the nature of the proposed Operations, designations of the land area upon which the proposed Operations will take place, the estimated period of time such Operations will take and the expenditures to be made in carrying out such Operations. Each such Program and Budget may contain provisions related to the operation and funding of Nevada JV in respect of Nevada JV expenditures. Every proposed Program and Budget, including all proposed modifications of any proposed Program and Budget, shall, at a minimum, be sufficient to maintain the Nevada JV Assets and to satisfy applicable Legal Requirements.

(b)           Review and Approval Procedures. Each Member, acting through its appointees on the Board, shall within fifteen (15) days after submission by the Operating Member of any proposed Program and Budget submit to the Managers appointed by the other Member:

(i)                           notice that such Member approves the proposed Program and Budget; or

(ii)                        proposed modifications of the proposed Program and Budget.

If a Member fails to give either of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by such Member of the Operating Member’s proposed Program and Budget. If a Member makes a timely submission to the Managers appointed by the other Member pursuant to Section 5.6(b)(ii), then the Board shall meet within 30 days after such proposals or objections are submitted and shall consider, acting reasonably and in good faith, the proposals of such Member and seek to develop a complete Program and Budget acceptable to each Member in light of the proposals of the Member that submitted the same. If the Managers fail, acting reasonably, to reach unanimous agreement upon such Program and Budget within 30 days after a Manager appointed by a Member has made a timely submission to the Managers appointed by the other Member pursuant to Section 5.6(b)(ii), then the Program and Budget originally submitted by the Operating Member with such modifications as the Managers have agreed upon, if any, shall be submitted to Vote and shall be adopted if Approved by the Board.

(c)                                  Changes by Board. Subject to Section 5.6(b), the Board may make such changes to any proposed Program and Budget as it deems fit prior to Approval.

ARTICLE 6

EXCLUDED ASSETS; MATERIAL CAPITAL PROJECTS

6.1                                                                               Contribution of Excluded Assets

Where a Feasibility Study conducted in respect of an Excluded Asset is a Successful Study, the applicable Member that owns (or that is Affiliated with the owner of) such Excluded Asset (the “Contributing Member”) shall promptly provide written notice (a “Contribution Notice”) of the same to Nevada JV and the other Member (the “Non-Contributing Member”) (which notice shall be accompanied by a detailed statement as to the cost of the Feasibility Study together with reasonable supporting documentation) and such Excluded Asset shall be contributed to Nevada JV in accordance with the following provisions:

(a)                                 the Contributing Member shall promptly cause a valuation of its interest in the Excluded Asset to be completed in accordance with the procedures set out in Schedule F (the “Excluded Asset Value”) and shall promptly provide a copy of such valuation to the Non-Contributing Member;

(b)                                 promptly and in any event within 15 days following the determination of the Contribution Value, subject to any extensions required to obtain necessary regulatory approvals, the Contributing Member shall (or, if applicable, shall cause its Affiliate to) contribute to Nevada JV all of its interest in the Excluded Asset (the “Contribution”);

(c)                                  the Contribution shall be valued as the sum of (i) the Excluded Asset Value, plus (ii) the total aggregate costs, expenses and fees incurred by the Contributing Member and its Affiliates in connection with the Feasibility Study (together with the Excluded Asset Value, the “Contribution Value”);

(d)                                 in connection with the Contribution, within 10 days of receiving the valuation determining the Excluded Asset Value the Non-Contributing Member may elect to either:

(i)                           pay to the Contributing Member on the date of the completion of the Contribution (the “Contribution Date”) an amount equal to the product of:

(A)                               the Non-Contributing Member’s Proportionate Interest (as at the time immediately prior to the Contribution), multiplied by

(B)                               the Contribution Value; or

(ii)                        permit its Proportionate Interest to be diluted, effective as of the Contribution Date, by treating such Contribution as a Capital Contribution in the amount of the Contribution Value and recalculating the Proportionate Interests taking into account the Contribution Value contributed by the Contributing Member (in which case the Schedule of Members will be updated by the Board to give effect to such Contribution). An illustration of such recalculation is set out in Part I of Schedule G.

(e)                                  If the Non-Contributing Member fails to make such an election within such 30 day period, it shall be deemed to have elected to have its Proportionate Interest diluted in accordance with Section 6.1(d)(ii).

(f)                                   In connection with the contribution of the Excluded Asset to Nevada JV, on the Contribution Date Nevada JV will assume all liabilities relating to or associated with the Excluded Asset.

For the purposes of this Section 6.1, a “Feasibility Study” means a feasibility study undertaken by the Contributing Member for the purpose of evaluating the development of the Excluded Asset as an integrated expansion of the Nevada JV Business, and includes any associated program of exploration (including site preparation, drilling and environmental compliance) completed in connection with the Feasibility Study or any previous prefeasibility study.

6.2                                                                               Material Capital Projects

The following provisions shall govern the Development of a proposed Material Capital Project:

(a)                                 Where a feasibility study conducted in respect of a proposed Material Capital Project is a Successful Study, the Operating Member may cause the General Manager to prepare a Capital Project Budget in respect of the proposed Material Capital Project. A Material Capital Project that is not supported by a Successful Study may not proceed, and the Operating Member shall not direct the General

Manager to prepare a Capital Project Budget, unless the unanimous approval of the Board is first obtained.

(b)                                 Following completion of a Capital Project Budget, a decision to proceed with the Development of the Material Capital Project in accordance with the Capital Project Budget will be put to the Board for its Approval. If the Board Approves the Development of the Material Capital Project, either Member may, by providing written notice (an “Opt-Out Notice”) to the other Member within 30 days of the approval of the Material Capital Project by the Board, elect not to participate in the Material Capital Project (such Member, the “Non-Funding Member”). If no Member has delivered an Opt-Out Notice within the 30 day period prescribed by this Section 6.2(b), both Members shall be deemed to have agreed to fund the Material Capital Project (a “Co-Funded Capital Project”) and shall be required to satisfy any Member Contributions related to the Co-Funded Capital Project in proportion to their Proportionate Interest.

(c)                                  If a Member receives an Opt-Out Notice within the timeframe prescribed by Section 6.2(b), such Member may, within 30 days from the receipt of the Opt-Out Notice, elect to sole fund the Material Capital Project by providing notice to this effect to the Non Funding Member (a “Sole Funding Notice”). A failure to provide a Sole Funding Notice within the prescribed 30-day period shall be deemed a decision not to proceed unilaterally with the Material Capital Project. A Member that elects to sole fund in accordance with this Section 6.2(c) is referred to as the “Sole Funding Member”.

(d)                                 The Proportionate Interests of the Members shall be recalculated, and the Schedule of Members shall be updated, to give effect to the Member Contributions made to fund the Material Capital Project. For the avoidance of doubt, any cost overruns that exceed the Capital Project Budget but which are funded by Member Contributions by the Sole Funding Member shall nonetheless dilute the interest of the Non Funding Member. An illustration of such recalculation is set out in Part II of Schedule G.

(e)                                  Any failure to make a required Member Contribution within 10 Business Days following a Monthly Funding Statement or Special Funding Statement in respect of the Co-Funded Capital Project, shall constitute a Funding Default.

ARTICLE 7

EXCLUDED CLOSURE PROPERTIES

The Parties acknowledge and agree that a Member may, by notice in writing to the Operating Manager, appoint the Operating Manager to manage and carry out all operations related to the shutdown and closure of any Excluded Closure Properties owned by such Member pursuant to the applicable Closure Plans. The Operating Member shall have the right to recover from the applicable Member that owns an Excluded Closure Property, and such Member will reimburse the Operating Member for, all costs and expenses incurred by the Operating Member in respect of such closure operations and any losses and damages it suffers from the conduct of such closure operations, except to the extent caused by or attributable to the Operating Member’s gross negligence or willful misconduct.

For purposes of this Section Article 7, “Excluded Closure Properties” means (i) with respect to Barrick Member, the Bullfrog, McDermitt, Buckhorn, Wood Gulch and Preble closure properties and (ii) with respect to Newmont Member, the Sandman, Mule Canyon, Buffalo Valley, Copper Basin, Golden Eagle, Ivanhoe-Hollister, Northumberland and Trenton Canyon closure properties. For certainty, it is acknowledged that such Excluded Closure Properties were not, and will not be, contributed to Nevada JV as Nevada JV Assets.

ARTICLE 8

DISTRIBUTIONS

8.1                                                                               Distributions.

(a)           Cash Available For Distribution. “Cash Available for Distribution” means the positive difference resulting from:

(i)                           the amount of cash, and cash equivalents, in all accounts (excluding (A) funds received as Member Contributions and (B) dedicated funds received from lenders, if any);

(ii)                        less the sum of the following items:

(A)                               current liabilities for the next three months, including all current liabilities for taxes payable;

(B)                               debt service requirements for all third-party company debt due within three months, if any;

(C)                               subject to Section 4.5(b)(iii), budgeted operating and capital expenditures forecast for three months, and reasonable and normal reserve accounts; and

(D)                               contingencies as calculated or reasonably estimated by the Operating Member.

(b)           Payments from Cash Available for Distribution. Unless otherwise determined by a Vote of the Board pursuant to Section 3.3(c)(xv) and subject to applicable Legal Requirements, Cash Available for Distribution shall be disbursed, quarterly, and shall be used:

(i)                           first, to pay, as required pursuant to the terms of any Member Loans that may have been made to Nevada JV by the Members or their respective Affiliates, unless waived by both Members; and

(ii)                        second, as distributions to the Members, in accordance with each Member’s Proportionate Interest (as calculated without regard to any Member Loans);

provided that none of the foregoing payments shall be made to a Defaulting Member or its Affiliated Parent and any payments that would otherwise be paid to a Defaulting Member or its Affiliated Parent shall be held in escrow or delivered to the Non-Defaulting Member pursuant to Section 9.5(b), if applicable.

(c)                                  Distributions Upon Liquidation. Distributions upon the winding up of Nevada JV, including proceeds from a liquidation of the assets of Nevada JV, or a sale of all or substantially all of the assets of Nevada JV shall be distributed to Members in accordance with Section 8.1(b).

ARTICLE 9

DEFAULTS AND REMEDIES

9.1                                                                               Defaults.

A Member defaulting in the performance of any of its obligations or duties under this Agreement, including a Member in its capacity as Operating Member, shall be referred to as the “Defaulting Member”, and the other Member (including a Member in its capacity as Operating Member) shall be referred to as the “Non-Defaulting Member”.

9.2                                                                               Notice of Default.

A Non-Defaulting Member shall give the Defaulting Member a written notice of default (a “Notice of Default”), which shall describe the default in reasonable detail and state the date by which the default must be cured, which date for curing or commencing to cure shall be not less than 30 days after receipt of the Notice of Default, except in the case of a failure to advance funds, in which case the date for cure shall be not less than 10 days after receipt of the Notice of Default; provided, however, that advance notice shall not be required prior to the taking of action by the Non-Defaulting Member to provide funds pursuant to Section 9.5(b) to rectify the default in an emergency or if necessary to avoid losses or breaches of contractual or governmental obligations. Failure of a Non-Defaulting Member to give a Notice of Default shall not release the Defaulting Member from any of its duties under this Agreement.

9.3                                                                               Opportunity to Cure.

If within the applicable period described in Section 9.2 the Defaulting Member cures the default, or if the failure is one (other than the failure to make payments or to advance funds) that cannot in good faith be corrected within such period and the Defaulting Member begins to correct the default within the applicable period and continues corrective efforts with reasonable diligence until a cure is effected, the Notice of Default shall be inoperative, and the Defaulting Member shall lose no rights under this Agreement and shall not be considered in breach of this Agreement and the Non-Defaulting Member shall take no further action with respect thereto. If, within the specified period, the Defaulting Member does not cure the default or begin to cure the default as provided above, the Non-Defaulting Member at the expiration of the applicable period, or upon notice where no cure period is allowed, shall have the rights specified in Section 9.4; provided, however, that if the Defaulting Member in good faith contests whether the alleged default has in fact occurred (other than the failure to make payments or to advance funds), the Defaulting Member shall give notice thereof to the Non-Defaulting Member within the applicable cure period described in Section 9.2. The provisions of Article 13 shall then be applicable (except as otherwise provided herein) and the rights of the Non-Defaulting Member to pursue its remedies shall be suspended until a final determination is made as to the existence of the alleged default. If the determination confirms that a default has occurred, the Defaulting Member shall be deemed upon receipt of the determination to have received a further notice of default pursuant to Section 9.2 and shall have the opportunity to cure as provided above in this Section 9.3 (with no further right to contest the default).

9.4                                                                               Rights Upon Default.

The Non-Defaulting Member, after providing notice and an opportunity to cure as provided in Sections 9.2 and 9.3, shall have the right (but not the duty) to exercise any remedy provided in Section 9.5, which remedies are cumulative and are in addition to and not in substitution for any other rights or remedies that the Non-Defaulting Member may have in law or equity. The Members acknowledge that if either Member defaults in making a contribution required by Section 5.5(b), Section 6.2 or any other provision of this Agreement, or in repaying a loan as required under Section 9.5(b), it will be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Members have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both Members acknowledge and recognize that the damage to the Non-Defaulting Member could be significant.

9.5                                                                               Failure to Provide Funds.

(a)           Default. If a default referred to in Section 9.1 is a failure of the Defaulting Member to provide Member Contributions as required pursuant to Section 5.5(b) Section 6.2 or otherwise herein (a “Funding Default”), the Non-Defaulting Member may, inter alia, exercise any of the remedies set forth in Section 9.5(b) with respect to the defaulted amount (the “Defaulted Amount”).

(b)           Default Loan. The Non-Defaulting Member may pay the Defaulted Amount, which payment shall be deemed to be a loan from the Non-Defaulting Member to the Defaulting Member (a “Default Loan”). The Default Loan shall be due and payable on demand upon 30 days’ notice given no sooner than 90 days after the advance or assumption is made, and shall bear interest from the date advanced at an annual rate equal to 6% over the LIBOR Rate as the same shall change from time to time or at the maximum rate permitted by law, whichever is less, computed monthly in arrears and compounded (at the same interest rate as is applicable to principal) at the end of each Calendar Year until repaid in full. If more than one Default Loan is made by a Non-Defaulting Member to the Defaulting Member, all such Default Loans shall be aggregated and the rights and remedies described herein pertaining to an individual advance shall apply to the aggregated amount. Upon the making of a Default Loan, the Non-Defaulting Member may require the Defaulting Member to, and the Defaulting Member shall, execute promissory notes or other documents evidencing the Default Loan reasonably requested by the Non-Defaulting Member. Notwithstanding the foregoing, each Member irrevocably agrees that as a Defaulting Member it shall pay the amount of the Default Loan together with accrued interest to the Non-Defaulting Member when due. If the aggregate amount payable is not discharged by the Defaulting Member when due, the Non-Defaulting Member, without waiver of other remedies, may exercise the remedies set forth below to the extent permitted by applicable Legal Requirements.

(i)                           The Non-Defaulting Member may by notice to Nevada JV and the Defaulting Member elect to, and upon such election shall be entitled to, receive all Nevada JV Distributions and Member Loan Payments that the Defaulting Member would otherwise be entitled to receive from Nevada JV until an amount that is equal to the amount of the Default Loan (aggregated if applicable) plus interest as provided in Section 9.5(b) has been recovered by the Non-Defaulting Member. Where a Non-Defaulting Member receives In-Kind Distributions pursuant to this Section 9.5(b)(i), such In-Kind Distributions shall be valued at the amount received by the

Non-Defaulting Member on the sale of such In-Kind Distributions to a third party. All such amounts received by the Non-Defaulting Member shall be first applied to accrued interest and then to the principal amount of the Default Loan. Each Member hereby irrevocably authorizes and directs Nevada JV to retain and hold in trust all of Nevada JV Distributions and Member Loan Payments that such Member would be entitled to receive after the Non-Defaulting Member has elected to receive same as provided above and to pay such amounts to the Non-Defaulting Member on the Defaulting Member’s behalf until an amount that is equal to the amount of the Default Loan plus interest as provided in Section 9.5(b) has been recovered by the Non-Defaulting Member.

(ii)                        The Non-Defaulting Member may assert such other remedies as it may have in law or in equity with respect to the aforesaid loan.

(c)           Indemnification. Each Member agrees to indemnify, defend and hold harmless Nevada JV and the other Member from and against each loss, cost, damage, expense (including attorneys’ fees and costs), liability and claim therefor, paid or accrued by reason of, and to the extent caused by, any failure described in Section 9.5(a), subject to the damage limitations set forth in Section 17.14.

9.6                                                                               Dilution Mechanism

If a Funding Default occurs, and, within 5 Business Days following the last day of the cure period referred to in Section 9.2 (the last day of such 5-Business Day period being referred to as the “Dilution Day”), the Non-Defaulting Member has not elected to fund the Defaulted Amount as a Default Loan in accordance with Section 9.5(b), then the Proportionate Interest of each Member will be recalculated immediately after the Dilution Day and the Schedule of Members shall be updated. An illustration of such recalculation is set out in Part III of Schedule G.

9.7                                                                               Limited Powers of Attorney.

(a)           Appointment by Barrick Member. Each of Barrick Member and Barrick hereby irrevocably appoints Newmont Member to be its attorney acting on its respective behalf and in its respective name or otherwise to execute and do all such assurances, acts and things which it ought to do under the covenants and provisions contained in this Agreement relating to the execution and delivery of promissory notes or other documents evidencing a loan from Newmont Member as provided in Section 9.5(b). Barrick Member and Barrick hereby ratify and confirm and agree to ratify and confirm whatever Newmont Member shall in good faith do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Section. Barrick Member and Barrick agree to and shall reaffirm the powers granted in this Section 9.7(a) upon the permitted succession of any Person to the interests of Newmont Member under this Agreement and (in its capacity as the successor) upon the permitted succession of any Person to the interests of Barrick Member or Barrick under this Agreement.

(b)           Appointment by Newmont Member. Each of Newmont Member and Newmont hereby irrevocably appoint Barrick Member to be its attorney acting on its respective behalf and in its respective name or otherwise to execute and do all such assurances, acts and things which it ought to do under the covenants and provisions contained in this Agreement relating to the execution and delivery of promissory notes or other documents evidencing a loan from Barrick Member as provided in Section 9.5(b). Newmont Member and Newmont hereby ratify and confirm and agree to ratify and confirm whatever Barrick Member shall in good faith do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Section. Newmont Member and Newmont agree to and shall reaffirm the powers granted in this Section 9.7(b) upon the permitted succession of any Person to the interests of Barrick Member under this Agreement and (in its capacity as the successor) upon the permitted succession of any Person to the interests of Newmont Member or Newmont under this Agreement.

9.8                                                                               Remedies Not Exclusive; No Waiver.

Each and every power and remedy specifically given to the Non-Defaulting Member shall be in addition to every other power and remedy now or hereafter available at law or in equity (including the right to specific performance), and each and every power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient. All such powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other. No delay or omission in the exercise of any such power or remedy and no extension of time for making any payments due under this Agreement shall impair any such power or remedy or shall be construed to be a waiver of any default.

9.9                                                                               Elimination of Minority Interest by Redemption for Royalty

At any time on or following such time as the Proportionate Interest of either Member is diluted to less than 10% (such diluted Member being the “Minority Interest Holder”), at the option of the other Member, the Units and Member Loans held directly or indirectly by the Minority Interest Holder and its Affiliates shall respectively be redeemed and cancelled by Nevada JV in exchange for a net smelter returns royalty (a “Minority Royalty”) of one and one-half percent on all Product. Upon such redemption and cancellation, (i) the Minority Interest Holder shall immediately execute and deliver all such conveyances, instruments of Transfer and other documents as may be necessary or desirable to effect the foregoing, and (ii) Nevada JV and the Minority Interest Holder shall forthwith execute a Minority Royalty agreement in the form attached as Schedule H.

ARTICLE 10

RETAINED ROYALTY

10.1                                                                        Retained Royalty

Simultaneously with the Member’s execution and delivery of this Agreement, Nevada JV shall execute, acknowledge and deliver to each of Barrick and Newmont a Net Smelter Returns Royalty Agreement incorporating the terms of Schedule I with respect to the properties included in the Barrick Contributed Properties and the Newmont Contributed Properties, respectively.

ARTICLE 11

PARENT GUARANTEES

11.1                                                                        Barrick Guarantee

(a)           Barrick hereby absolutely, unconditionally and irrevocably guarantees in favour of Newmont Member, Newmont and Nevada JV the prompt and complete payment on demand of all amounts due and owing under this Agreement by Barrick Member and the observance and performance by Barrick Member of all the terms, covenants, conditions and provisions to be observed or performed by Barrick Member under this Agreement other than any failure by Barrick Member to provide funds pursuant to Section 5.5(b), which failure shall be governed exclusively by Section 9.5 (collectively, the “Barrick Guaranteed Obligations”), and Barrick shall promptly make such payments on demand and shall promptly perform such Barrick Guaranteed Obligations, upon the non-payment, default or non-performance thereof by Barrick Member. The foregoing agreement of Barrick is absolute, unconditional, present and continuing and is in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part. Without limiting the generality of the foregoing, in the event that Barrick Member shall default in the full and timely payment or performance of any Barrick Guaranteed Obligation, Barrick will promptly pay or perform, as applicable, such Barrick Guaranteed Obligation and Newmont Member, Newmont or Nevada JV, as applicable, may maintain an action upon this Agreement whether or not Barrick Member is joined therein or separate action is brought against Barrick Member.

(b)           Barrick agrees that it shall so pay or perform the Barrick Guaranteed Obligations on demand regardless of: (i) any bankruptcy, insolvency, liquidation, reorganization, moratorium or similar event with respect to or affecting Barrick Member; (ii) any change of name, any change or restructuring or termination of the corporate structure, ownership or existence of Barrick Member; or (iii) any other event or circumstance which would or might otherwise constitute a legal or equitable discharge of or defense available to any guarantor or surety.

(c)           Barrick agrees that it shall not be necessary to institute or exhaust any remedies or causes of action against Barrick Member or others as a condition of the obligations of Barrick hereunder.

(d)           Barrick hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consents to any and all extensions of time or indulgences which may be given to Barrick Member.

(e)           Barrick shall take all such actions as are required to cause Barrick Member to perform fully and on a timely basis all of the Barrick Guaranteed Obligations.

(f)            The respective rights of each of Newmont Member, Newmont and Nevada JV, as applicable, are cumulative and shall not be exhausted by the exercise of any of such rights hereunder or otherwise against Barrick or by any successive actions until and unless all indebtedness and liability hereby guaranteed has been paid and Barrick’s obligations under this Agreement have been fully performed.

11.2                                                                        Newmont Guarantee

(a)           Newmont hereby absolutely, unconditionally and irrevocably guarantees in favour of Barrick Member, Barrick and Nevada JV the prompt and complete payment on demand of all amounts due and owing under this Agreement by Newmont Member and the observance and performance by Newmont Member of all the terms, covenants, conditions and provisions to be observed or performed by Newmont Member under this Agreement other than any failure by Barrick Member to provide funds pursuant to Section 5.5(b), which failure shall be governed exclusively by Section 9.5 (collectively, the “Newmont Guaranteed Obligations”), and Newmont shall promptly make such payments on demand and shall promptly perform such Newmont Guaranteed Obligations, upon the non-payment, default or non-performance thereof by Newmont Member. The foregoing agreement of Newmont is absolute, unconditional, present and continuing and is in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part. Without limiting the generality of the foregoing, in the event that Newmont Member shall default in the full and timely payment or performance of any Newmont Guaranteed Obligation, Newmont will promptly pay or perform, as applicable, such Newmont Guaranteed Obligation and Barrick Member, Barrick or Nevada JV, as applicable, may maintain an action upon this Agreement whether or not Newmont Member is joined therein or separate action is brought against Newmont Member.

(b)           Newmont agrees that it shall so pay or perform the Newmont Guaranteed Obligations on demand regardless of: (i) any bankruptcy, insolvency, liquidation, reorganization, moratorium or similar event with respect to or affecting Newmont Member; (ii) any change of name, any change or restructuring or termination of the corporate structure, ownership or existence of Newmont Member; or (iii) any other event or circumstance which would or might otherwise constitute a legal or equitable discharge of or defense available to any guarantor or surety.

(c)           Newmont agrees that it shall not be necessary to institute or exhaust any remedies or causes of action against Newmont Member or others as a condition of the obligations of Newmont hereunder.

(d)           Newmont hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consents to any and all extensions of time or indulgences which may be given to Newmont Member.

(e)           Newmont shall take all such actions as are required to cause Newmont Member to perform fully and on a timely basis all of the Newmont Guaranteed Obligations.

(f)            The respective rights of each of Barrick Member, Barrick and Nevada JV, as applicable, are cumulative and shall not be exhausted by the exercise of any of such rights hereunder or otherwise against Newmont or by any successive actions until and unless all indebtedness and liability hereby guaranteed has been paid and Newmont’s obligations under this Agreement have been fully performed.

ARTICLE 12

AREA OF INTEREST

12.1                                                                        Area of Interest

(a)           Nevada JV may, from time to time, directly or indirectly, apply for or acquire mineral rights, surface rights and or ancillary rights including water rights over areas that fall in whole or in part within the Area of Interest.

(b)           Subject to Section 12.2, if, from time to time, after the date hereof, any interest whatsoever in any real property or any mineral concessions, leases, claims or other form of mineral rights whatsoever, including mineral rights, surface rights and/or ancillary rights, including water rights, are issued, transferred to or acquired, directly or indirectly, by a Member or an Affiliate of a Member (the “Acquiring Member”) over areas that are in whole or in part within the Area of Interest (the “Additional Rights”), then upon the date of such acquisition the Acquiring Member shall promptly provide notice containing the full particulars of the Additional Rights, but only as to those areas or those parts of areas that actually fall within the Area of Interest, to the Board.

(c)           Subject to Section 12.2, the Acquiring Member shall or shall cause its Affiliate, as applicable, to contribute such Additional Rights to Nevada JV such that they will form part of the Nevada JV Assets for no additional consideration. The Members (or their respective Affiliates, as applicable) shall endeavour to close such acquisition of Additional Rights by Nevada JV as soon as practicable following the acquisition of such Additional Rights by the Acquiring Member. The Acquiring Member and the other Member shall, and, if applicable, shall cause their respective Affiliates, to cooperate with each other to effect such transfer and contribution of Additional Rights to Nevada JV in the most tax efficient manner reasonably practicable. Any such transfer of Additional Rights shall not be deemed to be a Member Contribution. For greater certainty, upon such transfer of Additional Rights to Nevada JV as aforesaid neither Member’s Proportionate Interest shall be diluted.

12.2                                                                        Exceptions.

(a)           For greater certainty, Section 12.1 shall not apply to the equity interests in a publicly-listed entity (or, unless Section 12.1(c) applies, any Additional Rights held by such entity) that are held, directly or indirectly, by a Member or any of its Affiliates on the date hereof (and, in the case of the Newmont Member shall include equity interests held by Goldcorp Inc. if the acquisition of Goldcorp Inc. is completed). For greater certainty, such equity interests shall not constitute Barrick Contributed Assets or Newmont Contributed Assets.

(b)           Section 12.1 does not apply to an acquisition by a Member or its Affiliate of an entity that owns Additional Rights if such Additional Rights are not the primary purpose of the acquisition and constitute less than 20% of the net asset value of such entity.

(c)           If a Member or any of its Affiliates proposes to acquire control of a publicly-traded entity that owns Additional Rights or proposes to acquire control of any other entity that owns Additional Rights (an “Acquisition Target”), whether or not such Member owns any equity interest on the date hereof in the Acquisition Target, in each case where the Additional Rights constitute 20% or more of the operating net asset value of such Acquisition Target, then such acquisition of control shall not be subject to Section 12.1, and instead the following procedures shall apply:

(i)                           the Member proposing to solicit, negotiate or enter into an agreement, arrangement, understanding or commitment in respect of the acquisition of control of the Acquisition Target (the “Purchasing Member”) shall first provide written notice of such intention to the other Member (the “Acquisition Notice”), which notice shall provide all relevant and available details regarding the Acquisition Target, the Additional Rights held by such Acquisition Target and the price and other terms on which the Member is proposing to acquire the Acquisition Target;

(ii)                        the Purchasing Member shall keep the other Member reasonably apprised of the status of the proposed acquisition of the Acquisition Target;

(iii)                     within 30 Business Days following the receipt of the Acquisition Notice, the Member receiving the Acquisition Notice shall have the right to elect that, if the Purchasing Member completes the acquisition of the Acquisition Target, Nevada JV will purchase the Additional Rights that form part of the Acquisition Target’s assets for a price, payable in cash by Nevada JV to the Purchasing Member, equal to the fair market value of such Additional Rights as determined in accordance with Schedule F. If this election is made the Members shall take all reasonable steps to ensure that JV Nevada purchases the Additional Assets on the terms set out herein as promptly as practicable following the closing of the acquisition of the Acquisition Target; and

(iv)                    if any Member purchases an Acquisition Target without complying with the provisions of this Section 12.2(c), such Member shall contribute the Additional Assets to Nevada JV for no consideration.

ARTICLE 13

APPLICABLE LAW; DISPUTES

13.1                                                                        Applicable Law; Consent to Jurisdiction.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to choice of laws or conflict of laws principles that would require or permit the application of the laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the courts of the State of Nevada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 17.1.

13.2                                                                        Dispute Resolution.

(a)           Except as otherwise provided herein, in the event of any dispute, claim or difference arising between the Parties, including the Member acting as the Operating Member,

in respect of the subject matter, the interpretation or the effect of this Agreement, such Parties (the “Involved Parties”) shall use their best endeavors to settle successfully such dispute, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach an equitable solution satisfactory to the Involved Parties.

(b)           If the Involved Parties do not reach a solution within a period of 30 days, then the matter shall be submitted to the Dispute Committee who shall consult and negotiate with each other, in good faith, to attempt to resolve the matter within 21 days of it being referred to them. If the Dispute Committee is unable to resolve the matter within such 21 day period, then either party may submit such matter to the courts of the State of Nevada.

13.3                                                                        Continuing Obligations.

Pending settlement of any dispute, the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an order of a court settling such dispute.

13.4                                                                        Waiver of Jury Trial.

EACH MEMBER AND PARENT HEREBY IRREVOCABLY WAIVES THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.

ARTICLE 14

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

14.1                                                                        General.

Confidential Information shall not be disclosed by a Member or any of its Affiliates to any third party or the public without the prior written consent of Newmont Member with respect to a disclosure by Barrick Member or its Affiliates or of Barrick Member with respect to a disclosure by Newmont Member or its Affiliates. Nevada JV shall not disclose Confidential Information except as permitted pursuant to Section 14.2 without the Approval of the Board.

14.2                                                                        Exceptions.

The restriction imposed by Section 14.1 shall not apply to a disclosure of Confidential Information:

(a)                                 to government agencies as required by the terms of any Governmental Authorizations;

(b)                                 to employees of a Party or to an Affiliate, consultant or to a contractor or subcontractor that has a bona fide need to be informed;

(c)                                  to any third party to whom the disclosing Member lawfully contemplates a Transfer of all or any part of its interest in or to this Agreement and the Units (in accordance with the terms hereof);

(d)                                 to a governmental agency or stock exchange or to the public which the disclosing Member believes in good faith is required to be made by (i) any applicable Legal Requirements, (ii) any order, decree or directive of any competent judicial, legislative or regulatory body or authority applicable to the disclosing Party or (iii) the rules of any relevant stock exchange or securities regulatory authority; provided that any obligation to file all or a portion of this Agreement with any securities regulatory authority shall be in accordance with Section 14.5;

(e)                                  to actual or potential lenders or underwriters as to the disclosing Party who have a bona fide need to be informed;

(f)                                   to independent accountants, legal counsel or other technical or professional advisors engaged by a Party or by the Operating Member for the purpose only of enabling such accountants, legal counsel or other professional advisors to give appropriate advice in respect of matters arising under this Agreement related to Operations or in respect of the normal business operations of the disclosing Member or its Affiliates;

(g)                                  to any recognized merchant or investment banking firm engaged in giving advice to the disclosing Member in connection with this Agreement or in respect of the normal business operations of the disclosing Member or its Affiliates; or

(h)                                 in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the disclosing Party and approved by the court.

In any case involving disclosure by a Member to which Section 14.2(a), (c), (d), (e) or (g) is applicable (subject to Section 14.3 with respect to disclosures required by applicable Legal Requirements), the disclosing Member shall, except as provided in Section 14.3, give notice to Barrick Member with respect to any disclosure by Newmont Member or its Affiliates or to Newmont Member with respect to any disclosure by Barrick Member or its Affiliates, in each case, at least seven days in advance of the making of such disclosure; provided, however, that such notice shall not be required with respect to information disclosed pursuant to Section 14.2(a) on a regular basis in the ordinary course of business. Such notice shall identify the Confidential Information to be disclosed and the recipient. As to any disclosure pursuant to Section 14.2(b), (c), (e), (f) or (g), only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed. As to any disclosure pursuant to Section 14.2(a) or (d), the disclosing Member shall disclose, or permit the disclosure of, only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof. As to any disclosure pursuant to Section 14.2(c), (e) or (g), such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Article 14 and the disclosing Member shall concurrently with the making of such disclosure give notice to Barrick Member with respect to any disclosure by Newmont Member or its Affiliates or to Newmont Member with respect to any disclosure by Barrick Member or its Affiliates that the required agreement in writing has been completed. Notwithstanding the absence of a required written agreement, the disclosing Party shall be responsible for assuring that no unauthorized disclosure of information to be kept confidential pursuant to Section 14.1 is made by any Person receiving information pursuant to Section 14.2(b) or (f); provided that no Party shall be liable to any other Party for the fraudulent or negligent disclosure of Confidential Information by any such Person if the Party who seeks to take the benefit of this clause shall have taken reasonable steps to ensure the preservation and confidential nature of the information.

14.3                                                                        Public Announcements.

Each Member shall, in advance of making, or any of its Affiliates making, a public announcement to a stock exchange or otherwise concerning this Agreement or Operations, advise the other Member of the text of the proposed report and provide the other Member with the opportunity to comment upon the form and content thereof before the same is issued; provided, however, that a Member or an Affiliate may make a public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning the publicly traded securities of its direct or indirect parent (in which case the disclosing Member will use its reasonable best efforts to advise the other Member prior to the disclosure). If the other Member does not respond within 48 hours (excluding days that are not Business Days) or such lesser time specified as the maximum by the issuing Member or Affiliate, the announcement or report may be issued. The final text of the same and the timing, manner and mode of release shall be the sole responsibility of the issuing Member who shall indemnify, defend and hold the other Member and its Affiliates, together with Nevada JV and Nevada JV, harmless in respect of any third party claims arising therefrom.

14.4                                                                        Duration of Confidentiality.

The provisions of this Article 14 shall apply during the term of this Agreement and for two years following termination of this Agreement and, as to any Member who Transfers the Units representing its Proportionate Interest, for two years following the date of such occurrence.

14.5                                                                        Redacted Filings.

If a Parent or Member determine that this Agreement is or has become a material contract that is required to be filed pursuant to applicable securities laws or other Legal Requirement, such Parent or Member covenants:

(a)                                 to file on EDGAR and/or SEDAR, as applicable, a redacted version of this Agreement in order not to prejudicially affect the interests of the Members or Parents; and

(b)                                 to consult with the other Parent and Member on the preparation of such redacted Agreement prior to filing.

ARTICLE 15

TRANSFERS; PREFERENTIAL PURCHASE RIGHTS; EXEMPT TRANSFERS

15.1                                                                        Transfer Procedures.

For purposes of this Article 15, Units and Member Loans held by Newmont or any of its Affiliates are referred to as the “Newmont Nevada JV Interests”, and Units and Member Loans held by Barrick Member and any of its Affiliates are referred to as the “Barrick Nevada JV Interests”. The Newmont Nevada JV Interests and the Barrick Nevada JV Interests are referred to individually and collectively as the “Nevada JV Interests”. A Member shall have the right to Transfer its Nevada JV Interests to any third party solely as provided in, and subject to, this Article 15 and may not otherwise Transfer such Nevada JV Interests.

(a)           Consent. No Member shall Transfer less than all of its Nevada JV Interests or Transfer its Nevada JV Interests to a Transferee that is not just one (1) Person without the consent of the other Member, which may be withheld or conditioned at such Member’s sole discretion.

(b)           Notice and Undertaking by Transferee; Substituted Member. No Transfer shall be effective and no transferee of a Member’s Nevada JV Interests shall have the rights of such Member hereunder unless (i) the Transfer was completed in compliance herewith (including compliance with Section 15.2, if applicable), (ii) the transferring Member has provided to the other Member notice of such Transfer and (iii) the transferee, as of the effective date of the Transfer, has covenanted by a written undertaking with the other Member to be bound by this Agreement to the same extent as the transferring Member in a form satisfactory to the other Member. Subject thereto, the transferee shall be deemed to be a party to this Agreement and shall become a substituted Member on the effective date of such Transfer, with a Proportionate Interest equal to the Proportionate Interest held by the transferring Member as of the effective date of such Transfer.

(c)           Transferor Not Relieved from Liability. A Member who Transfers its Nevada JV Interests shall be subject to Section 16.2.

(d)           Encumbrances. If the Transfer is the grant of an Encumbrance in a Member’s Units to secure a loan or other indebtedness of a Member in a bona fide transaction, such Encumbrance shall be granted only in connection with financing payment or performance of such Member’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other Member hereunder, and shall be subject to the condition that the secured party first enters into a written agreement with the other Member in form satisfactory to the other Member, acting reasonably, binding upon the secured party, to the effect that the secured party’s remedies under the Encumbrance shall be limited to the sale of the whole (and only the whole) of the encumbering Member’s Units and shall be subject to a provision that, in the event such security becomes enforceable and is enforced, such Units shall first be offered to the other Member subject to the following terms: (i) the price of any preemptive sale to the other Member shall be the remaining principal amount of the loan plus accrued interest and related expenses owing to the secured party, (ii) such preemptive sale shall occur within 60 days of the notice to the other Member of the secured party’s intent to enforce its security and

(i)    failure of the other Member to accept the offer or, if the offer is accepted, failure of the sale to close by the end of the 60-day period, unless such failure is caused by either the encumbering Member or by the secured party, shall permit the secured party to sell the encumbering Member’s Units in accordance with the terms of the Encumbrance and with applicable Legal Requirements; provided, however, that such sale shall be subject to the purchaser covenanting with the remaining Member to be bound by the terms of this Agreement.

(e)                                  Taxes. The transferring Member and the transferee of any Nevada JV Interests (except as is provided in Section 15.2(d)) shall be responsible for payment of any taxes, fees, levies or other governmental charges payable under applicable Legal Requirements in respect of the Transfer and shall indemnify and hold harmless the other Member and Nevada JV in respect thereof.

15.2                                                                        Preferential Purchase Rights.

(a)                                 Obligation to Give Offer Prior to Sale. Each Member agrees that, except as provided in Section 15.3 and other than changes in ownership of its Parent, such Member will not, directly or indirectly, Transfer or suffer the Transfer to any third party of its Nevada JV Interests, whether now owned or hereafter acquired, or whether by sale or otherwise, and whether voluntary or involuntary, until and unless such Member shall have first made the offer to sell as set forth in this Section 15.2.

(b)                                 Procedures for Offer. The offering Member shall deliver a written notice of the proposed Transfer to the other Member and shall provide a copy of such notice to the Board. The notice shall contain a description of the proposed Transfer, the identity of the transferee (which shall not be stated in the alternative), details concerning the financial capacity and operational experience of such transferee, the terms thereof and a description of the consideration to be received by the offering Member upon Transfer of the Nevada JV Interests; provided that if the consideration for the proposed Transfer is in whole or in part, other than monetary, the notice shall describe such consideration and state its monetary equivalent (based upon the fair market value of the non-monetary consideration as stated in terms of U.S. dollars). The notice shall further state that the offeree Member or its designee may acquire the Nevada JV Interests proposed to be Transferred upon the terms and conditions and for the price (monetary equivalent) set forth in such notice.

(c)                                  Response to Offer. Subject to any limitations imposed by law, the offeree Member shall have a period of 60 days after receipt of the notice described in Section 15.2(b) in which to elect to purchase the Nevada JV Interests proposed to be Transferred by delivering written notice to the offering Member, with a copy of such notice provided to Board.

(d)                                 Failure to Accept Offer. If the offeree Member does not elect within the 60-day period provided for in Section 15.2(c) to purchase the Nevada JV Interests proposed to be Transferred, the offering Member may either withdraw its offer to Transfer such Nevada JV Interests or Transfer all such Nevada JV Interests to the identified transferee at a price and on terms no less favorable to the offering Member than those offered by the offering Member in the notice; provided that the transferee provides the written undertaking agreeing to be bound by the terms of this Agreement pursuant to Section 15.1(b). The offering Member shall provide information to the offeree Member sufficient to enable the offeree Member to verify the price and terms of the sale. If such Transfer to the third party transferee is not made within 90 days following the termination of the 60-day period provided for in Section 15.2(c), then a new offer must be made pursuant to the provisions of Section 15.2(a) before the offering Member can Transfer its Nevada JV Interests and the provisions of this Section 15.2 shall again apply to such Transfer.

(e)                                  Closing. The closing of any sale and purchase of Nevada JV Interests between the Members pursuant to Section 15.2(c) shall be held at a time and place as is mutually agreeable to the Members. In the absence of such agreement, the closing shall be held at the office of the Operating Member within 30 days after the offeree Member has pursuant to Section 15.2(c) accepted the offer made by the offering Member. At the closing, the offering Member shall Transfer and deliver duly completed Transfers and the certificate(s), if any, for the applicable Units and shall assign any applicable Member Loans to the offeree Member or its designee, free and clear of all Encumbrances except as expressly provided herein and shall execute and deliver such other instruments, documents, certificates and opinions as the offeree Member reasonably deems necessary or appropriate to properly effect the Transfer of such Nevada JV Interests. Nevada JV shall, upon receipt of the Transfer documents and instruments, cause an appropriate entry to be made in the Schedule of Members to reflect the new ownership. All sales, stamp and similar Transfer taxes and expenses related to such Transfer shall be paid by the offeree Member.

(f)                                   Applicability of Section 11.1. Any Transfer made pursuant to this Section 14.2 shall be subject to the provisions of Section 15.1.

15.3                                                                        Exempt Transfers.

Section 15.2 shall not apply to (i) a Transfer by Barrick Member or any successor of Barrick Member as to the Barrick Nevada JV Interests pursuant to this Section 15.3 to an Affiliate that is a direct or indirect wholly-owned subsidiary of Barrick (a “Barrick Transferee Affiliate”), (ii) a Transfer by Newmont Member or any successor of Newmont Member as to the Newmont Nevada JV Interests pursuant to this Section 15.3 to an Affiliate that is a direct or indirect wholly-owned subsidiary of Newmont (a “Newmont Transferee Affiliate”); provided that, in each case, such Affiliate shall assume the obligations of the Member and become a party to this Agreement in accordance with Section 15.1(b) or (iii) a Transfer to the State of Nevada or its designee by any Member that occurs as a result of an expropriation by the State of Nevada.

15.4                                                                        Loss of Affiliate Status.

(a)                                 By Newmont Member or Newmont Transferee Affiliate. If Newmont Member or any Newmont Transferee Affiliate should at any time while it holds the Newmont Nevada JV Interests lose its status as a direct or indirect wholly-owned subsidiary of Newmont, it shall promptly give notice thereof to the holder of the Barrick Nevada JV Interests if such holder of the Barrick Nevada JV Interests is a direct or indirect wholly-owned subsidiary of Barrick. If within 30 days after the receipt of such notice, or at any time if Newmont Member or the Newmont Transferee Affiliate, as the case may be, fails to give such notice, the holder of the Barrick Nevada JV Interests (provided that such holder is a direct or indirect wholly-owned subsidiary of Barrick) gives written notice (the “Barrick Re-Transfer Notice”) to Newmont Member or such Newmont Transferee Affiliate, as the case may be, demanding that the Newmont Nevada JV Interests be assigned or reassigned to a direct or indirect wholly-owned subsidiary of Newmont, then Newmont Member or such Newmont Transferee Affiliate, as the case may be, shall forthwith Transfer the Newmont Nevada JV Interests to a direct or indirect wholly-owned subsidiary of Newmont, which shall assume the obligations of Newmont Member or the transferring Newmont Transferee Affiliate, as the case may be, and become a party to this Agreement in accordance with Section 15.1(b). If such holder of the Barrick Nevada JV Interests fails to give the Barrick Re-Transfer Notice within 30 days after receiving notice from the holder of the Newmont Nevada JV Interests as above provided, it shall be deemed to have waived the right to give such Barrick Re-Transfer Notice.

(b)                                 By Barrick Member or Barrick Transferee Affiliate. If Barrick Member or any Barrick Transferee Affiliate should at any time while it holds the Barrick Nevada JV Interests lose its status as a wholly-owned direct or indirect subsidiary of Barrick, it shall promptly give notice thereof to the holder of the Newmont Nevada JV Interests, if such holder of the Newmont Nevada JV Interests is a direct or indirect wholly-owned subsidiary of Newmont. If within 30 days after the receipt of such notice, or at any time if Barrick Member or the Barrick Transferee Affiliate, as the case may be, fails to give such notice, the holder of the Newmont Nevada JV Interests (provided that such holder is a direct or indirect wholly-owned subsidiary of Newmont Incorporated) gives written notice (the “Newmont Re-Transfer Notice”) to Barrick Member or such Barrick Transferee Affiliate, as the case may be, demanding that the Barrick Nevada JV Interests be assigned or reassigned to a wholly-owned direct or indirect subsidiary of Barrick, then Barrick Member or such Barrick Transferee Affiliate, as the case may be, shall forthwith Transfer the Barrick Nevada JV Interests to a direct or indirect wholly-owned subsidiary of Barrick, which shall assume the obligations of Barrick Member or the transferring Barrick Transferee Affiliate, as the case may be, and become a party to this Agreement in accordance with Section 15.1(b). If such holder of the Newmont Nevada JV Interests fails to give the Newmont Re-Transfer Notice within 30 days after receiving notice from the holder of the Barrick Nevada JV Interests as above provided, it shall be deemed to have waived the right to give such Newmont Re-Transfer Notice.

15.5                                                                        Corporate Approvals.

The Members shall take, or shall cause Nevada JV to take, any actions as may be required to approve any Transfers of Units that are authorized in accordance with the provisions of this Article 15.

ARTICLE 16

TERMINATION

16.1                                                                        Termination of Agreement.

(a)                                 Termination. Except as otherwise provided herein, this Agreement shall continue in full force and effect without limit until the earlier of the following events:

(i)         all the Members agree in writing to terminate this Agreement;

(ii)        an effective resolution is passed or a binding order is made for the winding up of Nevada JV; or

(iii)       there remains only one Member;

provided, however, that this Agreement shall cease to have effect with regards to any Person who ceases to hold directly or indirectly any Units or Member Loans pursuant to and in accordance with the terms of this Agreement save for any provisions hereof which, expressly or by implication, are to continue in full force and effect thereafter.

(b)                                 Winding Up. If Nevada JV is wound up by way of a voluntary winding up Approved by the Board, the Members shall procure a liquidator that is acceptable to each of the Members.

16.2                                                                        Continuing Liabilities Upon Withdrawal or Transfer.

Any Member who surrenders, relinquishes, Transfers or is divested of its Units, whether in accordance with provisions of this Agreement or otherwise, shall pay to the other Member, on demand by such other Member, an amount equal to its share of funds required by Nevada JV to satisfy liabilities of Nevada JV to third parties for Continuing Obligations, whether such liability accrues and is payable before or after such event but in no event prior thereto, arising out of Operations conducted during the term of this Agreement, but prior to such event, if Cash Available to Nevada JV is insufficient to satisfy such liabilities as they come due without receiving Member Contributions. For purposes of this Section 16.2, such Member’s share of such continuing liability (which liability shall be offset by the amount of funds in any reserve account established to satisfy such Continuing Obligations) shall be in proportion to its Proportionate Interest at the time such liability was incurred or when it accrued. The obligations of a withdrawing Member under this Section 16.2 shall extend to, and be enforceable by, only the non-withdrawing Member and shall not extend to or be enforceable by Nevada JV or any other Person.

16.3                                                                        Right to Data After Termination.

After termination of this Agreement by written agreement of all Parties, each Member shall be entitled to copies of all information related to Operations during the term of this Agreement not previously furnished to it, but a Member shall not be entitled to any such copies after any other termination for any other reason.

ARTICLE 17

GENERAL PROVISIONS

17.1                                                                        Notices.

All notices and other communications hereunder shall be in writing, and shall be effective (i) when personally delivered, including delivery by express courier service, (ii) on the day of receipt specified in any return receipt if it shall have been deposited in the mails or (iii) if transmitted by fax or electronic mail, on the date of transmission, in each case, to the addressee Party’s principal address stated below, whichever of the foregoing shall first occur; provided that any notice received after normal business hours at the place of delivery shall not be effective until the next Business Day at the place of delivery. Until otherwise specified by notice, the addresses for any notices shall be:

(a)                                 If to Barrick Member to:

•
•
•

Attention:                                         •
Fax No.:                                                 •
Email:                                                            •

with a copy to Barrick (at the address specified below)

(b)                                 If to Newmont Member, to:

•
•
•

Attention:                                         •
Fax No.:                                                 •
Email:                                                            •

with a copy to Newmont (at the address specified below)

(c)                                  If to Nevada JV to:

•
•
•

Attention:                                         •
Fax No.:                                                 •
Email:                                                            •

with copies to Barrick and Newmont (at the addresses specified below)

(d)                                 If to Barrick, to:

Barrick Gold Corporation
Brookfield Place, Suite 3700
161 Bay Street, P.O. Box 212
Toronto, ON M5J 2S1

Attention:                                         Kevin J. Thomson
Fax No.:                                                 416.307.5150
Email:                                                            k.thomson@barrick.com

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON M5V 3J7

Attention:                                         Melanie Shishler
Fax No.:                                                 416.863.5510
Email:                                                            mshishler@dwpv.com

(e)                                  If to Newmont, to:

Newmont Mining Corporation
6363 South Fiddler’s Green Circle, Suite 800
Greenwood Village, Colorado 80111

Attention:                                         Stephen Gottesfeld, Executive Vice President and General Counsel

Email:                                                            Stephen.Gottesfeld@newmont.com

with a copy (which shall not constitute notice) to:

Goodmans LLP
Bay-Adelaide Centre, West Tower
333 Bay Street, Suite 3400
Toronto, ON  M5H 2S7

Attention:                                         Jonathan Lampe, Neill May and Chris Sunstrum

Email:                                                            jlampe@goodmans.ca, nmay@goodmans.ca and csunstrum@goodmans.ca

A Party may change its address from time to time by notice to the other Parties.

17.2                                                                        Assignment.

No Party may Transfer all or any portion of its rights and/or obligations under this Agreement except in accordance with the applicable provisions hereof. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.3                                                                        Waiver.

Except as otherwise provided in this Agreement, failure on the part of any Party to exercise any right hereunder or to insist upon strict compliance by any other Party with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition or limit the Party’s right thereafter to enforce any provision or exercise any right, power or remedy. No provision of this Agreement shall be construed to be a waiver by any of the Parties of any rights or remedies such Party may have against any other Party for failure to comply with the provisions of this Agreement and, except as expressly provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or hereafter existing at law or in equity.

17.4                                                                        Amendments.

This Agreement may not be amended or modified except by a written instrument signed by all of the Parties, and Nevada JV shall be bound by any such amendment or modification. No Member shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the Members.

17.5                                                                        Force Majeure.

The obligations of a Party shall be suspended to the extent and for the period that performance by such Party is prevented by any event of Force Majeure; provided that the affected Party shall give notice to the other Parties promptly, but in no event later than 30 days after the suspension of performance, stating in such notice the nature of the suspension, the reasons for the suspension and the expected duration of the suspension. The affected Party shall resume performance as soon as reasonably possible. Any time period during which performance must be achieved and as to which such performance is delayed because of Force Majeure shall be extended by a period equal to the period of suspension. Notwithstanding anything in this Section 17.5 to the contrary, an event of Force Majeure shall not excuse any payment obligation of any Party hereunder.

17.6                                                                        Further Assurances.

Each Party shall take from time to time upon request of another Party, for no additional consideration, such actions and shall execute and acknowledge in form required by law for recording or registering with the proper Person and shall deliver to the requesting Party such notices, deeds or other instruments incorporating, referring to, or carrying out the provisions of this Agreement as the requesting Party may reasonably deem necessary in order to preserve or protect its interest under this Agreement or as may be reasonably necessary or convenient to implement and carry out the intent, provisions of and purpose of this Agreement.

17.7                                                                        Survival of Terms and Conditions.

Subject to Sections 2.14(b) and 2.15(b), the provisions of this Agreement shall survive its termination to the full extent necessary for their enforcement and the protection of the Party in whose favor they run. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive termination: (i) Sections 2.8, 2.9 and 2.11, (ii) Section 4.2(a)(ii) and (iii), (iii) Section 4.8, (iv) Sections 9.1 through 9.4, (v) Sections 9.5(b)(ii) and (c), (vi) Article 11, (g) Article 13, and (vii) Sections 17.1, 17.2, 17.3, 17.6 and 17.14.

17.8                                                                        Entire Agreement.

This Agreement, including all attached Schedules, and the Implementation Agreement contain the entire and final understanding of the Members and supersede all other prior agreements and understandings between the Members related to the subject matter of this Agreement.

17.9                                                                        Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. The validity of remaining sections, provisions, terms and parts of this Agreement shall not be affected by a court, administrative board or other proceeding of competent jurisdiction deciding that a provision, term or part of this Agreement is illegal, unenforceable, in conflict with any law or contrary to public policy. In such event the Parties shall undertake good faith efforts to amend this Agreement in order to replace such provision by a reasonable new provision or provisions which, as far as legally possible, shall approximate what the Parties intended by such original provision and the purpose thereof. Without limiting the generality of the foregoing, nothing in this Agreement shall require any

Manager to act in contravention of the duties imposed on such Manager by applicable Legal Requirements.

17.10                                                                 Computation of Interest.

Where the accumulation of interest at the LIBOR Rate is provided for hereunder, such interest shall be determined for each full or partial calendar month in which interest accrues under any obligation to which applies or any note or other instrument executed pursuant hereto, and shall apply to all interest obligations accruing in such month. The interest rate shall be determined monthly based upon the stated LIBOR Rate in effect on the first (1st) business day of each calendar month. As used in this definition, “business day” means a day on which the London and New York banks are open for business and on which a quotation of the LIBOR Rate may be obtained.

17.11                                                                 No Third-Party Beneficiary.

Except as specifically provided herein, no term or provision of this Agreement or the Schedules hereto is intended to be, or shall be construed to be, for the benefit of any Person, including any investment banker, broker, agent or creditor, and no such other Person shall have any right of cause of action hereunder. Without limiting the foregoing, any continuing liability of a Member pursuant to Section 16.2 shall extend to and be enforceable only by the other Member.

17.12                                                                 No Implied Covenants.

It is expressly understood and agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to Exploration, Development, Mining, production or marketing or to any obligation of the Members hereunder, or to the time therefor or the measure of diligence thereof. Notwithstanding the foregoing, each Member and Parent agrees that it shall act in good faith, and shall cause an Affiliate acting in its stead as Operating Member pursuant to Section 4.1(c) to act in good faith, in the performance of such Member’s obligations pursuant to the provisions of this Agreement.

17.13                                                                 Time is of the Essence.

A material consideration of the Members and the Parents entering into this Agreement is that the other Members will make all contributions and other payments as and when due and will perform all other obligations under this Agreement in a timely manner. Except as otherwise specifically provided in this Agreement, time is of the essence for each and every provision of this Agreement.

17.14                                                                 Limitation of Liability.

Each Party waives any claim for incidental or consequential damages hereunder, including damages for lost profits or for the speculative value or development potential of the Nevada JV Business.

17.15                                                                 New Units.

Any new Units that are to be issued pursuant to the provisions hereof shall be fully paid and non-assessable voting Units.

17.16                                                                 Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile signatures, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BARRICK GOLD CORPORATION

by
Name:
Title:

Name:
Title:

[BARRICK MEMBER]

by
Name:
Title:

Name:
Title:

NEWMONT MINING CORPORATION

by
Name:
Title:

Name:
Title:

[NEWMONT MEMBER]

by
Name:
Title:

Name:
Title:

[NEVADA JV] LLC

by
Name:
Title:

Name:
Title:

SCHEDULE A

ACCOUNTING PROCEDURES

The financial and accounting procedures to be followed by the Operating Member and Nevada JV are set forth below. All Accounting Procedures set forth in this Schedule A are subject to compliance with all applicable Legal Requirements, including the Sarbanes-Oxley Act. These Accounting Procedures may be reflected in one or more technical services agreements or other services agreements directly between Nevada JV and the Operating Member. For purposes of this Schedule A, Article and Section references are to Articles and Sections of this Schedule A unless otherwise specified.

ARTICLE 1

GENERAL PROVISIONS

1.1                                                                               General Accounting Records.

The Operating Member shall maintain, and shall cause Nevada JV to maintain detailed and comprehensive financial and cost accounting books and records as provided in Section 4.6 of the Agreement and other applicable provisions of the Agreement. Subject to applicable Legal Requirements, the Operating Member and Nevada JV shall maintain records and accounts in accordance with Generally Accepted Accounting Principles.

1.2                                                                               Statement and Billings.

The Operating Member shall submit statements for charges authorized herein to Nevada JV with respect to Operations pursuant to Section 4.2(b)(i) of the Agreement and other applicable provisions of the Agreement. Payment of any such billings by Nevada JV shall not prejudice the right of Nevada JV or a Member to protest or question the correctness thereof for a period not to exceed 24 months following the Calendar Year during which such billings were received by Nevada JV, subject, however, to Section 4.7 of the Agreement concerning audits in such regard (after which no claim therefor shall be made).

1.3                                                                               Bank Accounts.

The Operating Member shall cause all cash receipts for Nevada JV to be deposited in and all payments from Nevada JV to be made from Nevada JV Accounts.

1.4                                                                               Conflict With Agreement.

In the event of a conflict between the provisions of these Accounting Procedures and the provisions of the Agreement, the provisions of the Agreement shall take precedence.

ARTICLE 2

CHARGES TO THE ACCOUNT OF NEVADA JV

Subject to Section 4.2(a)(ii) of the Agreement and other provisions of the Agreement, Nevada JV shall compensate the Operating Member for all costs and expenses incurred directly by the Operating Member or its Affiliates in the performance of Operations on behalf of Nevada JV. The Operating Member shall be provided with funds in advance or be reimbursed by Nevada JV for any such costs or expenses.

Subject to the provisions hereof and of the Agreement, the Operating Member shall charge to the accounts of Nevada JV (the “Operations Accounts”) the following, with the term “Operating Member” with respect to reimbursable expenditures being deemed to include the Operating Member or any Affiliate thereof:

2.1                                                                               Labor and Employee Benefits.

(a)           Costs (defined below) of the Operating Member’s or its Affiliates’ employees directly engaged in Operations (including employees of the Operating Member or its Affiliates who provide services to the Nevada JV or who are temporarily assigned to and directly employed by the Operating Member), who, provide skills and services that the Operator determines, acting reasonably, are beneficial to Nevada JV.

(b)           Costs for employees who spend part of their time on Operations and part of their time on unrelated matters shall be charged on a “percentage allocation assessment”. Such charges (i) shall not exceed the actual cost thereof to the Operating Member, (ii) shall be posted to a single account, and (iii) shall be reported upon in detail to the Finance Committee on a quarterly basis.

(c)           For purposes of this Section 2.1 “Costs” means the Operating Member’s actual costs of: (i) salary and annual bonus entitlements (including share based entitlements), (ii) holiday, vacation, sickness and disability benefits, and other customary allowances applicable to salaries ; (iii) established plans for employees’ group life insurance, medical, pension, retirement, stock purchase, thrift, bonus and other benefit plans of a like nature ; and (iv) cost of assessments imposed by government authority which are applicable to salaries chargeable under this Section, including all penalties (subject to Section 4.2(a)(ii) of the Agreement).

(d)           For certainty, the Costs referred to in this Section 2.1 shall not include any Costs in respect of executive officers of Barrick.

2.2                                                                               Contract Service and Utilities.

The cost of contract services and utilities procured from outside sources that are not charged directly to Nevada JV. If contract services are performed by the Operating Member or an Affiliate thereof, the cost charged to the account of Nevada JV shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

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2.3                                                                               Insurance Premiums.

Subject to Section 4.2(b)(i) of the Agreement, net premiums paid for insurance required to be carried for Operations including for the protection of the Operating Member and Nevada JV that is not procured in the name of Nevada JV (which shall include only incremental costs if such insurance is provided under general policies or self-insurance maintained by the Operating Member or its Affiliates).

2.4                                                                               Legal and Regulatory Expenses.

All reasonable legal costs and expenses and all regulatory costs and expenses, including assessments, fees, fines and penalties (subject to Sections 4.2(a)(ii) and (f) of the Agreement), incurred in or resulting from Operations or necessary to protect or recover the Nevada JV Assets.

2.5                                                                               Regulatory Costs.

Subject to Section 4.2(a)(ii) of the Agreement, fines, penalties or awards imposed for violations of environmental or safety regulations or for causing adverse environmental impacts or damages.

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SCHEDULE B

AREA OF INTEREST

SCHEDULE C

FIBERLINE PROJECT

SCHEDULE D

FOURMILE PROJECT

BARRICK

Provisional Map - This map was not prepared from a field survey and should not be relied on as a representation of legal land descriptions. Information on this map may not be complete or up to date and its accuracy is not to be relied upon. This map is intended only as a general representation of land status and is for Barrick's use only.

Legend

Four Mile Boundary KCreel

USA Topo Maps

Boundary

0 0.25 0.5 1 Miles

SCHEDULE E

MIKE PROJECT

SCHEDULE F

EXCLUDED ASSET VALUATION

1.                                                                                      The Fair Market Value (as defined in paragraph 11) of an Excluded Asset under the Agreement shall be determined in accordance with this Schedule F.

2.                                                                                      Upon a Member providing a Contribution Notice under Section 6.1 of the Agreement that an Excluded Asset is required to be contributed to the Nevada JV, the Members shall, for a period of 30 Business Days following such notice, each use their respective commercially reasonable efforts to mutually agree upon the Fair Market Value of the Excluded Asset.

3.                                                                                      To the extent the Members are unable to agree on the Fair Market Value of an Excluded Asset within the period specified in paragraph 1, the Fair Market Value of the Excluded Asset shall be the simple average of the valuations prepared by two Independent Experts (the “Original Experts”) using the methodology described within this Schedule F, provided that such average is no more than 15% above or below either of such valuations. In the event that such average is more than 15% above or below either of the two valuations, the Fair Market Value of the Excluded Asset shall be the simple average of: (i) a valuation prepared by a third Independent Expert (the “Third Expert”) using the methodology described within this Schedule F; and (ii) the valuation prepared by the Original Expert in accordance with the foregoing that is closest to the valuation prepared by the Third Expert.

4.                                                                                      The “valuations” referred to in paragraph 3 shall be: (i) if a single value is provided, such single value; or (ii) if only a range of values has been provided, the simple average of the highest and lowest value in such range, in each case, as set out in the Valuation Certificate prepared by the applicable Independent Expert.

5.                                                                                      The Members shall ensure that each Independent Expert has access to such books, records and information in the possession or control of such Members, their respective Affiliates or the Nevada JV as any Independent Expert may reasonably request for the purpose of determining the Fair Market Value of the Excluded Asset, with the exception of valuation material prepared by another Independent Expert.

6.                                                                                      Each Independent Expert shall act as an expert and not as an arbitrator and its decision shall, in the absence of material proven error, be final and binding on the Members. Each Independent Expert shall provide: (i) a written determination of the value with respect to the Fair Market Value of the Excluded Asset; and (ii) a written explanation of all methodologies used in its valuation (each, collectively, a “Valuation Certificate”).

7.                                                                                      The costs of obtaining any Valuation Certificates provided by an Independent Expert pursuant to this Schedule F shall be borne by the Nevada JV.

8.                                                                                      The Valuation Certificates shall be issued to each of the Members by the Independent Experts within 30 days of such Independent Expert’s appointment hereunder, unless otherwise agreed by each of Barrick and Newmont.

9.                                                                                      Each Independent Expert shall determine the Fair Market Value of the Excluded Asset, which shall be the cash purchase price that a knowledgeable party would pay for the Excluded Asset in an arm’s length transaction (subject to subparagraph (c) below). Each

Independent Expert’s determination of the Fair Market Value of the Excluded Asset shall be prepared using a valuation methodology that takes into account all factors the Independent Expert considers relevant, which shall include the following:

(a)                                 the economic terms of the Agreement;

(b)                                 appropriate price projections for refined gold, and, if applicable, silver, copper and other commodities based on the median of recently published prices for refined gold issued by not less than ten reputable third party consultants, analysts and financial institutions selected by the Independent Experts;

(c)                                  each Excluded Asset will have the benefit of the Nevada JV Mines that form part of the Nevada JV Assets, and any cost savings and other synergies that stem therefrom will be factored into any calculations made pursuant to this paragraph 9, taking into consideration the impact on the Nevada JV Mines;

(d)                                 country and political risk;

(e)                                  social and political environment;

(f)                                   tenure security;

(g)                                  technical risk;

(h)                                 quantum and nature of mineral reserves and mineral resources;

(i)                                     the current life of mine plan, if any, in relation to the Excluded Asset or the most recently completed Feasibility Study;

(j)                                    likely timing and scale of developments and/or expansion and/or reductions;

(k)                                 regulatory considerations (including environmental and tax) to the extent affecting development or production;

(l)                                     median broker discount rates used in valuing the Nevada JV Mines;

(m)                             relevant multiples for comparable companies and precedent transactions (price to net asset value, price to cash flow and/or any other conventional multiples used in the industry at the time); and

(n)                                 any other material factors the Independent Expert believes should be considered in the valuation methodology.

10.                                                                               The Independent Experts shall be selected under this Schedule F as follows:

(a)                                 the Original Experts shall be mutually agreed upon between the Members within 15 days following the failure of Barrick and Newmont to reach an agreement on Fair Market Value pursuant to paragraph 1;

(b)                                 if the Members do not reach agreement on the Original Experts within the 15-day period set out in paragraph 10(a), within 10 days following the expiration of such

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period, each of the Members shall designate one Independent Expert to serve, together, as the Original Experts;

(c)                                  if a Third Expert is required pursuant to paragraph 3, the Original Experts shall appoint the Third Expert within 10 days of such Third Expert becoming required pursuant to the terms of paragraph 10(b); and

(d)                                 if the Members fail to appoint an Independent Expert within the 10-day period set out in paragraph 10(b), or if each of the Members has designated an Independent Expert pursuant to paragraph 10(b), and the Original Experts fail to designate a Third Expert within the 10-day period set out in paragraph 10(c), then the missing Independent Experts will be designated upon the request of either Member by a judge of the courts of the State of Nevada.

11.                                                                               For the purposes of this Schedule F:

(a)                                 “Independent Expert” means a suitably qualified investment banking firm, accounting firm or other firm of professional valuators of internationally recognised standing, with input from an individual with requisite technical expertise as appropriate; provided that unless the Members agree otherwise, an Independent Expert shall be a firm that: (i) is independent of both of the Members and their respective Affiliates; and (ii) has not acted for either of the Members or their respective Affiliates in any material capacity for at least one year before the date of appointment of such Independent Expert; and

(b)                                 “Fair Market Value” means the value of the Excluded Asset, as determined in accordance with this Schedule F.

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SCHEDULE G

ILLUSTRATIVE DILUTION EXAMPLES

[To be inserted.]

SCHEDULE H

MINORITY ROYALTY

Pursuant to Section 8.9 of the Operating Agreement, a Minority Interest Holder is entitled to a Net Smelter Return Royalty on all Product produced from Nevada JV Mines.  To implement the provisions of Section 8.9, the Company will convey such royalty by deed (the “Royalty Deed”), which shall incorporate the following principles.

1.                                      Property Subject to Production Royalty. The Minority Royalty of the Minority Interest Holder shall be a royalty interest in and a burden upon the Property included in the Nevada JV Mines existing as of the date it becomes a Minority Interest Holder (the “Royalty Property”), which will be more particularly described in a Royalty Deed.

2.                                      Grantor and Grantee.  The Company will the “Grantor” under the Royalty Deed and the Minority Interest Holder will be the “Grantee” under the Royalty Deed.

3.                                      Production Royalty.  The Royalty Deed will provide that Grantor shall pay to Grantee a perpetual royalty, determined in accordance with this Schedule E, in an amount equal to 1.50% of Net Smelter Returns (the “Royalty Percentage”) from all Product produced from the Royalty Property and sold.

4.                                      Net Smelter Returns.  “Net Smelter Returns” shall be determined as follows:

(a)                                 For Gold or Silver Bullion.  Net Smelter Returns, in the case of Products produced from the Royalty Property for sale as gold bullion or silver bullion that is refined to a form that meets good delivery standards in the London Bullion Market, or comparable terminal market (“Gold Bullion” or “Silver Bullion,” respectively), shall be determined by multiplying (i) the gross number of troy ounces of Gold Bullion or Silver Bullion recovered from production from the Property and returned to or paid for by the smelter, refiner, processor, purchaser or other recipient of such bullion during a calendar quarter, by (ii) the average of the London Gold Market Fixing Limited Afternoon Fix prices reported for Gold Bullion for the calendar quarter or the average of the London Silver Market Fixing Limited Fix prices reported for Silver Bullion for the calendar quarter, and (iii) by deducting from the product of (i) times (ii) the Allowable Deductions permitted in Section 5(a) below.

(b)                                 For Copper.  Net Smelter Returns for copper shall be equal to (i) the actual sales price received by Grantor from the sale of copper (whether in concentrate or as cathode or other product) produced from the Royalty Property (“Copper”) to a smelter, refiner, processor, purchaser or other recipient of such copper, less (ii) the Allowable Deductions permitted in Section 5(b) below.

(c)                                  For Other Products.  For all other Products produced from the Royalty Property and sold other than as Gold Bullion or Silver Bullion or Copper (“Other Products”), Net Smelter returns shall be equal to (i) the actual sales price received by Grantor from the sale of

Other Products to a smelter, refiner, processor, purchaser or other recipient of such products during a calendar quarter, less (ii) the Allowable Deductions permitted in Section 5(b) below.

(c)                                  Insurance Proceeds.  In the event Grantor receives insurance proceeds for Products lost or damaged after leaving Grantor’s mill or other processing facility, Net Smelter Returns shall equal any such insurance proceeds that are received by Grantor for such loss.

5.                                      Allowable Deductions.

(a)                                 For Gold or Silver Bullion.  For Products produced and sold as Gold or Silver Bullion, “Allowable Deductions” means:

(i)                                     charges imposed by the smelter or refinery for refining Gold or Silver Bullion from doré or concentrates produced in Grantor’s mill or other processing plant; however, charges imposed by the Grantor for processing  raw or crushed ore or other preliminarily Products in Grantor’s  mill or processing plant shall not be subtracted in determining Net Smelter Returns;

(ii)                                  penalty substance, assaying, and sampling charges imposed by Grantor for refining Gold or Silver Bullion contained in such production;

(iii)                               charges and costs, if any, for transportation and insurance of doré or concentrates produced in Grantor’s mill or other processing plant to places where such doré or concentrates are smelted, refined and/or sold or otherwise disposed of; and

(iv)                              all taxes paid on production of Gold or Silver Bullion, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal royalties that are based on the production of Gold or Silver Bullion.

(b)                                 For Copper and Other Products.  For Copper and Other Products, “Allowable Deductions” shall mean:

(i)                                     charges imposed by the smelter, refiner or other processor for smelting, refining or processing Copper or Other Products, but excluding any and all charges and costs related to Grantor’s mill or other processing plant constructed for the purpose of milling or processing Copper or Other Products;

(ii)                                  penalty substance, assaying, and sampling charges imposed by the smelter, refiner or other processor for smelting, refining, or processing Copper or  Other Products, but excluding any and all charges and costs of or related to Grantor’s mill or other processing plant constructed for the purpose of milling or processing Copper or Other Products;

(iii)                               charges and costs, if any, for transportation and insurance of Copper or Other Products and the beneficiated products thereof from Grantor’s mill or other processing plant to places where such Copper or Other Products or the beneficiated products thereof are smelted, refined and/or sold or otherwise disposed of; and

(iv)                              all taxes paid on production of Copper or Other Products, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal royalties that are based on the production of Copper or Other Products.

(c)                                  Custom Facilities.  In the event Grantor carries out smelting, refining or other processing operations to produce Gold and Silver Bullion, Copper or Other Products in facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the sole purpose of milling or processing raw or intermediate Products produced from the Royalty Property, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Grantor would have incurred as “Allowable Deductions” under subsections (a)(i) or (b)(i) above if such smelting, refining or other processing operations were carried out at facilities not owned or controlled by Grantor, but in no event will such Allowable Deductions be greater than actual costs incurred by Grantor with respect to such smelting, refining or other processing.

6.                                      Calculating and Paying Royalty.

(a)                                 Calculation. The dollar amount of the Net Smelter Returns Royalty due to Grantee for each calendar quarter shall be the product of:  (i) the sum of the Net Smelter Returns for Gold and Silver Bullion for such quarter plus the Net Smelter Returns for Copper or Other Products for such quarter (ii) multiplied by the Royalty Percentage.

(b)                                 Payment.  Payment of the Net Smelter Returns Royalty shall be due by the last day of the month following each calendar quarter in which Gold or Silver Bullion or Copper or Other Products are sold (the “Payment Date”).  If for any reason, all information necessary to calculate and make a payment on the Payment Date is not available, Grantor shall make a provisional payment on the Payment Date and provide a final reconciliation for such payment promptly after all needed information becomes available to Grantor.  In the event that Grantee has been underpaid for any provisional payment, Grantor shall promptly pay the difference to Grantee in cash or other readily available funds and if Grantee has been overpaid for any provisional payment Grantee will promptly pay to Grantor of the difference by cash or other readily available funds.

(c)                                  Detailed Statement.  All payments of Net Smelter Returns Royalty shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets receiver by Grantor from the smelter, refiner or other purchaser of Gold or Silver Bullion or Copper or Other Products.

7.                                      Other Provisions Related to Payment.

(a)                                 Hedging Transactions.  All profits and losses resulting from Grantor’s actual sale of Gold or Silver Bullion, or Grantor’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations are specifically excluded from calculation of Net Smelter Returns and shall be solely for Grantor’s account.

(b)                                 Commingling.  Grantor shall have the right to commingle, either underground, at the surface, in stockpiles or at the mill, autoclave, roaster or other processing facility used by Grantor, ore or concentrates, minerals and other material mined and removed from the Royalty Property with ore, concentrates, minerals and other material mined and removed from the other property.  Before commingling, the average grade of the commingled materials and other measures as are appropriate shall first be calculated by Grantor from representative samples, and the weight of such materials shall be determined before commingling using Grantor’s standard practices.  In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the procedures typically used by Grantor in its other operations in the vicinity of the Royalty Property may be used.  Representative samples of the materials to be commingled shall be retained by Grantor and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be retained for a reasonable amount of time, but not less than 18 months, after receipt by Grantee of the applicable royalty payment.

(c)                                  No Obligation to Mine.  Grantor shall have sole discretion to determine the extent of its mining of the Royalty Property and the time or the times for beginning, continuing or resuming mining operations with respect thereto.  Grantor shall have no obligation to Grantee (in its capacity as the holder of this royalty) or otherwise to mine any of the Royalty Property, such obligation being governed solely by the Agreement.

8.                                      Books, Records, Inspections and Confidentiality.

(a)                                 Grantee shall have the right, upon reasonable notice to Grantor, to inspect and copy all books, records, technical data, information and materials (the “Data”) pertaining to calculation of royalty payments, including those with respect to commingling; provided that such inspections shall not unreasonably interfere with Grantor’s operations.  Grantor makes no representations or warranties to Grantee concerning any of the Data and Grantee agrees that if it elects to rely on any such Data or information, it does so at its sole risk.

(b)                                 Grantee shall have the right to audit the books and records pertaining to production from the Royalty Property and contest payments of the Net Smelter Returns Royalty for 24 months after receipt by Grantee of the payments to which such books and records pertain.  Such payments shall be deemed conclusively correct unless Grantee objects to them in writing within 24 months after receipt thereof.   If any such audit or inspection reveals that royalty payments for any calendar year are underpaid by more than five percent, Grantor shall reimburse Grantee for its reasonable costs incurred in such audit or inspection.

(c)                                  Grantee shall have the right, upon reasonable notice, to inspect the facilities associated with the Royalty Property to the extent necessary to confirm Grantor’s proper performance of its obligations in this Exhibit.  Such inspection shall be at the sole risk of Grantee, and Grantee shall indemnify Grantor from any liability caused by Grantee’s exercise of inspection rights.

(d)                                 Grantee shall be bound by the confidentiality provisions of Article 13 of the Agreement.

9.                                      Stockpiling and Tailings.  All tailings, residues, waste rock, spoiled leach materials, and other materials resulting from Grantor’s operations and activities with respect to the Royalty Property shall be the sole property of Grantor.

10.                               Real Property Interest.  Grantor and Grantee intend that the Net Smelter Returns Royalty shall be perpetual and, to the extent allowed by law, shall constitute a vested interest in and a covenant running with the Royalty Property and shall inure to the benefit of and be binding upon the parties and their respective, successors and assigns so long as Grantor or any successor or assign of Grantor holds any rights or interests in the Royalty Property. The Parties do not intend that there be any violation of the rule of perpetuities.  Accordingly, any right that is subject to such rules shall be exercised within the maximum time periods permitted under applicable law.

11.                               General Provisions.

(a)                                 The relationship of Grantor and Grantee with respect to the Net Smelter Returns Royalty shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship.

(b)                                 As used in the Deed, the term “Grantee” shall include all of Grantee’s successors-in-interest and the term “Grantor” shall include all of Grantor’s successors-in-interest.

(c)                                  Grantor may convey, transfer, assign or abandon all or any portion of its interest in the Royalty Property, provided that in the event of any conveyance, transfer or assignment, it shall require the party or parties acquiring such interest to assume in a written agreement with Grantee the obligations of Grantor in this Exhibit in respect of such interest, and thereupon Grantor shall be relieved of all liability under this Exhibit as to such interest in the Property, except for liabilities existing as of the date of such conveyance, transfer, or assignment.

SCHEDULE I

ROYALTY CALCULATION

Attached to and made a part of

Operating Agreement

NET SMELTER RETURNS ROYALTY CALCULATION

1.                                      Property Subject to Production Royalty.  The Retained Royalty of Barrick and Newmont shall be a royalty interest in and a burden upon the properties included in the Barrick Contributed Assets (“Barrick Royalty Property”) or the Newmont Contributed Assets (“Newmont Royalty Property”), respectively, which will be more particularly described in the Royalty Deeds.  The Barrick Royalty Property and Newmont Royalty Property each sometimes is referred to in this Schedule I as a “Royalty Property.”

2.                                      Grantor and Grantee.  The Company will be the “Grantor” under both Royalty Deeds and each of Barrick and Newmont will be the “Grantee” under its respective Royalty Deed.

3.                                      Production Royalty.  The Royalty Deed to each Grantee will provide that Grantor shall pay to such Grantee a perpetual royalty, determined in accordance with this Schedule I, in an amount equal to 1.50% of Net Smelter Returns (the “Royalty Percentage”) from (i) gold and Copper produced from the Newmont Royalty Property and sold, in the case of Newmont, and (ii) gold produced from the Barrick Royalty Property and sold, in the case of Barrick, only if the aggregate amount of such production exceeds the applicable Threshold Amount, and then with respect to all subsequent production thereof.   For the avoidance of doubt, no royalty shall be payable with respect to produced gold or copper, in the case of the Newmont Royalty Property, or gold, in the case of the Barrick Royalty Property, that in the aggregate does not exceed the applicable Threshold Amount and the royalty will be paid to Newmont on both gold and copper only if both metals have exceeded the Threshold Amount.

4.                                      Threshold Amount.  “Threshold Amount” means:

a.              For the Newmont Royalty Deed:

i.             36,220,000 ounces of Gold;

ii.          1,520 Mlbs of Copper.

b.              For the Barrick Royalty Deed:

i.             47,998,000 ounces of Gold.

5.                                      Net Smelter Returns.  “Net Smelter Returns” shall be determined as follows:

(a)                                 For Gold Bullion.  Net Smelter Returns, in the case of gold bullion that is refined to a form that meets good delivery standards in the London Bullion Market, or comparable terminal market (“Gold Bullion”), shall be determined by multiplying (i) the gross number of troy ounces of Gold Bullion recovered from production from the applicable Royalty Property and returned to or paid for by the smelter, refiner, processor, purchaser or other recipient of such bullion during a calendar quarter, by (ii) the average of the London Gold Market Fixing Limited Afternoon Fix prices reported for Gold Bullion for the calendar quarter, and (iii) by deducting from the product of (i) times (ii) the Allowable Deductions permitted in Section 5(a) below.

(b)                                 For Copper.  Net Smelter Returns for copper shall be equal to (i) the actual sales price received by Grantor from the sale of copper (whether in concentrate or as cathode) (“Copper”) to a smelter, refiner, processor, purchaser or other recipient of Copper during a calendar quarter, less (ii) applicable the Allowable Deductions permitted in Section 5(b) below.

(c)                                  For Other Products.  For all other Products produced from the Royalty Property and sold for their gold content or copper content, as applicable, in a form other than as Gold Bullion or Copper (“Other Products”), Net Smelter Returns shall be equal to (i) the actual sales price received by Grantor for the gold content or copper content, as applicable, from the sale of Other Products to a smelter, refiner, processor, purchaser or other recipient of such products during a calendar quarter, less (ii) the Allowable Deductions permitted in Section 5(b) below.

(d)                                 Insurance Proceeds.  In the event Grantor receives insurance proceeds for Products lost or damaged after leaving Grantor’s mill or other processing facility, Net Smelter Returns shall equal any such insurance proceeds that are received by Grantor for such loss.

5.                                      Allowable Deductions.

(a)                                 For Gold.  For Products produced and sold as Gold Bullion, “Allowable Deductions” means:

(i)                                     charges imposed by the smelter or refinery for refining Gold Bullion from doré or concentrates produced in Grantor’s mill or other processing plant; however, charges imposed by the Grantor for processing raw or crushed ore or other preliminarily Products in Grantor’s mill or processing plant shall not be subtracted in determining Net Smelter Returns;

(ii)                                  penalty substance, assaying, and sampling charges imposed by Grantor for refining Gold Bullion contained in such production;

(iii)                               charges and costs, if any, for transportation and insurance of doré or concentrates produced in Grantor’s mill or other processing plant to places where such doré or concentrates are smelted, refined and/or sold or otherwise disposed of; and

(iv)                              all taxes paid on production of Gold Bullion, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal royalties that are based on the production of Gold Bullion.

(b)                                 For Copper and Other Products.  For Copper and Other Products, “Allowable Deductions” shall mean:

(i)                                     charges imposed by the smelter, refiner or other processor for smelting, refining or processing copper, but excluding any and all charges and costs related to Grantor’s mill or other processing plant constructed for the purpose of milling or processing Copper or Other Products;

(ii)                                  penalty substance, assaying, and sampling charges imposed by the smelter, refiner or other processor for smelting, refining, or processing copper, but excluding any and all charges and costs of or related to Grantor’s mill or other processing plant constructed for the purpose of milling or processing Copper or Other Products;

(iii)                               charges and costs, if any, for transportation and insurance of Copper or Other Products and the beneficiated products thereof from Grantor’s mill or other processing plant to places where such Copper or Other Products or the beneficiated products thereof are smelted, refined and/or sold or otherwise disposed of; and

(iv)                              all taxes paid on production of Copper or Other Products, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal royalties that are based on the production of Copper or Other Products.

(c)                                  Custom Facilities.  In the event  Grantor carries out smelting, refining or other processing operations to produce Gold Bullion or Copper or Other Products in facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the sole purpose of milling or processing raw or intermediate Products produced from either Royalty Property, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Grantor would have incurred as “Allowable Deductions” under subsections (a)(i) or (b)(i) above if such smelting, refining or other processing operations were carried out at facilities not owned or controlled by Grantor, but in no event will such Allowable Deductions be greater than actual costs incurred by Grantor with respect to such smelting, refining or other processing.

6.                                      Calculating and Paying Royalty; Reporting.

(a)                                 Calculation. The dollar amount of the Net Smelter Returns Royalty, if any, due to a Grantee for a calendar quarter shall be the product of:  (i) if Newmont is the grantee, the sum of the Net Smelter Returns, if any, for Gold Bullion or the gold content of Other Products for such quarter plus the Net Smelter Returns, if any, for Copper or the copper content of Other

Products for such quarter, multiplied by the Royalty Percentage, and (ii) if Barrick is the grantee, the sum of the Net Smelter Returns, if any, for Gold Bullion or the gold content of Other Products for such quarter multiplied by the Royalty Percentage

(b)                                 Payment.  Payment of the Net Smelter Returns Royalty, if any, payable under either Royalty Deed shall be due by the last day of the month following each calendar quarter in which Gold Bullion or Copper or Other Products are sold (the “Payment Date”).  If for any reason, all information necessary to calculate and make a payment on the Payment Date is not available, Grantor shall make a provisional payment on the Payment Date and provide a final reconciliation for such payment promptly after all needed information becomes available to Grantor.  In the event that a Grantee has been underpaid for any provisional payment, Grantor shall promptly pay the difference to such Grantee in cash or other readily available funds and if such Grantee has been overpaid for any provisional payment such Grantee will promptly pay to Grantor of the difference by cash or other readily available funds.

(c)                                  Detailed Statement.  All payments of Net Smelter Returns Royalty shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets received by Grantor from the smelter, refiner or other purchaser of Gold Bullion or Other Products or, in the case of Newmont, copper.

(d)                                 Reporting Prior to Net Mineral Production.  Until such time as the Production from either Royalty Property equals or exceeds the Threshold Amount for Gold Bullion or Other Products or, in the case of Newmont, Copper, Grantor shall report to the applicable Grantee on a quarterly basis the production of Gold Bullion and Other Products and/or, as applicable, Copper from such Royalty Property and any available settlement sheets received by Grantor from the smelter, refiner or other purchaser of such Gold Bullion or Other Products and/or Copper, as applicable.

7.                                      Other Provisions Related to Payment.

(a)                                 Hedging Transactions.  All profits and losses resulting from a Grantor’s actual sale of Gold Bullion, or Grantor’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations are specifically excluded from calculation of Net Smelter Returns and shall be solely for Grantor’s account.

(b)                                 Commingling.  Grantor shall have the right to commingle, either underground, at the surface, in stockpiles or at the mill, autoclave, roaster or other processing facility used by Grantor, ore or concentrates, minerals and other material mined and removed from the Royalty Properties with ore, concentrates, minerals and other material mined and removed from the other property.  Before commingling, the average grade of the commingled materials and other measures as are appropriate shall first be calculated by Grantor from representative samples, and the weight of such materials shall be determined before commingling using Grantor’s standard practices.  In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the procedures typically used by Grantor in its other operations in the vicinity of the Royalty Properties may be used.  Representative samples of the materials to be commingled shall be retained by Grantor and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be retained for a reasonable amount of time, but not less than 18 months, after receipt by a Grantee of the applicable royalty payment.

(c)                                  No Obligation to Mine.  Grantor shall have sole discretion to determine the extent of its mining of the Royalty Properties and the time or the times for beginning, continuing or resuming mining operations with respect thereto.  Grantor shall have no obligation to Grantee (in its capacity as the holder of this royalty) or otherwise to mine any of the Royalty Properties, such obligation being governed solely by the Agreement.

8.                                      Books, Records, Inspections and Confidentiality.

(a)                                 Each Grantee shall have the right, upon reasonable notice to Grantor, to inspect and copy all books, records, technical data, information and materials (the “Data”) pertaining to calculation of royalty payments, including those with respect to commingling; provided that such inspections shall not unreasonably interfere with Grantor’s operations.  Grantor makes no representations or warranties to either Grantee concerning any of the Data and each Grantee agrees that if it elects to rely on any such Data or information, it does so at its sole risk.

(b)                                 Each Grantee shall have the right to audit the books and records pertaining to production from its respective Royalty Property and contest payments of the Net Smelter Returns Royalty for 24 months after receipt by such Grantee of the payments to which such books and records pertain.  Such payments shall be deemed conclusively correct unless such Grantee objects to them in writing within 24 months after receipt thereof.   If any such audit or inspection reveals that royalty payments for any calendar year are underpaid by more than five percent, Grantor shall reimburse each Grantee for its reasonable costs incurred in such audit or inspection.

(c)                                  Each Grantee shall have the right, upon reasonable notice, to inspect the facilities associated with its Royalty Property to the extent necessary to confirm Grantor’s proper performance of its obligations in this Exhibit.  Such inspection shall be at the sole risk of such Grantee, and such Grantee shall indemnify Grantor from any liability caused by Grantee’s exercise of inspection rights.

(d)                                 Each Grantee shall be bound by the confidentiality provisions of Article 13 of the Agreement.

9.                                      Stockpiling and Tailings.  All tailings, residues, waste rock, spoiled leach materials, and other materials resulting from Grantor’s operations and activities with respect to the Royalty Properties shall be the sole property of Grantor.

10.                               Real Property Interest.  Grantor and each Grantee intend that the Net Smelter Returns Royalty shall be perpetual and, to the extent allowed by law, shall constitute a vested interest in and a covenant running with the Royalty Property of each Grantee and shall inure to the benefit of and be binding upon the parties and their respective, successors and assigns so long as Grantor or any successor or assign of Grantor holds any rights or interests in such Royalty Property. The Parties do not intend that there be any violation of the rule of perpetuities.  Accordingly, any right that is subject to such rules shall be exercised within the maximum time periods permitted under applicable law.

11.                               General Provisions.

(a)                                 The relationship of Grantor and each Grantee with respect to the Net Smelter Returns Royalty shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship.

(b)                                 As used in the Deed, the term “Grantee” shall include all of each Grantee’s successors-in-interest and the term “Grantor” shall include all of Grantor’s successors-in-interest.

(c)                                  Grantor may convey, transfer, assign or abandon all or any portion of its interest in the Royalty Properties, provided that in the event of any conveyance, transfer or assignment, it shall require the party or parties acquiring such interest to assume in a written agreement with the applicable Grantee the obligations of Grantor in respect of such interest, and thereupon Grantor shall be relieved of all liability under this Exhibit as to such interest in the Royalty Property, except for liabilities existing as of the date of such conveyance, transfer, or assignment.

SCHEDULE J

U.S. TAX PROVISIONS

ARTICLE 1
DEFINITIONS

1.1                                                                               Certain Definitions Relating to Federal Taxation

For purposes of this Schedule J, the following terms shall have the meanings ascribed to them in this Section 1.1 (all capitalized terms not defined herein shall have the meaning given them in the Agreement to which these U.S. Tax Provisions are attached):

“Adjusted Capital Account Deficit” means with respect to any Member, the negative balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year of Nevada JV, determined after giving effect to the following adjustments: (i) credit to such Capital Account any portion of such negative balance which such Member (A) is treated as obligated to restore to Nevada JV pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations or (B) is deemed to be obligated to restore to Nevada JV pursuant to the penultimate sentence of Section 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Capital Account” means a capital account established and maintained for each Member in accordance with this Schedule J.

“Carrying Value” means, with respect to any asset of Nevada JV, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows: (i) with respect to an item of property contributed by a Member, the initial Carrying Value of such contributed property shall be the fair market value of such contributed property (taking Code Section 7701(g) into account) on the date that it was contributed to Nevada JV; (ii) the Carrying Value of all of Nevada JV’s assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board, as of the following times: (A) the acquisition of an additional interest in Nevada JV by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by Nevada JV to a Member of more than a de minimis amount of Nevada JV’s property as consideration for an interest in Nevada JV; (C) the liquidation of Nevada JV within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (D) in connection with the grant of an interest in Nevada JV (other than a de minimis interest) as consideration for the provision of services to or for the benefit of Nevada JV by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity in anticipation of being a Member; and (E) under generally accepted industry accounting practices within the meaning of Treasury Regulations Section 1.704-l(b)(2)(iv)(f)(5), provided that adjustments described in clauses (A), (B), (D) and (E) shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members of Nevada JV; (iii) the Carrying Value of any asset of Nevada JV distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution, as determined by the Board; and (iv) the Carrying Values of Nevada JV’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and (B) clause (6) of the definition of “Profits” and “Losses” or Section 3.2(f) hereof, provided, however, that Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to clause (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv). If the Carrying Value of an asset of Nevada JV is adjusted pursuant to clauses (i), (ii) or (iv) of this definition, such Carrying Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Level Taxes” has the meaning set forth in Section 4.2(f) of this Schedule J.

“Depreciation” means, for each Fiscal Year of Nevada JV or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period for U.S. federal income tax purposes; provided, however, that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of any such Fiscal Year or other period, Depreciation shall be an amount that bears the same relationship to the Carrying Value of such asset as the depreciation, amortization or other cost recovery deduction computed for U.S. federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has an adjusted tax basis of zero, Depreciation shall be an amount determined under any reasonable method selected by the Board; provided that, with respect to an asset the Carrying Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Regulations 1.704-3(b)(2; provided, further, that for .purposes of calculating Depreciation, the amount of depletion with respect to a depletable property shall not exceed the Carrying Value of such property.

“Imputed Underpayment Modifications” has the meaning set forth in Section 4.2(f) of this Schedule J.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Partially Adjusted Capital Account” means, with respect to each Member and any Fiscal Year, the Capital Account of such Member in Nevada JV as of the beginning of such Fiscal Year, adjusted as set forth in the definition of “Capital Account” for all contributions, distributions and special allocations with respect to such Fiscal Year but

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before giving effect to any allocations of Profits or Losses or items of income, gain, loss and deduction for such Fiscal Year pursuant to Section 3.1 of this Schedule J.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and (d).

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a taxable year of Nevada JV shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

“Partnership Representative” has the meaning set forth in Section 4.2(f) of this Schedule J.

“Profits” and “Losses” means, for purposes of computing the amount of Profits or Losses to be reflected in the Members’ Capital Accounts, for each Fiscal Year of Nevada JV or other period for which allocations to Members are made, an amount equal to Nevada JV’s taxable income or loss for such period determined in accordance with U.S. federal income tax principles, including Code Section 703(a), with the following adjustments (without duplication): (1) any income of Nevada JV that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this provision shall be added to such taxable income or loss; (2) any expenditure of Nevada JV described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this provision, shall be subtracted from such taxable income or loss; (3) in the event that the Carrying Value of any asset of Nevada JV is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Article 3 of this Schedule J; (4) gain or loss resulting from any disposition of Nevada JV’s property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value; (5) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year of Nevada JV or other period, computed as provided in this Agreement; and (6) to the extent an adjustment to the adjusted tax basis of any asset of Nevada JV pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in Nevada JV, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if

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the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses. If Nevada JV’s taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be Nevada JV’s Profits for such Fiscal Year or other period; and if a negative amount, such amount shall be Nevada JV’s Losses for such Fiscal Year or other period.

“Target Capital Account” means, with respect to each Member, and any Fiscal Year, an amount (which may be either a positive or a deficit balance) equal to the hypothetical distribution such Member should receive pursuant to the next sentence, and minus such Member’s share of Partnership Minimum Gain, determined pursuant to Treasury Regulations Section 1.704-2(b)(2), 1.704-2(d) and 1.704-2(g), and minus such Member’s share of Partner Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(3) and 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in the next sentence. The hypothetical distribution to a Member is equal to the amount that would be received by such Member if all of Nevada JV’s assets were sold for cash equal to their Carrying Values (which shall not be adjusted on account of such hypothetical distribution), all of Nevada JV’s liabilities were satisfied to the extent required by their terms (limited, with respect to each Nonrecourse Liability or Partner Nonrecourse Debt, to the Carrying Value of the assets securing each such liability), and the net proceeds were distributed in full to the Members on a liquidation of Nevada JV pursuant to Section 8.1(c) of the Agreement, all as of the last day of such Fiscal Year. The Board may, in its sole and absolute discretion, make such other assumptions as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members as reflected in the Agreement. The value placed on the goodwill, if any, of Nevada JV for this purpose is limited to its Carrying Value.

“Treasury Regulations” means all final and temporary United States federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

ARTICLE 2
CAPITAL ACCOUNTS

2.1                                                                               Capital Accounts

Nevada JV shall establish and maintain throughout the life of Nevada JV for each Member a separate Capital Account in accordance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Such Capital Account shall be increased by (i) the amount of all Capital Contributions made or deemed made by such Member to Nevada JV pursuant to the Agreement, (ii) all Profits allocated to such Member (or items of income and gain specially allocated to such Member) pursuant to Section 3.1 and (iii) the amount of any liabilities of Nevada JV assumed by such Member or which are secured by any property distributed to such Member. Such Capital Account shall be decreased by (x) the amount of cash or Carrying Value of all actual and deemed distributions of cash or property made to such Member pursuant to the Agreement, (y) all Losses allocated to such Member (or items of loss and deduction specially allocated to such Member) pursuant to Section 3.1, and (z) the amount of any liabilities of such Member assumed by Nevada JV or which are secured by any property contributed by such Member to Nevada JV. Any other partnership item which is required or authorized under Section 704(b) of the Code to be reflected in Capital Accounts shall be so reflected. If there is a

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revaluation of any of Nevada JV’s property such that the Carrying Value of such property differs from its adjusted tax basis, the Members’ Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulations Section 1.704-1(b)(2)(iv)(g). In the event Units are Transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units. The foregoing provisions and the other provisions of this Schedule J relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by Nevada JV or any Members), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any person pursuant to Section 8.1(c) of the Agreement upon the dissolution of Nevada JV. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on Nevada JV’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Treasury Regulations Section 1.704-1(b).

ARTICLE 3
ALLOCATIONS

3.1                                                                               Allocations of Profits and Losses

Except as otherwise provided in this Article 3, Profits and Losses of Nevada JV for any Fiscal Year (including during the period in which Nevada JV is being wound up and liquidated) shall be allocated, as of the end of such Fiscal Year, as follows:

(a)                                 after giving effect to Section 3.1(b) and the special allocations in Section 3.2, Profits and Losses of Nevada JV for any Fiscal Year of Nevada JV shall be allocated to and among the Members so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts as of the end of such Fiscal Year. No portion of Profit or Losses for any Fiscal Year shall be allocated to a Member, in the case of Profits whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account or, in the case of Losses, whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year;

(b)                                 if Nevada JV (i) has Profits for any Fiscal Year (determined prior to giving effect to this Section 3.1(b)) and, prior to making any allocation under Section 3.1(a), the balance of any Member’s Partially Adjusted Capital Account is greater than the balance of its Target Capital Account, then the Member with such excess balance shall be specially allocated items of partnership expense or loss (to the extent available) for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account; (ii) has Losses for any Fiscal Year (determined prior to giving effect to this Section 3.1(b)) and, prior to making any allocation under Section 3.1(a), the balance of any Member’s Partially Adjusted Capital Account is less than the balance of its Target Capital

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Account, then the Member with such deficient balance shall be specially allocated items of partnership income or gain for such Fiscal Year (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account; and (iii) has neither Profits nor Losses for any Fiscal Year (determined prior to giving effect to this Section 3.1(b)) and, prior to making any allocation under Section 3.1(a), the balance of any Member’s Partially Adjusted Capital Account differs from the balance of its Target Capital Account, then the Member with an excess or deficient balance, as the case may be, shall be specially allocated items of partnership expense or loss or income or gain, as the case may be, for such Fiscal Year (to the extent available) equal to the difference between its Partially Adjusted Capital Account and its Target Capital Account. In the event that Nevada JV has insufficient items of expense or loss or income or gain, as the case may be, for such Fiscal Year, to satisfy the previous sentence with respect to all such Members, the available items of expense or loss or income or gain, as the case may be, shall be divided among the Members in proportion to such differences. The availability of items of income, gain, expense or loss to be specially allocated pursuant to this Section 3.1(b) shall be determined after giving full effect to all of the provisions of Section 3.2; and

(c)                                  losses allocated pursuant to Section 3.1(a) and Section 3.1(b) to any Member shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of the allocation of Losses pursuant to Section 3.1(a) and Section 3.1(b), the limitation set forth in this Section 3.1(c) shall be applied on a Member by Member basis so as to allocate the maximum permissible losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). The first sentence of this Section 3.1(c) notwithstanding, if no Member has a positive adjusted Capital Account balance, then allocations of Losses that create an Adjusted Capital Account Deficit shall be permitted and such allocations of Losses shall be made to the Members in amounts determined by the Board, subject to any requirements of the Code and Treasury Regulations.

3.2                                                                               Special Allocations

(a)                                 In the event, a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit, items of partnership income and gain shall be specially allocated to such Member so as to eliminate such negative balance as quickly as possible, provided that an allocation pursuant to this Section 3.2(a) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.2(a) were not in this Schedule J. This subparagraph is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

(b)                                 If a Member has a deficit Capital Account at the end of any taxable year that exceeds the sum of (i) the amount that Member is obligated to restore, and (ii) the amount the Member is deemed to be obligated to restore pursuant to the penultimate sentences of

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Regulations Sections 1.704 2(g)(1) and 1.704 2(i)(5), then each such Member shall be specially allocated items of income and gain of the Nevada JV in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(b) shall be made if and only to the extent that the Member would have a deficit in such Member’s Capital Account after all other allocations provided for in this Article 3I have been tentatively made without considering this Section 3.2(b).

(c)                                  Nonrecourse Deductions for any Fiscal Year of Nevada JV shall be allocated rateably among the Members based upon the manner in which such Members are entitled to share in distributions under Section 8.1(b)(ii) of the Agreement.

(d)                                 Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year of Nevada JV, each Member shall be specially allocated items of partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (j)(2) of the Treasury Regulations. This Section 3.2(c) is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(e)                                  Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year of Nevada JV, each Member who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This Section 3.2(d) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Member pursuant hereto.

(f)                                   Partner Nonrecourse Deductions for any Fiscal Year of Nevada JV or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Members that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations.)

(g)                                  To the extent an adjustment to the adjusted tax basis of any asset of Nevada JV, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in Nevada JV, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in Nevada JV in the event

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Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

3.3                                                                               Curative Allocations

(a)                                 The allocations set forth in Section 3.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of partnership income, gain, loss, or deduction pursuant to this Section 3.3. Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all partnership items were allocated pursuant to Section 3.1.

3.4                                                                               Tax Allocations

(a)                                 Except as otherwise provided by applicable tax law or in this Section 3.4, items of partnership taxable income, gain, loss and deduction shall be allocated for U.S. federal, state and local income tax purposes, among the Members in the same manner as such items are allocated for book purposes under this Article 3.

(b)                                 In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of partnership income, gain, loss and deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to Nevada JV for U.S. federal income tax purposes and its initial Carrying Value using any method permitted under Section 704(c) of the Code and the Treasury Regulations thereunder, as determined by the Board.

(c)                                  If the Carrying Value of any asset of Nevada JV is adjusted pursuant to the clause (ii) of the definition of Carrying Value, subsequent allocations of items of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Carrying Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder, as determined by the Board.

(d)                                 Pursuant to the Implementation Agreement, the Members made Capital Contribution to the Nevada JV of depletable properties with respect to which the contributing Member has an adjusted tax basis that may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and 59(e).  Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to pre-contribution expenditures by a Member that were capitalized by the Member under Code sections 616(b), 59(e) and 291(b).

(e)                                  In accordance with Regulations Section 1.704-1(b)(4)(iii), excess percentage depletion deductions with respect to depletable property shall be allocated to the Members in accordance with the allocation of gross income from the property from which such deductions are derived. The term “excess percentage depletion” shall mean the excess, if any, of

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deductions for percentage depletion as determined for tax purposes over the Carrying Value of the depletable property.

(f)                                   Allocations pursuant to this Section 3.4 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other partnership items pursuant to any provision of the Agreement.

ARTICLE 4
MISCELLANEOUS

4.1                                                                               Withholding

(a)                                 The Board may withhold from any payments with respect to any Member amounts required to discharge any obligation of Nevada JV or to withhold amounts or make payments to any governmental authority with respect to any federal, provincial, state, local or foreign tax liability of such Member arising as a result of such Member’s interest in Nevada JV.

(b)                                 The Board will notify a Member promptly if it determines that Nevada JV is required to withhold any amount purportedly representing a tax liability of such Member and will (i) consider in good faith any positions that such Member raises as to why withholding is not required or alternative arrangements proposed by such Member that may avoid the need for such withholding and (ii) provide such Members with the opportunity to contest the requirement to withhold with the appropriate taxing authority.

(c)                                  The Board will use commercially reasonable efforts to make or cause Nevada JV to make any filings, applications or elections to obtain any available exemption from, any reduction in, or any available refund of any withholding or other taxes imposed by any taxing authority with respect to amounts distributable or items of income allocable to the Members under the Agreement. Each of the Members agrees that it will co-operate with the Board in making any such filings, applications, or elections, to the extent the Board reasonably determines that such co-operation is necessary or desirable.

(d)                                 Upon request of a Member, Nevada JV will provide, to the extent that it is legally able to do so, any certification or other document that would reduce or eliminate withholding under Section 1446(f) of the Code in connection with a Transfer of that Member’s Units.

4.2                                                                               Other Miscellaneous U.S. Tax Matters

(a)                                 Nevada JV shall make the following elections for all partnership income tax returns:

(i)                           to deduct currently all development expenses to the extent possible under Section 616(a) of the Code or, if the Members unanimously agree, to defer such expenses under Sections 616(b) and 59(e) of the Code;

(ii)                        to treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by Law; and

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(iii)                     to make an election to adjust the basis of Nevada JV property with respect to a Member under Section 754 of the Code at the request of the Member.

(b)                                 Each Member shall elect under section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and exploration expenses of the Nevada JV in accordance with section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of these expenses shall not affect the Member’s Capital Account.

(c)                                  The Board, in its reasonable discretion, may cause Nevada JV to make or decline to make, or to revoke or seek to revoke, any other election which Nevada JV may make under the tax laws. The Members agree to provide information reasonably requested by the Board in order to ensure compliance with the requirements of these rules.

(d)                                 For purposes of determining Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder. In the event of a Transfer of any interest in Nevada JV, regardless of whether the transferee becomes a Member, all items of income, gain, loss and deduction for the Fiscal Year of Nevada JV in which the Transfer occurs shall be allocated in accordance with the preceding sentence, except to the extent required by Section 706(d) of the Code.

(e)                                  In no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s interest in Nevada JV or otherwise.

(f)                                   Barrick Member, or such person as designated by the Board, shall serve as the “partnership representative” within the meaning of Section 6223(a) of the Code (any person so designated as the partnership representative, the “Partnership Representative”). The Partnership Representative shall always be supervised by, and act under the direction of, the Board. The Partnership Representative shall, subject to the preceding sentence and the provisions of this Agreement, have the authority to act on behalf of Nevada JV under Subchapter C of Section 63 of the Code (relating to partnership audit proceedings) and in any tax proceedings brought by other taxing authorities, and Nevada JV and all Members shall be bound by the actions taken by the Partnership Representative in such capacity. Nevada JV shall not enter into a settlement of a tax controversy, or forego an appeal of a final partnership administrative adjustment or other audit adjustment, or cause any lower-tier entity classified as a partnership for U.S. federal income tax purposes (a lower-tier tax partnership) to enter into such a settlement or forego such an appeal, if such action or failure to act disproportionately, materially and adversely affects the Newmont Member or its affiliates, without the prior written consent of the Newmont Member. In the event of an audit by the IRS, unless otherwise determined by the Board, the Partnership Representative may make, on a timely basis, the election provided by Section 6226(a) of the Code to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Section 6226(b) of the Code and, to the extent that the Nevada JV controls the audit of any lower-tier tax partnership, shall cause such lower-tier tax partnership to make such election with respect to any audit or tax controversy in which it is involved. If the election under Section 6226(a) of the Code is made, Nevada JV shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership

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adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related interest, penalty, addition to tax, or additional amounts. With respect to any imputed underpayment to which Section 6225 of the Code applies, (i) the Partnership Representative shall, acting under the supervision of the Board, make any modifications available under Section 6225(c) of the Code (“Imputed Underpayment Modifications”) that would reduce any imputed underpayment, Nevada JV’s allocable share, if any, of an imputed underpayment from any lower-tier tax partnership, and interest, penalty, addition to tax, or additional amount that could be assessed and collected from Nevada JV under Chapter 63 of the Code (“Company Level Taxes”), (ii) the Members shall file amended U.S. federal income tax return (as described in Section 6225(c)(2) of the Code) that take into account all adjustments to the reviewed year of Nevada JV properly allocable to such Members or are necessary to reflect a reallocation of the distributive share of any item from one Member to another in accordance with Code Section 6225(c)(2)(C), and (iii) the Members shall pay any tax due with such returns. The Newmont Member shall be entitled to participate in any tax audit or other tax controversy involving the Nevada JV including, to the extent permitted under applicable law, attending conferences with representatives of the applicable taxing authority. The Partnership Representative shall use commercially reasonable efforts to promptly notify the Members of the commencement of a partnership audit or other partnership-level proceeding with respect to the Nevada JV or any lower-tier tax partnership and shall use commercially reasonable efforts to keep the Members fully apprised of the status of any tax audit or other tax controversy involving Nevada JV. The Partnership Representative shall use commercially reasonable efforts to provide each Member with (i) a copy of any and all documents that it receives from the government in connection with a tax controversy no later than 5 days after receipt of the same, (ii) a draft copy of any correspondence or filing to be submitted by the Partnership Representative relating to any tax controversy reasonably in advance of such submission, and the Partnership Representative shall consider in good faith any comments provided by a Member with respect to such proposed submission, and (iii) the terms of any proposed settlement of a tax audit or other tax controversy as early as reasonably possible.

(g)                                  Each Members intends that, for so long as Nevada JV has more than one Member, Nevada JV be classified for U.S. federal tax purposes as a partnership that is not a “publicly traded partnership” treated as a corporation under Code Section 7704(a), and the Board shall at all times use commercially reasonable efforts to maintain Nevada JV’s classification as such. Nevada JV shall not elect to be classified as other than a partnership (or disregarded entity) for U.S. federal tax purposes or for purposes of any provisions of any U.S. state or local tax law.

(h)                                 The Members are aware of the income tax consequences of the allocations made by this Schedule J and hereby agree to be bound by the provisions of this Schedule J in reporting their shares of partnership income and loss for income tax purposes.

(i)                                     All Section and Article references used in this Schedule J shall refer to Sections and Articles within this Schedule J unless specified otherwise.

(j)                                    Notwithstanding anything in the Agreement to the contrary, in the event of any conflict between the provisions of this Schedule J and the other provisions of the Agreement, the provisions of this Schedule J shall control.

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(k)                                 The Members and Nevada JV shall cooperate in providing information concerning the Nevada JV that is reasonably requested by a Member in connection with the preparation of the Member’s separate income tax returns.

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SCHEDULE 2.1

BARRICK PRE-CLOSING TRANSACTIONS

The Barrick Parties shall carry out the following steps (the “Steps”) before the Closing:

1.              Barrick Gold U.S. Inc. (“Gold U.S. Inc.”) forms a wholly owned Delaware limited liability company (“Sliver LLC”). Sliver LLC files a check-the-box election to be classified as a corporation for U.S. federal tax purposes as of the date of its formation.

2.              Barrick Cortez Inc. is converted into a Delaware limited liability company (“Cortez LLC”). Cortez LLC is classified as a partnership for U.S. federal tax purposes.

3.              Sliver LLC contributes cash to Cortez LLC in exchange for a 0.1% interest in Cortez LLC.

2

SCHEDULE 2.2

NEWMONT PRE-CLOSING TRANSACTIONS

None.

3

SCHEDULE 3.1

CERTAIN BARRICK CONTRIBUTED ASSETS

Cortez Mine

1.                                      Heap leach

2.                                      Oxide mill

Goldstrike Mine

3.                                      Roaster

4.                                      Autoclave

4

SCHEDULE 3.3

CERTAIN NEWMONT CONTRIBUTED ASSETS

Carlin Mine

1.                                      Concentrator and oxide mill (mill 5)

2.                                      Roaster (mill 6)

3.                                      North Area heap leach

4.                                      South Area heap leach

5.                                      Emigrant heap leach

Long Canyon Mine

6.                                      Heap leach

Twin Creeks Mine

7.                                      Sage mill

8.                                      Juniper mill

9.                                      Heap leaches

Phoenix Mine

10.                               Mill

11.                               Copper leach

12.                               Gold leach

Lone Tree

13.                               Autoclave

5

14.                               Concentrator

15.                               Heap leach

6